                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-57850

                                     [LOGO]
                              THE CIT GROUP, INC.
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders of The CIT Group, Inc., which will be held at 650 CIT Drive, Livingston, New Jersey 07039 on May 23, 2001 at 11:00 a.m., Eastern Time.

    At the meeting, you will be asked to adopt a merger agreement that CIT has entered into with Tyco Acquisition Corp. XIX (NV), a direct wholly-owned subsidiary of Tyco International Ltd. The merger agreement provides that CIT will merge with and into Tyco Acquisition, and as a result Tyco will acquire CIT and holders of CIT common stock will become Tyco shareholders. Tyco has guaranteed the obligations of Tyco Acquisition under the merger agreement.

    In the merger, holders of common stock of CIT will receive 0.6907 of a Tyco common share for each share of CIT common stock they own. Exchangeable shares of CIT Exchangeco Inc., an indirect subsidiary of CIT, will remain outstanding and will become exchangeable for 0.6907 of a Tyco common share. We expect the merger to be a tax-free transaction for holders of CIT common stock.

    Tyco common shares and shares of CIT common stock are both listed on the New York Stock Exchange. Tyco is listed under the symbol "TYC" and CIT is listed under the symbol "CIT".

    The accompanying proxy statement/prospectus provides a detailed description of the proposed merger and the merger consideration, as well as the effects of the merger on you as a stockholder and on CIT. I urge you to read the enclosed materials carefully.

    AFTER CAREFUL CONSIDERATION, THE CIT BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF CIT AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

    YOUR VOTE IS VERY IMPORTANT. BECAUSE ADOPTION OF THE MERGER AGREEMENT REQUIRES AN AFFIRMATIVE VOTE OF THE HOLDERS OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE VOTING POWER OF THE OUTSTANDING CIT STOCK ENTITLED TO VOTE, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. This action will not limit your right to vote in person if you wish to attend the special meeting and vote personally.

                                          Sincerely yours,

                                          /s/ Albert R. Gamper, Jr.

                                          Albert R. Gamper, Jr.
                                          Chairman, President and Chief
                                          Executive Officer

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF ISSUES WHICH SHOULD BE CONSIDERED BY STOCKHOLDERS WITH RESPECT TO THE MERGER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TYCO COMMON SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement/prospectus is dated April 20, 2001 and is first being mailed to stockholders on or about April 23, 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates by reference important business and financial information about Tyco and CIT from documents that are not included in, or delivered with, this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Tyco and CIT that are incorporated in this document by reference by requesting them in writing, or by telephone, from the appropriate company:

           TYCO INTERNATIONAL LTD.                          THE CIT GROUP, INC.
       THE ZURICH CENTRE, SECOND FLOOR                  1211 AVENUE OF THE AMERICAS
              90 PITTS BAY ROAD                             NEW YORK, NY 10036
           PEMBROKE HM 08, BERMUDA                       ATTN: JAMES J. EGAN, JR.
               (441) 292-8674                            EXECUTIVE VICE PRESIDENT-
                                                            INVESTOR RELATIONS
                                                              (973) 535-5911

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY MAY 16, 2001 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    See also "Where You Can Find More Information" on page i.

                              THE CIT GROUP, INC.
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2001

TO THE STOCKHOLDERS OF THE CIT GROUP, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of The CIT Group, Inc. will be held at 650 CIT Drive, Livingston, New Jersey 07039 on May 23, 2001 at 11:00 a.m., Eastern Time for the following purposes:

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 12, 2001, between CIT and Tyco Acquisition Corp. XIX (NV), a Nevada corporation and a direct wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, pursuant to which, among other things, CIT will merge with and into Tyco Acquisition, Tyco will acquire CIT and each outstanding share of CIT common stock will be exchanged for 0.6907 of a Tyco common share, as more fully explained in the proxy statement/prospectus that accompanies this notice.

    2. To transact such other business that may properly come before the special meeting.

    Only holders of record of CIT common stock at the close of business on April 18, 2001 and Montreal Trust Company of Canada, the holder of CIT's special voting stock, acting in its capacity as trustee on behalf of the holders of exchangeable shares of CIT Exchangeco Inc., are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Under Delaware law, the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding CIT stock entitled to vote is required to adopt the merger agreement.

    All stockholders are cordially invited to attend the special meeting. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE.

                                          By Order of the Board of Directors,
                                          /s/ Anne Beroza

                                          Anne Beroza
                                          SENIOR VICE PRESIDENT,
                                          ASSOCIATE GENERAL COUNSEL
                                          AND SECRETARY

New York, New York
April 20, 2001

                      WHERE YOU CAN FIND MORE INFORMATION

    Tyco and CIT file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the SEC:

       Public Reference Room                                    Northeast Regional Office
       450 Fifth Street, N.W.                                   7 World Trade Center
       Room 1024                                                Suite 1300
       Washington, DC 20549                                     New York, New York 10048

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    The filings of Tyco and CIT with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov".

    You can also inspect reports, proxy statements and other information about Tyco and CIT at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Tyco filed a registration statement on Form S-4 to register with the SEC the Tyco common shares to be delivered in connection with the merger. This document is a part of that registration statement and constitutes a prospectus of Tyco, in addition to being a proxy statement of CIT for the special meeting of CIT stockholders. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 (and any amendments to that document) in the manner described above.

    This document incorporates by reference the following documents that Tyco and CIT have previously filed with the SEC:

TYCO SEC FILINGS (FILE NO. 001-13836)                             PERIOD
-------------------------------------                             ------
Annual Report on Form 10-K...................
                                               Fiscal year ended September 30, 2000
Quarterly Report on Form 10-Q................
                                               Quarterly period ended December 31, 2000
Current Reports on Form 8-K..................
                                               Filed on November 1, 2000, November 15, 2000,
                                               February 9, 2001, March 15, 2001, March 29,
                                               2001 and April 3, 2001
The description of Tyco common shares as set
  forth in its Registration Statement on Form
  8-A/A......................................
                                               Filed on March 1, 1999

CIT SEC FILINGS (FILE NO. 001-1861)                               PERIOD
-----------------------------------                               ------
Annual Report on Form 10-K...................  Fiscal year ended December 31, 2000
Current Reports on Form 8-K..................  Filed on January 26, 2001 and March 16, 2001
The description of CIT common stock as set     Filed on November 12, 1999
  forth in its Registration Statement on Form
  8-A/A......................................

    Tyco and CIT also are incorporating by reference additional documents that they file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date that the offering of Tyco common shares through this document is completed. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included in this document.

    Tyco has supplied all information contained or incorporated by reference in this document relating to Tyco, and CIT has supplied all such information relating to CIT.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT WHEN DECIDING HOW TO VOTE ON THE MERGER. NEITHER TYCO NOR CIT HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED APRIL 20, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE, AND NEITHER THE MAILING OF THIS DOCUMENT NOR THE DELIVERY OF TYCO COMMON SHARES IN CONNECTION WITH THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................      i

QUESTIONS AND ANSWERS ABOUT THE TYCO/CIT MERGER.............      1

SUMMARY.....................................................      3
  The Companies.............................................      3
  The Special Meeting.......................................      5
  The Merger................................................      5
  Comparison of Rights of Stockholders of CIT and
    Shareholders of Tyco....................................      7

RISK FACTORS................................................      8

FORWARD-LOOKING INFORMATION.................................     10

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO AND
  CIT.......................................................     11
  Selected Consolidated Historical Financial Data of Tyco...     12
  Selected Consolidated Historical Financial Data of CIT....     15
  Selected Tyco and CIT Unaudited Pro Forma Combined
    Financial Information...................................     16
  Comparative Per Share Information.........................     17
  Comparative Market Value Information......................     18
  Recent Developments of Tyco...............................     19

THE CIT GROUP, INC. SPECIAL MEETING.........................     20
  Proxy Statement/Prospectus................................     20
  Date, Time and Place......................................     20
  Purpose of the CIT Special Meeting........................     20
  Record Date; Voting Rights; Quorum; Required Vote.........     20
  Recommendation of the Board of Directors of CIT...........     21
  Proxies; Revocation.......................................     21
  Solicitation of Proxies...................................     22

THE MERGER..................................................     23
  Background of the Merger..................................     23
  Recommendation of the Board of Directors of CIT; Reasons
    of CIT for the Merger...................................     25
  Opinion of Financial Advisor to CIT.......................     27
  Reasons of Tyco for the Merger............................     33
  Interests of Certain Persons in the Merger................     35
  CIT Exchangeco Exchangeable Shares........................     39
  Material U.S. Federal Income Tax and Bermuda Tax
    Consequences............................................     40
  Canadian Federal Income Tax Consequences for the Holders
    of Exchangeable Shares..................................     44
  Accounting Treatment......................................     45
  Regulatory Approvals Required for the Merger..............     45
  U.S. Federal Securities Law Consequences..................     47
  Dividends.................................................     48
  Stock Exchange Listing....................................     48
  Appraisal Rights..........................................     48
  Litigation................................................     48

THE MERGER AGREEMENT........................................     49
  General...................................................     49
  The Merger................................................     49
  Effective Time............................................     49

                                                                PAGE
                                                              --------
  Merger Consideration......................................     49
  Exchange of CIT Common Stock..............................     50
  Representations and Warranties............................     51
  Conduct of Business by CIT................................     51
  Conduct of Business by Tyco...............................     53
  No Solicitation...........................................     53
  Certain Other Covenants...................................     54
  Conditions to the Merger..................................     57
  Additional Conditions to Obligation of Tyco Acquisition...     57
  Additional Conditions to Obligation of CIT................     58
  Termination...............................................     58
  Amendment and Waiver; Parties in Interest.................     61
  Guarantee.................................................     61

STOCK PURCHASE AGREEMENT....................................     62

COMPARATIVE PER SHARE PRICES AND DIVIDENDS..................     63
  Tyco......................................................     63
  CIT.......................................................     64

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................     65

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................     69

COMPARISON OF RIGHTS OF STOCKHOLDERS OF CIT AND SHAREHOLDERS
  OF TYCO...................................................     70

LEGAL MATTERS...............................................     81

EXPERTS.....................................................     81

FUTURE STOCKHOLDER PROPOSALS................................     81

ANNEXES
  Annex A-- Agreement and Plan of Merger by and between Tyco
           Acquisition Corp. XIX (NV) and The CIT Group,
           Inc., including Guarantee by Tyco International
           Ltd..............................................    A-1
  Annex B--Opinion of Credit Suisse First Boston
    Corporation.............................................    B-1

                QUESTIONS AND ANSWERS ABOUT THE TYCO/CIT MERGER

Q. WHY ARE CIT AND TYCO PROPOSING THE MERGER?

A. The combination of Tyco and CIT will create an enterprise that enhances the strengths of both companies. For CIT, we expect the merger to provide new financing opportunities, a platform for future growth and improved access to capital. For Tyco, we expect the combination to enable it to meet the financing needs of its customers, improve capital management and efficiency and develop another base of recurring revenue and profit stability. For CIT stockholders receiving Tyco common shares in the merger, the transaction will enable them to participate in the growth prospects of a larger and more diversified company. The reasons why CIT and Tyco are proposing the merger are discussed in more detail later in this document. See "Recommendation of the Board of Directors of CIT; Reasons of CIT for the Merger" beginning on page 25 and "Reasons of Tyco for the Merger" beginning on page 33.

Q. WHAT WILL I RECEIVE IN THE MERGER?

A. If the merger is completed, holders of CIT common stock at the time the merger is completed will receive 0.6907 of a Tyco common share in exchange for each of their shares of CIT common stock. Cash will be paid instead of fractional Tyco shares.

The Dai-Ichi Kangyo Bank, Ltd. holds 71 million shares of CIT's common stock. Tyco Acquisition Corp. XIX (NV) and Dai-Ichi have agreed that Tyco Acquisition will purchase those shares immediately prior to completion of the merger for $35.02 per share in cash.

Q. WHEN WILL THE MERGER TAKE EFFECT?

A. The merger is expected to take effect after the closing conditions set forth in the merger agreement, including the adoption of the merger agreement by the CIT stockholders and the receipt of regulatory clearances, have been satisfied or waived. We currently expect to be able to complete the merger in the second calendar quarter of 2001.

Q. WHAT STOCKHOLDER APPROVAL IS NEEDED?

A. The affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding CIT stock entitled to vote, including the voting rights of holders of exchangeable shares of CIT Exchangeco Inc. represented through CIT's special voting stock, voting as a single class, is required to adopt the merger agreement. Dai-Ichi, which holds approximately 27% of the outstanding voting power, has agreed to vote its shares of CIT common stock in favor of the merger. The approval of Tyco shareholders is not required.

Q. WHAT IF I DON'T VOTE?

A. If you fail to vote by proxy or in person, it will have the same effect as a vote against the merger.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q. WHAT SHOULD I DO NOW?

A. After carefully reading and considering the information contained in this document, you should cast your vote on the merger by completing, signing and dating your proxy card. The completed proxy card should be returned in the enclosed postage-prepaid envelope. You also can attend the special meeting and vote in person. THE CIT BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

Q. WHEN SHOULD I SEND IN MY PROXY CARD? CAN I CHANGE MY VOTE?

A. You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting. You can change your vote at any time prior to the special meeting by submitting a later dated, signed proxy card. You also can change your vote by attending the special meeting and voting in person.

Q. IF MY SHARES OF CIT STOCK ARE HELD BY A BANK OR BROKER, HOW CAN I VOTE?

A. If your shares are held by a bank, broker or other nominee, you must contact the nominee to vote on your behalf. The nominee cannot vote your shares without receiving instructions from you. If you instruct a nominee on how to vote your shares, you must follow directions received from that nominee if you wish to change your vote.

Q. WILL I RECEIVE A PHYSICAL CERTIFICATE FOR THE TYCO SHARES THAT ARE DELIVERED TO ME IN THE MERGER?

A. No. If you are a record holder of CIT stock, your Tyco shares will be issued under Tyco's Direct Registration System. This means your shares will be held in an account maintained by Mellon Investor Services LLC, Tyco's transfer agent. If you want a physical certificate, you can request one at any time. If you hold your CIT stock through a bank, broker or other nominee, you will initially hold your Tyco shares through that nominee.

Q. SHOULD I SEND IN MY CIT STOCK CERTIFICATES NOW?

A. No. After the merger is completed, you will receive written instructions on how to exchange your CIT stock certificates for Tyco shares. PLEASE DO NOT SEND IN YOUR CIT STOCK CERTIFICATES WITH YOUR PROXY.

Q. HOW DOES THE MERGER AFFECT HOLDERS OF EXCHANGEABLE SHARES ISSUED IN CONNECTION WITH THE NEWCOURT MERGER?

A. Following the merger, the exchangeable shares of CIT Exchangeco will remain outstanding and each such exchangeable share will become exchangeable for 0.6907 of a Tyco common share, instead of for one share of CIT common stock. Cash will be paid instead of fractional Tyco shares when an exchangeable share is exchanged. The exchangeable shares will continue to be listed on the Toronto Stock Exchange after the merger.

Q. HOW DO I VOTE IF I HOLD EXCHANGEABLE SHARES?

A. If you hold exchangeable shares, you will be sent a separate notice explaining how to exercise your voting rights in respect of your exchangeable shares and you must indicate on the direction form, which is enclosed with the notice, how you wish Montreal Trust Company of Canada, as holder of the CIT special voting stock and trustee on behalf of holders of exchangeable shares, to cast your votes. If you wish to vote in person, or to designate a person who will attend the special meeting and vote on your behalf, you can instruct the trustee to provide you (or the person designated by you) with a proxy card, which will be delivered to you (or the person designated by you) at the special meeting by the trustee's representatives upon presentation of satisfactory identification.

Q. WHAT SHOULD I DO IF I HAVE QUESTIONS?

A. You should call 1-800-628-8532 (toll free in the United States and Canada) or 1-212-269-5550 collect.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH YOU HAVE BEEN REFERRED. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE I. IN PARTICULAR, YOU SHOULD READ THE MERGER AGREEMENT AND THE OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION, WHICH ARE ATTACHED TO THIS DOCUMENT AS ANNEXES A AND B, RESPECTIVELY.

                                 THE COMPANIES

TYCO INTERNATIONAL LTD.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 292-8674

    Tyco is a diversified manufacturing and service company that, through its subsidiaries:

    - designs, manufactures and distributes electrical and electronic components and multi-layered printed circuit boards;

    - designs, engineers, manufactures, installs, operates and maintains undersea cable communications systems;

    - designs, manufactures and distributes disposable medical supplies and other specialty products;

    - designs, manufactures, installs and services fire detection and suppression systems and installs, monitors and maintains electronic security systems; and

    - designs, manufactures and distributes flow control products and provides environmental consulting services.

    Tyco operates in more than 100 countries around the world and expects revenues for its fiscal year ending September 30, 2001 to exceed $37 billion.

    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in its existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.

    Tyco reviews acquisition opportunities in the ordinary course of business, some of which may be material and some of which are currently under investigation, discussion or negotiation. There can be no assurance that any of such acquisitions will be consummated.

    Tyco's common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TYC" and on the London Stock Exchange under the symbol "TYI".

    Tyco's registered and principal executive offices are located at the above address in Bermuda. The executive offices of Tyco's principal United States subsidiaries and of Tyco Acquisition are located at One Tyco Park, Exeter, New Hampshire 03833, and the telephone number there is (603) 778-9700.

    For additional information regarding the business of Tyco, please see Tyco's Form 10-K and other filings of Tyco with the SEC, which are incorporated by reference into this document. See "Where You Can Find More Information" on page i.

THE CIT GROUP, INC.
1211 Avenue of the Americas
New York, New York 10036
(212) 536-1390

    The CIT Group, Inc. is a leading source of financing and leasing capital for companies in more than 30 industries, including many of today's leading industries and emerging businesses, offering vendor, equipment, commercial, factoring, consumer and structured financing capabilities. CIT commenced operations in 1908 and has developed a broad array of "franchise" businesses that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification.

    CIT conducts its business through the following five business segments:

    - EQUIPMENT FINANCING AND LEASING offers secured equipment financing and leasing by means of (1) the broad distribution of its products through manufacturers, dealers/distributors, intermediaries and direct calling efforts primarily in manufacturing, construction, aerospace, transportation, food services/stores and other industries and
      (2) marketing customized transactions, particularly operating leases of commercial aircraft and rail equipment.

    - VENDOR TECHNOLOGY FINANCE builds alliances with industry-leading equipment vendors, including manufacturers, dealers and distributors, to deliver customized asset-based sales and financing solutions in a wide array of vendor programs and offers credit financing to customers for the purchase or lease of the manufacturer's products, while also offering enhanced sales tools to manufacturers and vendors, such as efficient loan processing, real-time credit adjudication and asset management services.

    - COMMERCIAL FINANCE provides secured financing as well as factoring and receivable/collection management products to a full range of small to larger-sized companies in apparel, textile, furniture, home furnishings and other industries, including working capital and term loans secured by accounts receivable, inventory and fixed assets.

    - STRUCTURED FINANCE provides specialized investment banking services to the international corporate finance and institutional finance markets with asset-based financing for large-ticket asset acquisitions and project financing and related advisory services to equipment manufacturers, corporate clients, regional airlines, governments and public sector agencies, and provides equity financing by originating and purchasing private equity and equity-related securities, arranging transaction financing and participating in merger and acquisition transactions in selected industries, including information technology, communications, life science and consumer products.

    - SPECIALTY FINANCE is focused primarily on consumer transactions through home equity lending, retail sales financing secured by recreational vehicles and manufactured housing, and on small-ticket commercial transactions.

    CIT's common stock is listed on the New York Stock Exchange under the symbol "CIT" and on the Toronto Stock Exchange under the symbol "CIT.U". The exchangeable shares of CIT Exchangeco Inc., an indirect subsidiary of CIT, are listed on the Toronto Stock Exchange under the symbol "CGX.U".

    CIT's registered and principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036, and the telephone number there is
(212) 536-1390.

    For additional information regarding the business of CIT, please see CIT's Form 10-K and other filings with the SEC which are incorporated by reference into this document. See "Where You Can Find More Information" on page i.

                         THE SPECIAL MEETING (PAGE 20)

    The special meeting of CIT stockholders will be held on May 23, 2001, at 11:00 a.m., Eastern Time, at 650 CIT Drive, Livingston, New Jersey 07039.

    The record date for CIT stockholders entitled to receive notice of and to vote at the CIT special meeting is the close of business on April 18, 2001. On that date, there were 251,738,679 shares of CIT common stock outstanding and 10,582,351 exchangeable shares of CIT Exchangeco (other than shares held by CIT or its affiliates) outstanding. Each holder of record of CIT common stock is entitled to one vote per share on the merger. Each holder of record of exchangeable shares is entitled, indirectly through a special voting trust, to one vote per exchangeable share.

    STOCKHOLDER VOTE REQUIRED

    The affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding CIT stock entitled to vote, including the voting rights of holders of exchangeable shares of CIT Exchangeco Inc. represented through CIT's special voting stock, voting as a single class, is required to adopt the merger agreement. The Dai-Ichi Kangyo Bank, Ltd., the beneficial owner of approximately 27% of the outstanding voting power, has agreed to vote its shares in favor of the merger agreement.

                              THE MERGER (PAGE 23)

    The proposed merger is pursuant to a merger agreement between CIT and Tyco Acquisition Corp. XIX (NV), a direct wholly-owned Tyco subsidiary. In the merger, CIT will merge with and into Tyco Acquisition. Tyco Acquisition will be the surviving corporation. Tyco has guaranteed the obligations of Tyco Acquisition under the merger agreement.

    THE EXCHANGE RATIO; MERGER CONSIDERATION

    Upon the consummation of the merger, CIT stockholders will receive 0.6907 of a Tyco common share for each share of CIT common stock held. CIT stockholders will receive cash in lieu of any fractional shares. Upon the consummation of the merger, the exchangeable shares will remain outstanding and will be exchangeable for 0.6907 of a Tyco common share and cash in lieu of any fractional Tyco shares. Immediately before the merger, Tyco Acquisition will purchase the shares of CIT common stock held by Dai-Ichi for $35.02 per share in cash.

    APPRAISAL RIGHTS

    Under Delaware law, which governs the merger agreement, CIT stockholders will not have any appraisal rights as a result of the merger.

    RESTRICTIONS ON THE ABILITY TO SELL TYCO COMMON SHARES

    All Tyco common shares received by stockholders of CIT in connection with the merger will be freely transferable except for Tyco common shares received by CIT stockholders who are considered to be "affiliates" of CIT under the Securities Act. See "U.S. Federal Securities Law Consequences" beginning on page 47.

    TAX TREATMENT

    HOLDERS OF CIT COMMON STOCK: The receipt of Tyco common shares in the merger will generally be tax-free to CIT stockholders for United States federal income tax purposes, except for tax on cash received in lieu of fractional Tyco shares.

    HOLDERS OF EXCHANGEABLE SHARES: The merger will generally have no effect on holders of exchangeable shares for Canadian federal income tax purposes. Provided the exchangeable shares continue to be listed on a prescribed stock exchange in Canada, the Canadian federal tax effect on the holders of exchangeable shares of receiving Tyco shares on a subsequent exchange of their exchangeable shares after completion of the merger will generally be the same as if they received shares of CIT common stock.

    To review the tax consequences of the merger in greater detail, see "Material U.S. Federal Income Tax and Bermuda Tax Consequences" beginning on page 40 and "Canadian Federal Income Tax Consequences for Holders of Exchangeable Shares" on page 44.

    INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

    In considering the recommendation of CIT's Board of Directors in favor of the merger, stockholders should be aware that members of CIT's Board of Directors and CIT's executive officers will receive benefits as a result of the merger that will be in addition to or different from benefits received by CIT stockholders generally. For example, each outstanding option to purchase shares of CIT common stock held by CIT's directors and executive officers, whether or not then exercisable, will become, in accordance with the terms of the applicable compensation plans and the merger agreement, fully vested and exercisable at the consummation of the merger. CIT's executive officers will be entitled to certain other benefits if the merger is completed. Also, Albert R. Gamper, Jr., Chairman, President and Chief Executive Officer of CIT, will join the Tyco Board of Directors following the merger as soon as permitted under Tyco's Bye-laws. In addition, under certain qualifying circumstances, CIT's executive officers will be entitled to receive severance benefits upon actual or constructive termination of their employment within certain time periods following the merger. See "Interests of Certain Persons in the Merger" beginning on page 35.

    CONDITIONS TO THE MERGER

    The consummation of the merger depends upon satisfaction of a number of conditions, including:

    - continuing effectiveness of the registration statement of which this document is a part;

    - adoption of the merger agreement by the CIT stockholders;

    - the absence of legal restraints to the consummation of the merger, including the receipt of all necessary material regulatory clearances; and

    - receipt of opinions regarding the tax-free nature of the merger in respect of the Tyco common shares received.

    For further details, see "Conditions to the Merger" beginning on page 57.

    TERMINATION OF THE MERGER

    Either CIT or Tyco Acquisition may terminate the merger agreement if:

    - both parties consent in writing;

    - the merger is not consummated by September 30, 2001 through no fault of the party seeking to call off the merger;

    - the CIT stockholders do not adopt the merger agreement;

    - there are legal restraints preventing the merger;

    - any representation or warranty of the other party is untrue when made or becomes untrue, if such failure would reasonably be expected to have a material adverse effect and the failure cannot be remedied; or

    - the other party materially breaches any covenant or agreement and that breach cannot be remedied.

    Tyco Acquisition also may terminate the merger agreement if CIT's Board of Directors withdraws or adversely modifies its approval, adoption or recommendation of the merger agreement, recommends an alternative acquisition transaction with a third party or fails either to include its recommendation of the merger agreement in this proxy statement/prospectus or to solicit proxies in favor of the merger agreement. If the merger is terminated under specified circumstances, generally involving an alternative acquisition transaction or an adverse change in CIT's Board of Directors' support of the merger, CIT may be required to pay a termination fee of $325 million plus up to $20 million of reasonable out-of-pocket expenses to Tyco. The termination fee could have the effect of discouraging persons who might be interested in acquiring CIT from proposing a competing transaction.

    For further details, see "Termination" beginning on page 58.

    NO SOLICITATION PROVISIONS

    CIT has agreed that it will not solicit or encourage the initiation of any inquiries or proposals regarding any alternative acquisition transactions with third parties. CIT must promptly notify Tyco if it receives proposals for any such alternative acquisition transactions. See "No Solicitation" beginning on page 53.

    ACCOUNTING TREATMENT

    The merger will be accounted for as a purchase by Tyco in accordance with United States generally accepted accounting principles.

    OPINION OF FINANCIAL ADVISOR TO CIT

    CIT engaged Credit Suisse First Boston Corporation, which is referred to in this document as CSFB, to act as CIT's financial advisor for the transaction. On March 12, 2001, CSFB delivered its oral opinion to the CIT Board of Directors, subsequently confirmed in its written opinion, dated March 12, 2001, that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the exchange ratio in the merger was fair to the holders of CIT common stock, other than Dai-Ichi, from a financial point of view. See "Opinion of Financial Advisor to CIT" beginning on page 27. The full text of the written opinion of CSFB is attached as Annex B to this document. YOU SHOULD READ THIS OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN DELIVERING THIS OPINION.

 COMPARISON OF RIGHTS OF STOCKHOLDERS OF CIT AND SHAREHOLDERS OF TYCO (PAGE 70)

    The rights of Tyco shareholders are governed by Bermuda law and Tyco's Memorandum of Association and Bye-laws. The rights of CIT stockholders are governed by Delaware law and CIT's Certificate of Incorporation and Bylaws. The rights of Tyco shareholders under Bermuda law are different from the rights of stockholders of CIT. For a summary of material differences between the rights of Tyco shareholders and CIT stockholders, see "Comparison of Rights of Stockholders of CIT and Shareholders of Tyco" beginning on page 70.

                                  RISK FACTORS

    In evaluating the merger and the merger agreement, CIT stockholders should take into account the following risk factors:

THE VALUE OF THE MERGER CONSIDERATION THAT CIT STOCKHOLDERS WILL RECEIVE WILL DEPEND ON THE VALUE OF TYCO COMMON SHARES AT THE TIME OF THE MERGER.

    In the merger, CIT stockholders will receive 0.6907 of a Tyco common share for each of their shares of CIT common stock. Based on the closing Tyco common share price on the New York Stock Exchange of $50.70 on March 12, 2001, the day the merger agreement was signed, the value of 0.6907 of a Tyco common share was $35.02. The market price for Tyco shares at the time of the merger is likely to be different than the March 12, 2001 price because of market fluctuations. The market value of Tyco common shares fluctuates for many reasons, including changes in the business, operations or prospects of Tyco, regulatory considerations or general market or economic conditions. Because the 0.6907 exchange ratio is fixed, the number of Tyco common shares CIT stockholders will receive in the merger will not be affected by or adjusted for the price of Tyco common shares at the time of the merger. In particular, CIT stockholders will not receive a greater number of Tyco common shares if the price per Tyco common share at the time of the merger is less than the March 12, 2001 price of $50.70. Pursuant to the stock purchase agreement between The Dai-Ichi Kangyo Bank, Ltd. and Tyco Acquisition, immediately prior to the consummation of the merger Tyco Acquisition will purchase Dai-Ichi's shares of CIT common stock for $35.02 per share in cash, irrespective of the market value of 0.6907 of a Tyco common share at the time of the merger.

    The merger will not be consummated immediately after the special meeting of CIT stockholders because of the need to obtain certain regulatory clearances. Consequently, the market value of the Tyco common shares CIT stockholders receive in the merger may be higher or lower than the value based on the market price at the time CIT stockholders vote on the merger. Even if there were a decline in the price of Tyco shares during the period between the special meeting and the consummation of the merger, CIT stockholders would not have the opportunity to vote again on the merger, and the merger consideration would not be repriced.

THE OPINION OBTAINED BY CIT FROM ITS FINANCIAL ADVISOR SPEAKS AS OF ITS DATE AND DOES NOT REFLECT SUBSEQUENT CHANGES IN CIRCUMSTANCES.

    CIT stockholders should be aware that the opinion of CSFB, CIT's financial advisor, which addresses the fairness from a financial point of view of the exchange ratio, is based on financial, economic, market and other conditions as they existed as of its date and not at any later time. Changes in such conditions, many of which are beyond the control of Tyco, CIT or CSFB, and on which the opinion of CSFB is based, may alter the value of Tyco or CIT or their respective stock prices following the date of the CSFB opinion.

TYCO'S RECORD OF SUCCESSFUL ACQUISITIONS MAY NOT BE RELEVANT TO ITS ACQUISITION OF CIT.

    Tyco has had past success in its business acquisitions achieving synergies and cost savings without substantial disruption. Currently, Tyco is not engaged in the businesses of CIT, which include vendor, equipment, commercial, factoring, consumer and structured finance. In the CIT transaction, the synergies are financial in nature--providing financial services to existing Tyco customer groups--and the savings are expected to relate primarily to elimination of public company costs and CIT's exit from certain non-core businesses. These are different than the synergies and range of cost savings in prior Tyco acquisitions. Accordingly, Tyco's record of successful business acquisitions may not be indicative of the results of the acquisition of CIT.

THE RIGHTS OF SHAREHOLDERS OF TYCO UNDER BERMUDA LAW ARE IN SOME WAYS NOT AS FAVORABLE AS THE RIGHTS OF STOCKHOLDERS OF CIT UNDER DELAWARE LAW.

    - Shareholders may be more limited in their ability to obtain jurisdiction over Tyco outside Bermuda, so that certain remedies available to stockholders of CIT, such as class action lawsuits under United States federal and Delaware law, might not be available to Tyco shareholders.

    - The right to bring a derivative action in the name of a company for a wrong to the company committed by present or former directors of the company is more limited under Bermuda law than under Delaware law.

    - Under Bermuda law and Tyco's Bye-laws, only shareholders holding 5% or more of the outstanding Tyco shares or numbering 100 or more are entitled to propose a resolution at a Tyco general meeting. Tyco's Board of Directors can waive these requirements, and the staff of the SEC has taken the position that the SEC's proxy rules may require Tyco to include in its proxy materials proposals of shareholders who do not satisfy such requirements. CIT stockholders do not have to satisfy such requirements to propose a resolution at a CIT stockholders meeting.

                          FORWARD-LOOKING INFORMATION

    Certain statements contained in or incorporated by reference into this document are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statements regarding the timing or benefits of the merger and the value of the Tyco common shares to be received by CIT stockholders as consideration for the merger, as well as expectations with respect to future sales and other results of operations, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Tyco and CIT, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things:

    - the impact of fluctuations in the share price of Tyco common shares;

    - overall economic and business conditions;

    - the demand for Tyco's and CIT's goods and services;

    - competitive factors in the industries in which Tyco and CIT compete;

    - the risk factors described above under the heading "Risk Factors";

    - changes in U.S. and foreign government regulations;

    - changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);

    - results of litigation;

    - interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations;

    - economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

    - the ability to achieve anticipated synergies in connection with the acquisition of CIT and other acquisitions;

    - the timing, impact and other uncertainties of future acquisitions by Tyco; and

    - the timing of construction and the successful operation of the TyCom Global Network, by Tyco's majority owned subsidiary, TyCom Ltd., Tyco's undersea cable communications business.

    For additional factors that might affect such forward-looking statements with respect to CIT, see the factors identified under the heading
"Forward-Looking Statements" in CIT's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. See "Where You Can Find More Information" on page i.

        SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO AND CIT

    The following information is being provided to assist you in analyzing the financial aspects of the merger. The selected financial information for Tyco for the quarters ended December 31, 2000 and 1999 was derived from the unaudited Consolidated Financial Statements included in Tyco's Quarterly Report on
Form 10-Q for the quarterly period ended December 31, 2000. The data presented for Tyco for the quarters ended December 31, 2000 and 1999 are unaudited and, in the opinion of Tyco's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. Tyco's results for the quarter ended December 31, 2000 are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 2001. The selected financial information for Tyco for the fiscal years ended
September 30, 2000, 1999 and 1998 was derived from the audited Consolidated Financial Statements included in Tyco's Annual Reports on Form 10-K for the fiscal years ended September 30, 2000 and 1999. The selected financial information for Tyco for the nine months ended September 30, 1997 was derived from the audited Consolidated Financial Statements included in Tyco's Annual Report on Form 10-K/A filed on June 26, 2000. The selected financial information for Tyco for the year ended December 31, 1996 was derived from the audited Consolidated Financial Statements included in Tyco's Current Report on Form 8-K filed on June 3, 1999.

    The selected financial information for CIT for the years ended December 31, 2000, 1999 and 1998 was derived from the audited Consolidated Financial Statements included in CIT's Annual Reports on Form 10-K for the years ended December 31, 2000 and 1999. The selected financial information for the years ended December 31, 1997 and 1996 was derived from the audited Consolidated Financial Statements included in CIT's Annual Report on Form 10-K for the year ended December 31, 1997.

    The information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by Tyco and CIT with the SEC. See "Where You Can Find More Information" on page i.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO(1)

                              QUARTER ENDED                                            NINE MONTHS
                               DECEMBER 31,           YEAR ENDED SEPTEMBER 30,            ENDED        YEAR ENDED
                           --------------------   ---------------------------------   SEPTEMBER 30,   DECEMBER 31,
                            2000(2)    1999(2)     2000(3)     1999(4)     1998(5)     1997(6)(7)      1996(8)(9)
                           ---------   --------   ---------   ---------   ---------   -------------   ------------
                               (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
  OF OPERATIONS DATA:
  Net sales..............  $ 8,020.3   $6,638.8   $28,931.9   $22,496.5   $19,061.7     $12,742.5       $14,671.0
  Operating income.......    1,308.9    1,189.0     5,474.4     2,190.8     1,948.1         125.8           587.4
  Income (loss) from
    continuing
    operations...........    1,009.2      757.2     4,520.1     1,067.7     1,168.6        (348.5)           49.4
  Income (loss) from
    continuing operations
    per common share(10):
    Basic................       0.58       0.45        2.68        0.65        0.74         (0.24)           0.02
    Diluted..............       0.57       0.44        2.64        0.64        0.72         (0.24)           0.02
Cash dividends per common
  share(10)..............                                      See (11) below.
CONSOLIDATED BALANCE
  SHEET DATA (END OF
  PERIOD):
  Total assets...........  $49,757.0              $40,404.3   $32,344.3   $23,440.7     $16,960.8       $14,686.2
  Long-term debt.........   13,143.1                9,461.8     9,109.4     5,424.7       2,785.9         2,202.4
  Total shareholders'
    equity...............   20,384.2               17,033.2    12,369.3     9,901.8       7,478.7         7,022.6

------------------------

(1) On April 2, 1999, October 1, 1998, August 29, 1997 and August 27, 1997, Tyco merged with AMP Incorporated, United States Surgical Corporation, Keystone International, Inc. and Inbrand Corporation, respectively. On July 2, 1997, Tyco, formerly called ADT Limited, merged with Tyco International Ltd., a Massachusetts corporation at the time ("Former Tyco"). These five combinations were accounted for under the pooling of interests method of accounting. As such, the consolidated financial data presented above include the effect of the mergers, except for the period prior to January 1, 1997, which does not include Inbrand due to immateriality.

(2) Operating income in the quarter ended December 31, 2000 includes a charge of $184.3 million for the write-off of purchased in-process research and development, a non-recurring charge of $25.0 million, which is included in cost of sales, related to the write-up of inventory under purchase accounting, restructuring and other non-recurring charges of $18.1 million, and a charge of $7.4 million for the impairment of long-lived assets. Income from continuing operations in the quarter ended December 31, 2000 also includes a net gain on the sale of businesses of $410.4 million. Operating income in the quarter ended December 31, 1999 includes charges of $99.0 million for the impairment of long-lived assets, and a net credit of $72.6 million for merger, restructuring and other non-recurring items. See Notes 2, 6 and 7 to the Consolidated Financial Statements contained in Tyco's Quarterly Report on Form 10-Q for the period ended December 31, 2000, which is incorporated by reference in this document.

(3) Operating income in the fiscal year ended September 30, 2000 includes a net charge of $176.3 million, of which $1.0 million is included in cost of sales, for restructuring and other non-recurring charges, and charges of $99.0 million for the impairment of long-lived assets. See Notes 12 and 16 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, which is incorporated by reference in this document. Income from continuing operations for the fiscal year ended September 30, 2000 includes a one-time pre-tax gain of $1,760.0 million related to the issuance of common shares by a subsidiary. See Note 15 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

(4) Operating income in the fiscal year ended September 30, 1999 includes charges of $1,035.2 million for merger, restructuring and other non-recurring charges, of which $106.4 million is included in cost of sales, and charges of $507.5 million for the impairment of long-lived assets related to the mergers with U.S. Surgical Corporation and AMP and AMP's profit improvement plan. See Notes 12 and 16 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

(5) Operating income in the fiscal year ended September 30, 1998 includes charges of $80.5 million primarily related to costs to exit certain businesses in U.S. Surgical Corporation's operations and restructuring charges of $12.0 million related to the continuing operations of U.S. Surgical Corporation. In addition, AMP recorded restructuring charges of $185.8 million in connection with its profit improvement plan and a credit of $21.4 million to restructuring charges representing a revision of estimates related to its 1996 restructuring activities. See Note 16 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

(6) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 is presented.

(7) Operating income in the nine months ended September 30, 1997 includes charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million primarily related to the mergers and integration of ADT, Former Tyco, Keystone, and Inbrand, and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in U.S. Surgical Corporation's operations. The results for the nine months ended
    September 30, 1997 also include a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp.

(8) Prior to their respective mergers, ADT, Keystone, U.S. Surgical Corporation and AMP had December 31 fiscal year ends and Former Tyco had a June 30 fiscal year end. The selected consolidated financial data have been combined using a December 31 fiscal year end for ADT, Keystone, Former Tyco, U.S. Surgical Corporation and AMP for the year ended December 31, 1996.

(9) Operating income in 1996 includes non-recurring charges of $744.7 million related to the adoption of Statement of Financial Accounting Standards
    No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed Of", $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and the United Kingdom, $98.0 million to exit various product lines and manufacturing operations associated with AMP's operations and $8.8 million of fees and expenses related to ADT's acquisition of Automated Security (Holdings) plc, a United Kingdom company.

(10) Per share amounts have been retroactively restated to give effect to the mergers with Former Tyco, Keystone, Inbrand, U.S. Surgical Corporation and AMP; a 0.48133 reverse stock split (1.92532 after giving effect to the subsequent stock splits) effected on July 2, 1997; and two-for-one stock splits distributed on October 22, 1997 and October 21, 1999, both of which were effected in the form of a stock dividend.

(11) Tyco has paid a quarterly cash dividend of $0.0125 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. Prior to the merger with ADT, Former Tyco had paid a quarterly cash dividend of $0.0125 per share of common stock since January 1992. ADT had not paid any dividends on its common shares since 1992. U.S. Surgical Corporation paid quarterly dividends of $0.04 per share in the year ended September 30, 1998 and the nine months ended September 30, 1997 and aggregate dividends of $0.08 per share in 1996. AMP paid dividends of $0.27 per share in the first two quarters of the year ended September 30, 1999, $0.26 per share in the first quarter and $0.27 per share in the last three quarters of the year ended September 30, 1998, $0.26 per share in each of the three quarters of the nine months ended September 30, 1997 and aggregate dividends of $1.00 per share in 1996. The payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CIT

                                                           YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------
                                            2000       1999(1)      1998        1997        1996
                                          ---------   ---------   ---------   ---------   ---------
(IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
  Net finance income....................  $ 2,750.7   $ 1,272.5   $   974.3   $   887.5   $   797.9
  Operating revenue.....................    2,381.4     1,268.2     1,060.2     1,046.5(2)     920.3
  Net income............................      611.6       389.4       338.8       310.1(2)     260.1
  Net income per diluted share..........       2.33        2.22        2.08        1.95(2)      1.64
  Cash dividends per common share.......                        See (3) below

CONSOLIDATED BALANCE SHEET
  DATA (END OF PERIOD):
  Total assets..........................  $48,689.8   $45,081.1   $24,303.1   $20,464.1   $18,932.5
  Total debt............................   37,965.1    35,373.5    18,651.4    15,314.9    14,605.7
  Company-obligated mandatorily
    redeemable preferred securities of
    subsidiary trust holding solely
    debentures of CIT...................      250.0       250.0       250.0       250.0          --
  Total stockholders' equity............    6,007.2     5,554.4     2,701.6     2,432.9     2,075.4

------------------------

(1) Includes results of operations of Newcourt Credit Group Inc. from November 15, 1999, the date CIT acquired that company.

(2) Includes a gain of $58.0 million on the sale of an equity interest acquired in connection with a loan workout.

(3) CIT has paid a quarterly cash dividend of $0.10 per share since the quarter ended June 30, 1998. No dividends were paid during the quarter ended
    March 31, 1998. Prior to CIT's initial public offering in November 1997, CIT operated under a policy requiring the payment of dividends equal to and not exceeding 30% of net operating earnings on a quarterly basis to its two principal stockholders at that date. In connection with the IPO, CIT terminated that dividend policy. By agreement with CIT's two principal stockholders at such date, the final cash dividend under the terminated dividend policy was paid for the fourth quarter of 1997 (based upon net operating earnings through October 31, 1997) prior to the consummation of the IPO. Dividends totaling $79.3 million and $263.9 million were paid during the years ended December 31, 1997 and 1996, respectively. The 1996 dividend amount includes a special dividend in the aggregate amount of $165.0 million that CIT paid to its two principal stockholders on December 24, 1996, after which CIT's two principal stockholders contributed an aggregate amount of $165.0 million to CIT's paid-in-capital in proportion to their respective ownership interests.

    SELECTED TYCO AND CIT UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                                              QUARTER ENDED    YEAR ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                 2000(1)         2000(1)
(IN MILLIONS, EXCEPT PER SHARE DATA)                          -------------   -------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenue.................................................      $9,628.8      $35,092.3
Income from continuing operations(2)........................       1,107.4        4,889.8
Income from continuing operations per common share(2)(3)
  Basic.....................................................          0.59           2.69
  Diluted...................................................          0.58           2.65
Cash dividends per common share.............................          See (4) below

CONSOLIDATED BALANCE SHEET DATA (END OF PERIOD):
Total assets................................................    $102,481.7
Long-term debt..............................................      33,110.8
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely debentures
  of CIT....................................................         250.0
Total shareholders' equity..................................      27,264.0

------------------------

(1) Tyco has a September 30 fiscal year end. CIT has a December 31 year end. For purposes of the unaudited pro forma combined statements of operations data, operating results for the quarter ended December 31, 2000 reflect the results of Tyco and CIT for such period, and the operating results for the fiscal year ended September 30, 2000 reflect the results of Tyco for its fiscal year ended September 30, 2000 and the results of CIT for its year ended December 31, 2000. Accordingly, the results for the quarter ended December 31, 2000 for CIT have been included in the operating results for the fiscal year ended September 30, 2000 and the quarter ended December 31, 2000. For purposes of the unaudited pro forma combined balance sheet data, the financial position at December 31, 2000 combines the balance sheets of Tyco and CIT as of such date, which appear elsewhere in this document and which should be read in conjunction therewith.

(2) See Notes (2) and (3) to "Selected Consolidated Historical Financial Data of Tyco" beginning on page 12 for information on certain non-recurring items.

(3) The Tyco and CIT unaudited pro forma combined per share data are based on CIT stockholders receiving 0.6907 of a Tyco common share for each share of CIT common stock held, and assuming the issuance of all Tyco common shares issuable upon exchange of the CIT Exchangeco exchangeable shares. Immediately prior to the consummation of the merger, a subsidiary of Tyco will purchase 71 million shares of CIT common stock from Dai-Ichi for $35.02 per share in cash. For purposes of the unaudited pro forma combined financial information, the number of shares of CIT common stock outstanding on March 12, 2001 of 191,213,263 was used. This amount includes 179,926,113 outstanding common shares and 11,287,150 exchangeable shares, and excludes the 71 million shares to be purchased for cash.

(4) Tyco has paid a quarterly dividend of $0.0125 per common share since
    July 2, 1997, the date of the Former Tyco/ADT Merger. See Note (11) to "Selected Consolidated Historical Financial Data of Tyco" beginning on page 13 for further information on Tyco's cash dividends per common share. See Note (3) to "Selected Consolidated Historical Financial Data of CIT" on page 15 for further information on CIT's cash dividends per common share.

                       COMPARATIVE PER SHARE INFORMATION

                                                                            TYCO AND CIT      CIT
                                                                             UNAUDITED     EQUIVALENT
                                                     TYCO         CIT        PRO FORMA     UNAUDITED
                                                  HISTORICAL   HISTORICAL     COMBINED     PRO FORMA
                                                  PER SHARE    PER SHARE     PER SHARE     PER SHARE
                                                     DATA       DATA(1)       DATA(2)       DATA(2)
                                                  ----------   ----------   ------------   ----------
AT OR FOR THE QUARTER ENDED DECEMBER 31, 2000
  (UNAUDITED)
Income from continuing operations per common
  share(3):
  Basic.........................................     $0.58       $0.62         $0.59         $ 0.41
  Diluted.......................................      0.57        0.61          0.58           0.40
Cash dividends per common share.................                     See (4) below
Book value per common share.....................     11.66       22.94         14.50          10.02
AT OR FOR THE YEAR ENDED SEPTEMBER 30, 2000
Income from continuing operations per common
  share(3):
  Basic.........................................     $2.68       $2.34         $2.69         $ 1.86
  Diluted.......................................      2.64        2.33          2.65           1.83
Cash dividends per common share.................                     See (4) below
Book value per common share.....................     10.11       22.94         13.16           9.09

------------------------

(1) Tyco has a September 30 fiscal year end. CIT has a December 31 year end. For purposes of the above comparative per share information, operating results for the quarter ended December 31, 2000 reflect the results of Tyco and CIT for such period; and, the operating results for the fiscal year ended September 30, 2000 reflect the results of Tyco for such period and of CIT for the year ended December 31, 2000. Accordingly, the results for the quarter ended December 31, 2000 for CIT have been included in the operating results for the fiscal year ended September 30, 2000 and in the operating results for the quarter ended December 31, 2000. For the book value per common share at December 31, 2000, the financial position at December 31, 2000 was used for both Tyco and CIT; and, at September 30, 2000, the financial position at September 30, 2000 was used for Tyco and the financial position at December 31, 2000 was used for CIT.

(2) The Tyco and CIT unaudited pro forma combined income and book value per common share are based on CIT stockholders receiving 0.6907 of a Tyco common share for each share of CIT common stock held, and assuming the issuance of all Tyco common shares issuable upon exchange of exchangeable shares. Immediately prior to the consummation of the merger, a subsidiary of Tyco will purchase 71 million shares of CIT common stock from Dai-Ichi for $35.02 per share for cash. The CIT equivalent unaudited pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.6907. For purposes of the comparative per share information, the number of shares of CIT common stock outstanding on March 12, 2001 of 191,213,263 was used. This amount includes 179,926,113 outstanding common shares and 11,287,150 exchangeable shares, and excludes the 71 million shares to be purchased for cash.

(3) See Notes (2) and (3) to "Selected Consolidated Historical Financial Data of Tyco" beginning on page 12 for information on certain non-recurring items.

(4) See Note (11) to "Selected Consolidated Historical Financial Data of Tyco" beginning on page 13 and Note (3) to "Selected Consolidated Historical Financial Data of CIT" on page 15 for information on cash dividends per common share.

                      COMPARATIVE MARKET VALUE INFORMATION

The following table sets forth:

- the closing prices per share and aggregate market value of Tyco common shares and of CIT common stock on the New York Stock Exchange on March 12, 2001, the last trading day prior to the public announcement of the proposed merger, and on April 20, 2001.

- the equivalent price per share and equivalent market value of CIT stock, assuming the conversion of the exchangeable shares, based on the exchange ratio of 0.6907.

                                              TYCO              CIT                 CIT
                                           HISTORICAL        HISTORICAL        EQUIVALENT(1)
                                         ---------------   --------------      --------------
On March 12, 2001
  Closing price per common share.......  $         50.70   $        22.75      $        35.02
  Market value of common shares(2).....  $88,933,654,532   $5,965,351,733(3)   $9,182,708,470(3)
On April 20, 2001
  Closing price per common share.......  $         51.85   $        35.40      $        35.81
  Market value of common shares(2).....  $90,782,314,681   $9,286,164,462(3)   $9,393,716,084(3)

------------------------

(1) Since the exchange ratio in the merger is fixed, the value of the merger consideration that CIT stockholders will receive will depend on the value of Tyco common shares at the time of the merger. You should obtain current share price quotations for Tyco and CIT before making any decision about your vote on the merger agreement.

(2) Market value based on 1,754,115,474 Tyco common shares and 250,926,113 shares of CIT common stock and the assumed conversion of 11,287,150 exchangeable shares (other than shares held by CIT or its affiliates) outstanding as of March 12, 2001, and 1,750,864,314 Tyco common shares and 251,738,679 shares of CIT common stock and the assumed conversion of 10,582,351 exchangeable shares (other than shares held by CIT or its affiliates) outstanding as of April 18, 2001, in each case excluding shares held in treasury or by subsidiaries.

(3) Excluding 71,000,000 shares of CIT common stock held by Dai-Ichi (which will be purchased prior to the consummation of the merger for $35.02 per share in cash) and assuming the conversion of the exchangeable shares, the aggregate historical market value and the aggregate equivalent market value of CIT stock outstanding on March 12, 2001 would have been $4,350,101,733 and $6,696,288,470, respectively. Excluding the shares of CIT common stock held by Dai-Ichi and assuming the conversion of the exchangeable shares, the aggregate historical market value and the aggregate equivalent market value of CIT stock outstanding on April 20, 2001 would have been $6,772,764,462 and $6,851,206,084, respectively.

                          RECENT DEVELOPMENTS OF TYCO

    On February 15, 2001, Tyco International Group S.A. ("TIG"), a wholly-owned subsidiary of Tyco, issued $1.0 billion of its 6.375% notes due 2006 and $1.0 billion of its 6.750% notes due 2011 in a public offering. The notes are fully and unconditionally guaranteed by Tyco. The net proceeds of approximately $1.98 billion were used to repay a portion of the borrowings under TIG's commercial paper program.

    On April 18, 2001, Tyco announced its results for the second quarter of fiscal 2001, the three months ended March 31, 2001. Sales for the quarter rose 26% to $8.90 billion compared with last year's second quarter sales of $7.07 billion. Net income before restructuring and other non-recurring items and extraordinary items for the quarter rose to $1.16 billion, an increase of 35% compared to $853.6 million in the second quarter of fiscal 2000. Diluted earnings per share before restructuring and other non-recurring items and extraordinary items for the second fiscal quarter ended March 31, 2001 were $0.65, a 30% increase over earnings of $0.50 per diluted share in the second quarter of fiscal 2000. After giving effect to restructuring and other non-recurring items, diluted earnings per share before extraordinary items for the second quarter of fiscal 2001 were $0.65, or $1.15 billion, compared to $0.50, or $855.5 million, in the second quarter of fiscal 2000.

    The quarterly operating profits and margins for Tyco's five business segments that are presented in the discussions below are stated before non-recurring items, general corporate expenses, goodwill amortization, interest expense and taxes, consistent with Tyco management's view of operations. Sales at Tyco Electronics increased 37% to $3.25 billion, operating profits increased 49% to $850.0 million and increased as a percentage of sales from 24.0% in the fiscal 2000 second quarter to 26.2% in the fiscal 2001 second quarter. Sales at Tyco Telecommunications decreased 13% to $566.1 million, operating profits decreased to $85.1 million and decreased as a percentage of sales from 18.9% in the fiscal 2000 second quarter to 15.0% in the fiscal 2001 second quarter. Sales at Tyco Healthcare and Specialty Products increased 40% to $2.23 billion and operating profits increased by almost 32% to $496.3 million; however, operating profits decreased as a percentage of sales from 23.8% in the fiscal 2000 second quarter to 22.3% in the fiscal 2001 second quarter. Sales at Tyco Fire and Security Services increased 26% to $1.85 billion, operating profits increased almost 50% to $333.1 million and increased as a percentage of sales from 15.1% in the fiscal 2000 second quarter to 18.0% in the fiscal 2001 second quarter. Sales at Tyco Flow Control Products and Services increased from $991.5 in the fiscal 2000 second quarter to $1.01 billion in the fiscal 2001 second quarter, operating profits increased almost 8% to $192.7 million and increased as a percentage of sales from 18.1% in the fiscal 2000 second quarter to 19.1% in the fiscal 2001 second quarter.

                      THE CIT GROUP, INC. SPECIAL MEETING

PROXY STATEMENT/PROSPECTUS

    This proxy statement/prospectus is being furnished to CIT stockholders in connection with the solicitation of proxies by CIT's Board of Directors regarding the proposed merger. This proxy statement/prospectus is first being furnished to CIT stockholders on or about April 23, 2001.

DATE, TIME AND PLACE

    The special meeting of CIT stockholders will be held on May 23, 2001, at 11:00 a.m., Eastern Time, at 650 CIT Drive, Livingston, New Jersey 07039.

PURPOSE OF THE CIT SPECIAL MEETING

    At the special meeting, CIT stockholders will consider and vote upon a proposal to adopt the merger agreement, dated as of March 12, 2001, by and between CIT and Tyco Acquisition. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement. The merger agreement provides that CIT will be merged with and into Tyco Acquisition. Each share of CIT common stock outstanding immediately prior to completion of the merger will be converted into the right to receive
0.6907 of a Tyco common share. CIT stockholders will receive cash in lieu of fractional shares. The exchangeable shares of CIT Exchangeco will remain outstanding, and each share will become exchangeable for 0.6907 of a Tyco common share. The share of special voting stock of CIT, to which the voting rights of the holders of exchangeable shares are attached, will be replaced by a new special voting preference share of Tyco having designations, powers, preferences, rights, qualifications and limitations substantially similar to those of the special voting stock prior to the merger, appropriately adjusted to reflect the exchange ratio. The obligations of Tyco Acquisition under the merger agreement are guaranteed by Tyco. CIT is not proposing any matters other than the adoption of the merger agreement at the special meeting.

RECORD DATE; VOTING RIGHTS; QUORUM; REQUIRED VOTE

    The close of business on April 18, 2001 is the record date for determining the holders of CIT stock who are entitled to receive notice of and to vote at the special meeting or at any adjournment of the special meeting. CIT has two classes of capital stock outstanding: common stock, par value $.01 per share, and one share of special voting stock. Each holder of common stock is entitled to one vote for each share held. As the holder of the special voting stock, Montreal Trust Company of Canada, as trustee, is entitled to one vote for each exchangeable share of CIT Exchangeco (other than shares held by CIT or its affiliates) outstanding as of the record date and as to which the holder of the special voting stock has timely received voting instructions from the holders of the exchangeable shares in accordance with a voting and exchange trust agreement among CIT, CIT Exchangeco and Montreal Trust. The holders of a majority of the voting power of the outstanding CIT stock entitled to vote, including the exchangeable shares of CIT Exchangeco represented through the special voting stock, must be present at the special meeting, in person or by proxy, to constitute a quorum to transact business. The affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding CIT stock entitled to vote, including the exchangeable shares represented through the special voting stock, voting as a single class, is required to adopt the merger agreement. On the record date, 251,738,679 shares of CIT common stock were outstanding, excluding shares held in treasury or by subsidiaries, and were held by approximately 2,000 holders of record. On the record date, 10,582,351 exchangeable shares (other than shares held by CIT or its affiliates) were outstanding and were held by approximately 54 holders of record.

    CIT's executive officers and directors and affiliates, other than The Dai-Ichi Kangyo Bank, Ltd., have voting power with respect to an aggregate of approximately 3,816,259 shares of CIT common stock, or approximately 1.5% of CIT's total voting power outstanding as of the record date. It is currently expected that each such executive officer, director and affiliate of CIT will vote the shares of CIT common stock beneficially held by him or her for the adoption of the merger agreement. In addition, Dai-Ichi has agreed to vote all of its shares of CIT common stock, which represent in the aggregate approximately 27% of the voting power of the outstanding CIT stock, in favor of adoption of the merger agreement.

    Votes cast by proxy or in person at the CIT special meeting will be tabulated and will determine whether or not a quorum is present. Abstentions will be treated as shares present in determining whether CIT has a quorum for the special meeting, but abstentions will have the same effect as a vote against adoption of the merger agreement. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote certain shares, those shares will be considered present at the special meeting for purposes of determining a quorum but will have the same effect as a vote against adoption of the merger agreement. A broker or other record holder or nominee will vote shares of CIT stock only if the holder of such shares provides instructions on how to vote by following the instructions provided by such broker, record holder or nominee.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CIT

    CIT'S BOARD OF DIRECTORS HAS DECLARED THE MERGER AGREEMENT TO BE ADVISABLE AND HAS DETERMINED THAT THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF CIT AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT. SEE "RECOMMENDATION OF THE BOARD OF DIRECTORS OF CIT; REASONS OF CIT FOR THE MERGER" BEGINNING ON PAGE 25 AND "INTERESTS OF CERTAIN PERSONS IN THE MERGER" BEGINNING ON PAGE 35.

PROXIES; REVOCATION

    A PROXY CARD IS ENCLOSED FOR USE BY CIT STOCKHOLDERS. CIT'S BOARD OF DIRECTORS REQUESTS THAT STOCKHOLDERS SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. IF YOU HAVE QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS, PLEASE CONTACT D.F. KING & CO., INC., A FIRM RETAINED BY CIT, AT THE FOLLOWING ADDRESS AND TELEPHONE NUMBER:

                                77 Water Street
                            New York, New York 10005
                           Toll Free: 1-800-628-8532
                            Collect: 1-212-269-5550

    All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. A stockholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of CIT, or by attending the special meeting and voting in person. If you instructed a nominee on how to vote your shares of CIT common stock, you must follow directions received from your nominee to change your vote. A proxy that has been properly executed, but has otherwise been left blank, will be voted for the adoption of the merger agreement, unless the proxy is revoked before the vote is taken. Shares that are not voted will have the same effect as a vote against adoption of the merger agreement.

    Holders of exchangeable shares are entitled to instruct Montreal Trust, as trustee, how to cast their votes. A holder of exchangeable shares who wishes to vote in person at the special meeting must instruct Montreal Trust to provide him or her (or the person designated by him or her) with a proxy card, which will be delivered to him or her (or the person designated by him or her) at the special meeting by Montreal Trust's representatives upon presentation of satisfactory identification. If holders of exchangeable shares wish to revoke their vote, they must contact Montreal Trust for instructions on how to do so.

    The CIT Board of Directors is unaware of any other matters that may be presented for action at the CIT special meeting. If other matters do properly come before the meeting, however, it is intended that shares represented by proxies in the enclosed form will be voted or not voted by the persons named in the proxies in their discretion, provided that no proxy that is voted against adoption of the merger agreement will be voted in favor of any adjournment or postponement of the CIT special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

    Management of CIT may use the services of its directors, officers and employees in soliciting proxies, who will not receive any additional compensation therefor, but who will be reimbursed for their out-of-pocket expenses. CIT will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the stock held by such persons and in requesting authority for the execution of proxies. In addition, CIT has retained D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement of out-of-pocket expenses. CIT and Tyco will pay their respective expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. If the merger is not consummated, the parties will share equally in the printing expenses.

                                   THE MERGER

    This section, together with the following two sections, describes the material aspects of the proposed merger, including the merger agreement. These discussions are qualified in their entirety by reference to the merger agreement, which is attached as Annex A to this document, and to the other agreements and documents that are discussed in this document and that are filed as exhibits to the registration statement of which this document forms a part. YOU SHOULD READ THE MERGER AGREEMENT IN ITS ENTIRETY AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

BACKGROUND OF THE MERGER

    The CIT Board is periodically updated by CIT management regarding conditions in the market for financial services and the range of strategic options potentially available to CIT. In addition, from time to time CIT has been approached by third parties concerning their potential interest in engaging in a business combination transaction. During the fourth quarter of calendar 2000, Dennis Kozlowski, Chairman of the Board, President and Chief Executive Officer of Tyco, approached Albert R. Gamper, Jr., Chairman of the Board, President and Chief Executive Officer of CIT, concerning Tyco's potential interest in the possibility of a strategic business combination between Tyco and CIT. They continued informal discussions over the course of the next few months.

    Mr. Kozlowski informed the Tyco Board of Directors of the status of his discussions with Mr. Gamper. After the initial meeting with Mr. Gamper, Tyco engaged Lehman Brothers Inc. to perform an analysis of CIT and independently performed an extensive review of publicly available information concerning the business, financial condition and prospects of CIT. In addition, Tyco initiated an internal review process to develop a preliminary view of the benefits of a combination of Tyco and CIT, including the ability to enhance the internal growth of Tyco's businesses through new product sales, create greater capital efficiency with assets already on Tyco's balance sheet, and utilize CIT's experience in working capital management within Tyco's businesses.

    Tyco's senior management met with Lehman Brothers on several occasions to discuss various analyses including reviews of the potential impact of a combination with CIT on credit ratings, the quality of CIT's asset base and comparative statistics with CIT's peer group.

    During the second week of February 2001, Mr. Kozlowski indicated to Mr. Gamper that a combination of the two companies appeared to offer each company attractive benefits, and that Tyco would be interested in pursuing such a transaction on the basis of a stock-for-stock strategic merger combination at a significant premium to CIT's then current market value, subject to certain conditions including due diligence.

    Mr. Gamper convened a telephonic board meeting on February 15, 2001 to inform the CIT Board about Tyco's interest and to determine whether the CIT Board would be supportive of exploring this proposal further. Mr. Gamper also reviewed another indication of interest that CIT had previously received, noting that the other indication was at a significantly lower valuation range than the Tyco proposal. The Board reviewed the financial and strategic merits of the Tyco proposal and concluded that it was in support of management engaging in further discussions with Tyco to determine whether a transaction could be successfully negotiated with Tyco on the basis Tyco had proposed. The directors affiliated with The Dai-Ichi Kangyo Bank, Ltd. indicated that Dai-Ichi would have certain concerns related to receiving Tyco shares in such a merger combination, given the large size of Dai-Ichi's holdings in CIT and the possibility that Dai-Ichi would be interested in promptly realizing the cash value of any shares it would receive in such a transaction. Following the February 15th meeting of the CIT Board, CIT and Tyco executed a confidentiality agreement and the parties agreed to engage in exclusive negotiations with respect to the Tyco proposal.

    Through February 27, 2001, senior executives from Tyco and CIT, along with their respective legal and financial advisors, participated in due diligence sessions relating to CIT and Tyco, respectively. On

February 27, 2001, the parties terminated discussions based on concerns over a potential rumor that appeared to be circulating about a possible transaction between the two companies.

    Mr. Gamper and Mr. Kozlowski remained in periodic contact after the discussions were terminated and, on March 6, 2001, they determined to formally recommence discussions concerning a possible transaction. At this time, Mr. Kozlowski indicated that Tyco was prepared to proceed with a transaction based upon a fixed exchange ratio of 0.6835 of a Tyco common share for each outstanding share of CIT common stock.

    Mr. Gamper informed the members of the CIT Board as to the status of discussions with Tyco. During this period, the parties continued to negotiate the terms of a potential combination transaction. Various issues relating to the retention and employment arrangements for key CIT personnel were also discussed.

    During this period, legal advisors to Tyco and CIT began discussions regarding the terms of the definitive documentation that would be needed to effectuate the proposed transaction. Tyco also stated that it would require Dai-Ichi, as the holder of shares of CIT common stock representing approximately 27% of CIT's outstanding voting power, to commit to support the transaction as a condition to Tyco's willingness to enter into a definitive agreement. Dai-Ichi continued to express concerns about the fixed exchange ratio structure. Tyco, on the other hand, stated that it would not consider a transaction in which all CIT stockholders received cash, or received Tyco common shares based on an exchange ratio subject to a "collar". After discussions among Tyco's, CIT's and Dai-Ichi's respective representatives concerning various possibilities to meet Dai-Ichi's concerns that might be acceptable to Tyco, Tyco indicated that it would be willing to purchase Dai-Ichi's shares separately for cash. Dai-Ichi indicated that such an arrangement might be acceptable to it. Over the period from March 10 to March 12, 2001, the parties continued their negotiations and, on March 12, 2001, Tyco and CIT negotiated a fixed exchange ratio in the merger of 0.6907 of a Tyco common share per share of CIT common stock (with a value of $35.02 per share based upon the closing price of Tyco common shares on the New York Stock Exchange on March 12, 2001). Tyco negotiated a separate purchase with Dai-Ichi of the shares of CIT common stock owned by Dai-Ichi for a fixed cash price of $35.02 per share.

    Tyco's Board of Directors met on March 12, 2001 to consider the combination with CIT. At the meeting, the Tyco Board received management presentations and discussed, among other relevant matters, the proposed terms of the transaction, CIT's historical performance, how CIT might complement Tyco's existing businesses, Tyco's due diligence review of CIT and its assets, the financial impact on Tyco of the transaction, including the purchase for cash of the shares owned by Dai-Ichi, and how the proposed transaction might affect the credit ratings of the two companies. Following the discussion, the Tyco Board approved the merger and instructed Mr. Kozlowski to finalize its terms within the parameters approved by the Board.

    Late in the afternoon of March 12, 2001, a meeting of the CIT Board of Directors was convened. The directors affiliated with Dai-Ichi on the CIT Board told the other members of the Board that they would recuse themselves from deliberations concerning the proposed transaction in light of the separate agreement that Dai-Ichi had negotiated with Tyco and left the meeting.
Mr. Gamper then updated the other members of the Board on the course of discussions concerning a potential transaction. He informed the Board that Tyco was offering to exchange 0.6907 of a Tyco common share for each share of common stock of CIT held by the public, for a value of $35.02 based on the closing price of Tyco common shares on March 12, 2001. He also indicated that Tyco would purchase the CIT common stock held by Dai-Ichi immediately prior to completion of the merger for $35.02 per share in cash. He also informed the Board that he had recently been contacted by the other party that had previously expressed a potential interest in engaging in a transaction with CIT discussed at the February 15, 2001 Board meeting, noting that their level of interest was at a value range meaningfully below the value reflected in the Tyco offer. Representatives of CSFB then presented financial information and analyses regarding Tyco, CIT and the transaction, including comparisons to peer companies, comparisons of the proposed merger to comparable transactions and a discounted cash flow analysis. CSFB concluded by rendering to the CIT Board its oral opinion, which it later confirmed in writing, that based on and subject to the assumptions, qualifications and limitations set forth therein, as of March 12, 2001, the proposed exchange ratio was fair, from a financial point of view, to CIT stockholders, other than Dai-Ichi. CIT's legal advisors then reviewed for the CIT Board the proposed terms of the merger agreement, stock purchase agreement and management retention arrangements, discussed the projected timetable to closing and the various approvals, including stockholder and regulatory approvals, that would be required to close the transaction, and reviewed the legal principles applicable to the CIT Board's decisions with respect to the proposed transaction. Mr. Kozlowski was then invited to join the meeting and he presented Tyco's analysis of the benefits of a merger to each company. After Mr. Kozlowski left the meeting, the CIT Board discussed the transaction and questioned the financial and legal advisors regarding their analyses, after which the CIT Board approved the merger agreement and the proposed merger.

    The merger agreement was executed later that night. On March 13, 2001, prior to the open of the U.S. financial markets, Tyco and CIT jointly announced the execution of the merger agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CIT; REASONS OF CIT FOR THE MERGER

    AFTER CAREFUL CONSIDERATION, THE CIT BOARD DECLARED THE MERGER AGREEMENT TO BE ADVISABLE AND DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF CIT AND ITS STOCKHOLDERS. ACCORDINGLY, THE CIT BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT CIT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

    In deciding to approve and adopt the merger agreement, the CIT Board consulted with CIT management, as well as CIT's financial and legal advisors, and considered the following material factors:

    - The CIT Board's familiarity with and review of CIT's own business, operations, financial condition and earnings on a historical and prospective basis.

    - The current and prospective economic and competitive environment facing the financial services industry generally, including trends toward consolidation and increased competition in financial services.

    - The CIT Board's review of Tyco's business, operations, financial condition and earnings on a historical and prospective basis, including the results of CIT's due diligence review of Tyco and Tyco's prior experience in making corporate acquisitions.

    - The anticipated operational fit of CIT and Tyco, based on the expectation that Tyco's diversified industrial and consumer businesses and customer base could be employed to leverage growth and diversification for CIT through significant opportunities to offer financing products to Tyco customers and that CIT could be expected to provide additional revenue opportunities to Tyco.

    - The expectation that the merger would permit CIT to enhance its capitalization position, including the disposition of non-core assets and to become a stronger competitor, without creating the duplication of personnel and facilities and ensuing disruption and other risks that might result from attempting a combination with a company engaged in businesses similar to those of CIT.

    - The expectation that the transaction would not adversely impact CIT's cost of funds.

    - The presentation of CSFB to the CIT Board on March 12, 2001 and the information and analyses contained in that presentation, and the opinion of CSFB that as of that date, and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the analyses undertaken as described in its written opinion, the exchange ratio was fair from a financial point of view to CIT stockholders, other than Dai-Ichi.

    - The desirability of having Dai-Ichi's support for the transaction at the time it would be announced and Dai-Ichi's desire to realize cash value for its substantial interest in the proposed transaction.

    - The financial terms of the transaction, including the exchange ratio for CIT stockholders who would receive Tyco common shares in the merger, the expectation that the merger would be generally tax-free to CIT stockholders, the anticipated treatment of the exchangeable shares and the terms of the stock purchase agreement between Tyco and Dai-Ichi under which Dai-Ichi agreed to sell its shares of CIT common stock to Tyco for $35.02 in cash and to vote its shares in favor of the merger.

    - The CIT Board's assessment concerning the likelihood that the conditions to completing the merger would be satisfied, including the required approvals of regulatory authorities, and that the merger would be completed in a reasonable timeframe.

    - The fact that adoption of the merger agreement requires the affirmative vote of a majority of the outstanding voting power of all CIT stock entitled to vote on the merger (including the exchangeable shares).

    - The other terms of the merger agreement, including the possibility that the terms of the merger agreement, including the termination fee provisions, might potentially discourage other parties that might be interested in acquiring CIT from proposing such a transaction.

    - The CIT Board's understanding that Mr. Gamper and other key members of the CIT management team are expected to continue to manage the CIT business after completion of the merger, that Mr. Gamper would enter into a three-year retention agreement with Tyco Acquisition and CIT in connection with the merger and would join the Tyco Board after the merger as soon as permitted by Tyco's Bye-laws, and that certain CIT senior executives would have opportunities to enter into similar retention agreements.

    - The effect of the merger on various employment agreements and benefit plans of CIT, including the fact that outstanding options to acquire CIT common stock that are unvested at the completion of the merger will vest and become immediately exercisable at that time, in accordance with the terms and conditions of the applicable agreements and plans.

    - The expectation that ceasing to be regulated as an affiliate of a bank holding company could permit CIT greater strategic flexibility in adding to its range of services and products.

    The above discussion of the information and factors considered by CIT's Board is not exhaustive and does not include all factors considered by the CIT Board. Each member of CIT's Board also may have considered different factors. In view of the variety of factors considered in connection with its evaluation of the merger, CIT's Board did not find it practicable to and did not quantify or otherwise assign relative or specific weights to the different factors. Rather, the CIT Board views its recommendations as being based on the totality of the information presented to, and considered by, it. The CIT Board considered all of these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above. Based on these factors, CIT's Board declared the merger agreement to be advisable and determined that the merger is fair to and in the best interest of CIT and its stockholders.

    See "Background of the Merger" beginning on page 23, "Opinion of Financial Advisor to CIT" below, "Material U.S. Federal Income Tax and Bermuda Tax Consequences" beginning on page 40 and "Comparative Per Share Prices and Dividends" beginning on page 63.

OPINION OF FINANCIAL ADVISOR TO CIT

    CIT asked CSFB, in its role as financial advisor to CIT, to render an opinion to CIT's Board as to the fairness from a financial point of view to the holders of CIT common stock, other than Dai-Ichi, of the exchange ratio in the merger. On March 12, 2001, CSFB delivered to the CIT Board its oral opinion, subsequently confirmed in writing, to the effect that, as of that date, and based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the exchange ratio in the merger was fair to the holders of CIT common stock, other than Dai-Ichi, from a financial point of view.

    THE FULL TEXT OF CSFB'S OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS.

    CSFB prepared its opinion for the CIT Board, and the opinion addresses only the fairness from a financial point of view of the exchange ratio to the holders of CIT common stock, other than Dai-Ichi, as of the date of CSFB's written opinion. CSFB did not express any opinion as to the actual value of Tyco's common shares when issued to the holders of CIT common stock pursuant to the merger or the prices at which the Tyco common shares would actually trade at any time. CSFB was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of CIT. The exchange ratio was determined in arm's length negotiations between CIT and Tyco, in which negotiations CSFB advised CIT. CSFB's opinion did not address the relative merits of the merger and the other business strategies considered by the CIT Board, nor did it address the CIT Board's underlying business decision to engage in the merger. CSFB's opinion was necessarily based on financial, economic, market, and other conditions as they existed and could be evaluated, and on the information made available to CSFB, as of the date of its opinion.

    CIT selected CSFB as its financial advisor because CSFB is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. CSFB was not retained as an advisor or agent to the stockholders of CIT or any other person. As part of its investment banking business, CSFB is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In arriving at its opinion, CSFB:

    - reviewed the merger agreement and the stock purchase agreement;

    - reviewed business and financial information that was publicly available relating to CIT and Tyco;

    - reviewed certain other information, including financial forecasts, provided to or discussed with CSFB by CIT and Tyco, and discussed the business and prospects of CIT and Tyco with the management of CIT and Tyco;

    - considered certain financial and stock market data of CIT and Tyco and compared those data with similar data for other publicly held companies in businesses similar to CIT and Tyco;

    - considered the financial terms of certain business combinations and other transactions; and

    - considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that CSFB deemed relevant.

    In connection with CSFB's review, CSFB did not assume any responsibility for independent verification of any of the foregoing information and CSFB relied on the information being complete and accurate in all material respects. CSFB assumed that the financial forecasts for CIT provided to it by management of CIT (including projections regarding under-performing and non-performing assets, net charge-offs and the adequacy of reserves) were reasonably prepared on bases reflecting the best currently available estimates and judgments of CIT's management as to the future financial performance of CIT. CSFB was advised by management of Tyco, and CSFB assumed for purposes of its opinion, that the consensus of publicly available research analysts' forecasts for Tyco represented a reasonable estimate as to the expected future financial performance of Tyco. CIT also informed CSFB, and CSFB assumed, that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. CSFB was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CIT or Tyco, nor did CSFB review any loan or credit files of CIT nor was CSFB furnished with any such evaluations, appraisals or reviews. CSFB also assumed that CIT has adequately reserved against losses that may be incurred as a result of non-performing or defaulting loans.

    The CSFB fairness opinion was for the information of the CIT Board in connection with its consideration of the merger and did not, and does not, constitute a recommendation to any CIT stockholder as to how such stockholder should vote or act on any matter relating to the merger.

    The following is a summary of the material financial analyses presented by CSFB to the CIT Board on March 12, 2001 in connection with the preparation of CSFB's opinion. No company or transaction used in the analyses described below is identical to CIT or the merger. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data; rather, these analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies or transactions being analyzed. The analyses performed by CSFB are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables which follow should be read in conjunction with the accompanying text.

    PURCHASE PRICE ANALYSIS. CSFB reviewed the multiple of CIT's common stock price to estimated 2001 earnings of 9.5x and the estimated growth rate in CIT's earnings per share (EPS) as obtained from Wall Street consensus estimates provided by First Call Corporation. Based on this review, CSFB noted that it would be approximately four years before CIT's stock price would, at a multiple of 9.5x earnings, equal the $35.02 price per share of CIT common stock implied by the exchange ratio in the merger, based on the closing price per share of Tyco common shares on March 12, 2001.

    ANALYSIS OF CIT

    COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. CSFB analyzed the market values and trading multiples of selected publicly traded commercial finance companies that CSFB believed were reasonably comparable to CIT. These comparable companies consisted of:

    - Heller Financial, Inc.

    - GATX Corporation

    - Comdisco, Inc.

    In examining these comparable companies, CSFB calculated the price per share of common stock of each company as a multiple of its respective: (i) EPS during calendar year 2000, estimated EPS during calendar year 2001 and projected EPS during calendar year 2002; (ii) cash EPS during calendar year 2000, estimated cash EPS during calendar year 2001 and projected cash EPS during calendar year 2002; and (iii) Tangible Book Value per share as of December 31, 2000. Tangible Book Value per share means total assets minus intangible assets, liabilities and the liquidation value of outstanding preferred stock, divided by the number of outstanding shares of common stock. In examining these comparable companies, CSFB also calculated the PEG Ratio for estimated calendar year 2001. PEG Ratio means market price divided by 2001 estimated EPS, divided by the projected long-term growth rate. All historical data was derived from publicly available sources and SNL Securities LLC and all projected data was obtained from First Call. All multiples were based on closing stock prices on March 12, 2001 and on financial information as of December 31, 2000. CSFB's analysis of the comparable companies yielded the following median multiples:

                                                 PRICE AS A MULTIPLE OF:
                       ----------------------------------------------------------------------------
                                                          2000       2001       2002      TANGIBLE      2001
                       2000 EPS   2001 EPS   2002 EPS   CASH EPS   CASH EPS   CASH EPS   BOOK VALUE   PEG RATIO
                       --------   --------   --------   --------   --------   --------   ----------   ---------
Median...............   12.3x      10.8x       9.4x       9.6x       8.7x       9.0x        1.93x       0.7x

    Based on an analysis of this data and CIT's projected results for comparable periods provided by CIT's management, CSFB estimated an implied value per share of CIT common stock ranging from $27.83 to $37.41 as compared to the $35.02 per share of CIT common stock implied by the exchange ratio in the merger as of March 12, 2001. This range included a 25% change of control premium which was applied to the median per share values. This premium was included to account for the value of acquiring a controlling interest and was based on large capitalization financial institution transactions, principally bank transactions, which have occurred since the beginning of the year 2000.

    PRECEDENT MERGER AND ACQUISITION TRANSACTION ANALYSIS. CSFB reviewed the limited universe of acquisitions involving companies in the commercial finance industry that CSFB believed to be reasonably comparable to the merger. These transactions consisted of:

    - The CIT Group, Inc.'s acquisition of Newcourt Credit Group, Inc.

    - Heller Financial, Inc.'s acquisition of HealthCare Financial
      Partners, Inc.

    - Nomura Securities Company, Ltd.'s acquisition of AT&T Capital Corporation.

    In examining these acquisitions, CSFB calculated the price per share of common stock of the acquired company implied by each of these transactions as a multiple of Tangible Book Value per share, LTM EPS, NTM EPS and NTM cash EPS. LTM means the last twelve-month period for which financial data for the company at issue has been reported. NTM means estimates for the next four quarters. In examining these acquisitions, CSFB also calculated the projected NTM PEG Ratio. All historical data was derived from publicly available sources and SNL Securities, and all projected data utilized was obtained from First Call. CSFB's analysis of these comparable acquisitions yielded the following median multiples:

                                             PRICE AS A MULTIPLE OF:
                                    -----------------------------------------
                                    TANGIBLE
                                      BOOK       LTM        NTM      NTM CASH   NTM PEG
                                     VALUE       EPS        EPS        EPS       RATIO
                                    --------   --------   --------   --------   --------
Median............................    1.8x      14.2x      13.3x      13.3x       0.7x

    Based on an analysis of this data and CIT's historical and projected operating results, CSFB estimated a value per share of CIT common stock ranging from $21.70 to $37.91 as compared to the $35.02 per share of CIT common stock implied by the exchange ratio in the merger as of March 12, 2001.

    DISCOUNTED CASH FLOW ANALYSIS. CSFB performed a discounted cash flow (DCF) analysis of CIT. The analysis focused on projected cash flows through December 31, 2006, and was based on the First Call consensus earnings estimates for CIT for 2001 and 2002 (and information provided by CIT management relating thereto) and the First Call consensus earnings growth rate for CIT for later periods. These projections were discounted using discount rates ranging from 9.5% to 11.5%, based on estimates related to the weighted average costs of equity of CIT. The projections also used terminal values which were calculated as a multiple of CIT's projected net income for its calendar year ending December 31, 2006 using terminal multiples ranging from 10.0x to 12.0x. The cash flows discounted for

CIT were calculated as earnings and/or capital that was in excess/shortfall of tangible common equity targeted at 9% of managed lending assets. Based on this analysis, CSFB estimated an implied value per share of CIT common stock ranging from $29.53 to $37.82 as compared to the $35.02 per share of CIT common stock implied by the exchange ratio in the merger as of March 12, 2001.

    HISTORICAL EXCHANGE RATIO ANALYSIS. CSFB performed an exchange ratio analysis comparing the exchange ratios implied by the average daily closing stock prices for CIT common stock and Tyco common shares for the period beginning on November 13, 1997 and ending on March 9, 2001. This analysis showed that the historical exchange ratios during the period ending on March 9, 2001 were as follows:

                                                              IMPLIED EXCHANGE
PERIOD ENDED MARCH 9, 2001                                         RATIO
--------------------------                                    ----------------
March 9, 2001...............................................        0.45x
30-Days Prior...............................................        0.36x
90-Days Prior...............................................        0.32x
CIT's 52-Week High..........................................        0.42x
CIT's 52-Week Low...........................................        0.28x

Median exchange ratio since CIT's IPO on November 13,
  1997......................................................        0.62x

EXCHANGE RATIO IN THE MERGER................................      0.6907x

    ANALYSIS OF TYCO

    COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. CSFB analyzed the market values and trading multiples of selected publicly traded multi-industry conglomerates that CSFB believed were reasonably comparable to Tyco. These comparable companies consisted of:

    - General Electric Company

    - Minnesota Mining and Manufacturing Company

    - United Technologies Corporation

    - Illinois Tool Works, Inc.

    - Danaher Corporation

    - Dover Corporation

    - Textron, Inc.

    In examining these comparable companies, CSFB calculated the price per share of common stock of each company as a multiple of its respective: (i) estimated EPS for calendar year 2001 and 2002; and (ii) Book Value per share as of December 31, 2000. Book Value per share means total assets minus liabilities and the liquidation value of outstanding preferred stock, divided by the number of outstanding shares of common stock. CSFB also calculated the enterprise value of each company as a multiple of its respective estimated EBITDA for calendar year 2001 and 2002. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. EBITDA means earnings before interest expense, taxes, depreciation and amortization. All historical data was derived from publicly available sources and all projected data was obtained from First Call and Wall Street equity research reports. All multiples were based on closing stock prices on March 9, 2001 and on financial information as of December 31, 2001. CSFB's analysis of the comparable companies yielded the following median multiples:

                                                             PRICE/                ENTERPRISE VALUE/
                                                 ------------------------------   -------------------
                                                  2001E      2002E       BOOK      2001E      2002E
                                                   EPS        EPS       VALUE      EBITDA     EBITDA
                                                 --------   --------   --------   --------   --------
Median.........................................   19.9x      17.5x      4.53x      10.9x      10.2x

    Based on an analysis of this data and Tyco's projected results for comparable periods, CSFB estimated an implied value per share of Tyco common shares ranging from $53.46 to $61.10.

    DISCOUNTED CASH FLOW ANALYSIS. CSFB performed a DCF analysis of the projected cash flows of Tyco through September 30, 2006, using projections obtained from First Call and Wall Street equity research reports, including research reports published by CSFB's equity research. The present value of those cash flows was estimated using discount rates ranging from 10.0% to 12.0%, based on estimates related to the weighted average costs of capital of Tyco, and a terminal multiple ranging from 10.0x to 12.0x which was applied to Tyco's projected EBITDA for its fiscal year ending September 30, 2006. Based on this analysis, CSFB estimated an implied value per Tyco common share ranging from $65.55 to $86.41.

    SUM-OF-THE PARTS ANALYSIS. CSFB analyzed the market values and trading multiples of selected publicly traded companies that CSFB believed were reasonably comparable to each of Tyco's various business segments. These other segments were valued using the following comparable companies:

    TELECOMMUNICATIONS

    - TyCom Ltd.

    FIRE & SAFETY / FLOW CONTROL

    - Danaher Corporation

    - Emerson Electric Company

    - Illinois Tool Works, Inc.

    HEALTHCARE & SPECIALTY

    - Johnson and Johnson

    - Baxter International, Inc.

    ELECTRONICS

    - RF Micro Devices, Inc.

    - TriQuint Semiconductor, Inc.

    - Molex Incorporated

    In examining these comparable companies within each of the various business segments, CSFB calculated (i) the price per share of common stock of each company as a multiple of its respective last twelve months operating earnings and (ii) the enterprise value of each company as a multiple of its respective sales for the twelve months ended December 31, 2000. Operating earnings means earnings before interest expense and tax. All historical data was derived from publicly available sources and all projected data was obtained from First Call and Wall Street equity research reports, including research reports published by CSFB's equity research. All multiples were based on closing stock prices on

March 9, 2001. CSFB's analysis of the comparable companies in the various segments yielded the following multiples:

                                                   PRICE/           ENTERPRISE VALUE/
                                           LTM OPERATING EARNINGS         SALES
                                           ----------------------   -----------------
TELECOMMUNICATIONS
  TyCom Ltd. ............................           19.9x                  3.7x
FIRE & SAFETY/FLOW CONTROL
  Median.................................           12.6x                  2.2x
HEALTHCARE & SPECIALTY
  Median.................................           21.2x                  4.5x
ELECTRONICS
  Median.................................           20.9x                  5.3x

    Based on an analysis of this data and Tyco's projected results for comparable periods, CSFB estimated a value per share of Tyco common shares ranging from $59.24 to $81.52.

    The summary set forth above does not purport to be a complete description of the analyses performed by CSFB but describes, in summary form, the material elements of the presentation made by CSFB to the CIT Board on March 12, 2001 in connection with the preparation of CSFB's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by CSFB was carried out in order to provide a different perspective on the merger and to add to the total mix of information available. CSFB did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, CSFB considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. CSFB did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, CSFB has indicated to CIT that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by CSFB are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. In addition, various analyses performed by CSFB incorporate projections prepared by research analysts using publicly available information. These estimates may or may not prove to be accurate.

ENGAGEMENT LETTER

    Pursuant to the terms of an engagement agreement dated February 15, 2001, CIT has agreed to pay CSFB a fee that is customary in transactions of this nature, a portion of which was payable upon delivery of CSFB's fairness opinion and a substantial portion of which is contingent upon the consummation of the merger. In addition, CIT agreed to reimburse CSFB, upon request by CSFB from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by CSFB in connection with its engagement thereunder, and CIT agreed to indemnify CSFB and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. CSFB and CIT negotiated the terms of the fee arrangement.

OTHER RELATIONSHIPS

    In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of both CIT and Tyco for their own accounts, their affiliates' own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in CIT or Tyco securities. CSFB and its affiliates have in the past provided, and in the future may provide, investment banking and financial services to CIT, Tyco and certain of their affiliates, for which services CSFB has received, and expects to receive, compensation. These services include:

    - Advising CIT on its acquisition of Congress Talcott Corporation's factoring business from First Union Corporation in 1999 and its acquisition of Newcourt Credit Group, Inc. in 1999;

    - Acting as co-manager of various debt offerings by CIT aggregating approximately $2.75 billion in 1999 and $2.0 billion in 2000;

    - Acting as manager or co-manager of various issuances of asset-backed securities of CIT aggregating approximately $575 million in 1999 and $569 million in 2000;

    - Advising Tyco on its acquisition of Lucent Technologies Inc.'s Power Systems business unit and the sale of its ADT Automotive business to Cox Enterprises, Inc.;

    - Acting as manager or co-manager of various debt offerings by Tyco aggregating approximately $3.0 billion in 1999, $90 million in 2000, and $5.0 billion in 2001; and

    - Acting as co-manager for the initial public offering of TyCom Ltd., a subsidiary of Tyco, in 2000.

REASONS OF TYCO FOR THE MERGER

    With expected annual revenues in excess of $37 billion in fiscal 2001, Tyco has numerous businesses driven by product, project and service sales. In recent years, Tyco and its operating managers have identified the potential advantages to these businesses of an in-house financing capability. These include:

    - giving customers the opportunity to finance product purchases and fund significant projects;

    - promoting the concept of "lifetime customer management", by offering financing with products, maintenance and services; and

    - increasing organic revenue growth, providing a greater level of recurring revenue and lowering costs to service customers.

    Tyco has offered financing in a limited number of cases in the past, where the ability to provide financing has proven to be a competitive advantage. For example, without a financing component, Tyco's EarthTech unit would likely not have been awarded several projects to design, build and operate water and wastewater treatment plants. However, the ability of Tyco to offer customer financing on a larger scale has been limited by restrictions under Tyco's credit arrangements and by the opportunity costs of dedicating substantial funds to a financing program under Tyco's existing capital structure.

    The CIT acquisition enables Tyco to avoid these constraints and provides other advantages. CIT has a diverse array of financing capabilities that uniquely fit the needs and possibilities of Tyco businesses. By virtue of a combination with CIT, Tyco could:

    - offer customers financing as an integral component of product, project, service and maintenance sales;

    - provide customer financing with greater capital efficiency than is now possible;

    - realize another stream of recurring revenue and a source of profit stability, consistent with Tyco's objectives of increasing the portion of Tyco's revenue from more stable recurring revenue sources; and

    - enjoy better working capital management, by reason of CIT's experience and expertise in credit, bookkeeping and collection services.

    Tyco's management has identified numerous opportunities where an in-house financing capability would enhance future growth prospects for Tyco, in a manner consistent with CIT's conservative credit policies and scoring systems. Tyco anticipates that CIT financing would complement Tyco's existing businesses in the following areas, among others:

    - TyCom--Tyco's undersea cable communications business--where CIT financing could facilitate bandwidth sales, the construction for third parties of regional feeder systems into the TyCom Global Network, and the construction for third parties of additional undersea cables outside the scope of the TyCom Global Network.

    - EarthTech--Tyco's engineering services business--where CIT could finance water and wastewater systems engineered, built and operated by EarthTech; industrial outsourcing projects where EarthTech provides complete manufacturing outsourcing services to customers; and environmental remediation projects.

    - Tyco Power Systems--which provides reliable power systems primarily to the telecommunications industry--where CIT could offer financing for sales, service and upgrading of Tyco products.

    - M/A-COM--which provides OpenSky systems for wireless communications--where CIT could offer financing for wireless transmission networks.

    - ADT--Tyco's commercial and residential electronic security business--where CIT could not only finance the installation and upgrade of security systems to qualified customers but also offer other financing products to a customer base of over 3 million businesses and consumers in the United States. The ability to provide sales financing for security systems is a critical component of ADT's "customer for life" strategy.

    - Tyco Fire Protection--Tyco's installer and servicer of fixed fire systems--where CIT could provide financing to customers for the retrofit of facilities with fire sprinkler systems that might otherwise have been deferred.

    - Tyco Valves & Controls--Tyco's global valve business--where CIT could provide financing to customers for valve products, upgrades, service and maintenance. By allowing customers to completely outsource their valve product and service needs, the Valve & Control business could move towards a more stable "lifetime customer management" model.

    - Tyco Healthcare--Tyco's healthcare products group--where CIT financing could be available for the sale or lease of respirators, vascular compression devices and other medical devices.

    The acquisition of CIT would also be consistent with Tyco's corporate strategy of complementing internal growth with synergistic acquisitions that are expected to be immediately accretive to earnings per share.

    In reaching its decision to approve the merger, Tyco's Board of Directors considered the following material factors:

    - the exchange ratio and the aggregate amount of Tyco shares to be delivered to CIT's stockholders in the merger;

    - the cash purchase immediately prior to the merger of all of Dai-Ichi's shares of CIT common stock and the resources available to Tyco to finance such purchase;

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    - the results of Tyco's due diligence investigation of CIT and in particular, Tyco's review of the quality of CIT's assets;

    - the expectation that the merger would be immediately accretive to Tyco's earnings per share;

    - CIT's historical operating performance in both recessionary and expanding economies;

    - the expectation that the financing services afforded through CIT could solidify Tyco's relationships with its customers in a wide range of businesses;

    - the expectation that, utilizing CIT's vendor finance programs, Tyco could achieve improved credit and working capital management;

    - the alternatives of internally developing a financing capability or obtaining this capability through joint venture arrangements, the risks and benefits of these alternative approaches, the timeframe for developing these approaches and the greater opportunities available through the combination with CIT;

    - the belief of Tyco's management that the acquisition of CIT would afford additional business opportunities to a number of Tyco's operating segments, providing significant organic growth opportunities generally within CIT and Tyco's existing businesses;

    - the ability of Tyco to provide CIT with a platform for growth in international markets, where CIT has not historically had a significant presence;

    - CIT's strategy to divest itself of non-core businesses;

    - the quality and experience of CIT's management and the willingness of CIT management to continue to lead CIT as part of the combined company; and

    - the effect the merger might have on Tyco's and CIT's credit ratings.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    CIT's executive officers and the members of CIT's Board of Directors have interests in the merger that are in addition to the interest they share with you as CIT stockholders. The CIT Board was aware of these different interests and considered them, among other matters, in approving the merger agreement and the related agreements and transactions.

    AGREEMENTS WITH MR. GAMPER

    NEW RETENTION AGREEMENT. In connection with the merger agreement, Tyco Acquisition and CIT entered into a retention agreement with Mr. Gamper. The new retention agreement will supersede Mr. Gamper's existing employment agreement referred to below with CIT when the merger is completed. Under the new agreement, CIT has agreed to employ Mr. Gamper as Chief Executive Officer of CIT for a period of three years after the completion of the merger. In addition to his responsibilities as Chief Executive Officer of CIT during the three-year period, Mr. Gamper will join the Tyco Board of Directors following the merger as soon as permitted under Tyco's Bye-laws. Also, the retention agreement subjects Mr. Gamper to confidentiality restrictions concerning information about CIT's business, and also prohibits Mr. Gamper, with certain limited exceptions, for a period of at least two years, and in certain cases three years, after his termination of employment, from:

    - engaging in or being interested in any business that is in competition with any active CIT business as of the date of his termination;

    - hiring any person who was employed by CIT or its affiliates within the 6 months before the hiring; and

    - soliciting any person doing business with CIT or its affiliates to terminate that business relationship or disparaging or publicly criticizing CIT, Tyco Acquisition or Tyco or their affiliates.

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    During the three-year period, Mr. Gamper is entitled to an annual base salary of at least $1 million and an annual cash bonus based on CIT performance targets, as well as a possible cash bonus of up to $1 million payable on September 30, 2001, contingent on the achievement by CIT of financial performance targets mutually established by Mr. Gamper and Tyco's Chief Executive Officer. If CIT achieves certain financial performance criteria during Tyco's fiscal year ending September 30, 2002, Mr. Gamper would be entitled to a cash bonus of up to $3 million.

    Mr. Gamper's retention agreement provides that he will receive, upon consummation of the merger, a grant of 300,000 restricted Tyco common shares that vest on the third anniversary of the merger's completion. Also upon consummation of the merger, Tyco will grant to Mr. Gamper an option to acquire
1.2 million Tyco common shares, at an exercise price equal to the fair market value of Tyco common shares on the date of the merger, that will expire on the earlier of ten years after grant or three years after the date of termination of Mr. Gamper's employment. The options vest in one-third increments on the first, second and third anniversaries of the grant date.

    During the three-year period contemplated by the retention agreement, Mr. Gamper is entitled to certain other benefits, similar to benefits to which Mr. Gamper is entitled under his existing employment arrangements, as follows. Mr. Gamper will be entitled to participate in benefit programs applicable to CIT's most senior executives on at least as favorable a basis as in effect immediately before the merger closes, to receive expense reimbursement and certain additional benefits provided in his existing employment agreement with CIT, to participate in CIT's retirement programs at economic levels at least equal to his participation level immediately before the merger closes and to receive benefits under CIT's retiree medical and life insurance plan for the remainder of his life and the life of his wife.

    If Mr. Gamper's employment is terminated by him for "good reason" or by CIT without "cause" (in each case, as these terms are defined in the retention agreement), then he is entitled to a cash payment equal to the sum of (i) his unpaid base salary through the date of termination and a pro rata portion of his bonus (for this purpose, a pro rata portion of $1 million) for the portion of the year he completed in the year of his termination, (ii) three times the sum of Mr. Gamper's annual base salary plus $1 million, paid in accordance with normal payroll periods in equal installments over a period of three years, provided that Mr. Gamper continues to comply with the confidentiality and noncompete provisions of the retention agreement and, (iii) if not already paid, the special cash bonus described above. Also in such event, the restricted shares and options described above, as well as any other stock incentives then held by Mr. Gamper, will vest immediately. In addition, Mr. Gamper will be paid or provided with any amounts or benefits he is eligible to receive under any benefit plan of CIT, including the retiree medical benefits described above, and to the extent permitted under law he will be credited with age and service credit under the relevant CIT retirement plans through the third anniversary of completion of the merger. These latter benefits are similar to those to which Mr. Gamper is entitled under the termination provisions of his existing employment arrangements.

    If any amounts payable to Mr. Gamper under his retention agreement or otherwise would be subject to the excise tax under Section 4999 of the U.S. tax code, an additional payment will be made so that, after the payment of all income and excise taxes and any interest or penalties, Mr. Gamper will be in the same after-tax position he would be in had no excise tax under Section 4999 been imposed. Similar provisions are contained in Mr. Gamper's existing employment agreement.

    EXISTING AGREEMENT. Under Mr. Gamper's existing employment agreement (which will be superseded by his new retention agreement, described above, when the merger is completed), on completion of the merger he would be entitled, except in certain circumstances, to receive a special cash payment equal to the sum of his prior four years' annual bonuses. Mr. Gamper's employment agreement would entitle him to severance benefits if (among other reasons) he voluntarily terminates his employment on the first anniversary date of a change of control. The severance benefits include a cash payment of three times his annual cash compensation plus a pro rata bonus for that portion of the

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
year prior to the date of termination (less the amount of any special change of control payment he received). Mr. Gamper would also be entitled to receive continued employee welfare benefit coverage for three years and three years' benefit service and age credit for purposes of calculating benefits under CIT's Retirement Plan and Executive Retirement Plan. In addition, the agreement would provide for all of his options, stock appreciation rights, restricted stock or similar equity or incentive shares or units to immediately vest.

    AGREEMENTS WITH OTHER CIT EXECUTIVE OFFICERS

    Tyco and CIT are offering certain of the other executive officers of CIT the opportunity to enter into new retention agreements effective upon completion of the merger. These agreements would supersede the executive officers' existing employment agreements referred to below.

    NEW RETENTION AGREEMENTS. The new retention agreements provide for an employment period of three years after the completion of the merger. In addition to the responsibilities corresponding to the executives' positions with CIT, the executives will also be subject to obligations regarding confidentiality, non-competition and non-solicitation of CIT employees generally similar to those described under "New Retention Agreement" beginning on page 35.

    Under the retention agreements, the executive officer would be paid an annual salary at a rate at least equal to the executive's annual rate of salary immediately before completion of the merger. Each executive officer would also be entitled to a bonus based on CIT's incentive plans and programs as determined by CIT's Chief Executive Officer and Tyco's Chief Executive Officer in the manner provided in the retention agreement.

    The retention agreements provide that most of the executives, in exchange for waiving their rights to a special cash payment identified below under "Existing Employment Agreements", will receive a grant on completion of the merger of restricted Tyco common shares with a value, as determined pursuant to the retention agreements, equal to twice the executive's annual base salary under the retention agreement plus twice the average of the annual bonuses received by the executive from CIT for the prior two years. Value for this purpose will be determined based upon the average market value of Tyco common shares between the date of the merger agreement and the date that the merger is completed. The restricted shares vest in one-third increments on the first, second and third anniversaries of the grant date. The retention agreement also provides for a grant to the executive, on completion of the merger, of options to purchase Tyco common shares with an exercise price equal to the fair market value on the grant date, vesting on the third anniversary of the grant date. In the aggregate and except for Mr. Gamper, as of the date of this document, options for approximately 750,000 Tyco common shares are expected to be granted under the retention agreements with executive officers of CIT upon completion of the merger.

    During the three-year period contemplated by the retention agreements, each executive officer is entitled to certain other benefits, similar to benefits to which the executive is entitled under his existing employment arrangements, as follows. The executive is entitled to participate in benefit programs applicable to CIT's senior executives in substantially comparable positions, as well as to participate in supplemental or excess retirement plans available to similarly situated executives of CIT and retiree medical and life insurance plans in which the executive participated on the date of the retention agreement at economic levels at least equal to the levels of the executive's participation in such plans immediately prior to completion of the merger.

    If the executive's employment is terminated by him or her for "good reason" or by CIT without "cause" (in each case as these terms are defined in the retention agreements), then the executive is entitled to a cash payment equal to the executive's unpaid base salary through the date of termination

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
and a pro rata portion of the executive's bonus for the year in which the termination occurred, based on the average annual bonus for the prior two years, plus the sum of:

    - two times the executive's average annual bonus for the prior two years;
      and

    - the greater of the executive's annual base salary payable through the remainder of the three-year retention term and two times the annual base salary,

to be paid in accordance with normal payroll periods in equal installments over a period of two years, provided that the executive continues to comply with the confidentiality and noncompete provisions of the retention agreement. In addition, in such event, the restricted shares and options described above will vest on the earlier of the vesting dates specified in the applicable award agreements or, provided the executive has complied with the confidentiality, non-compete and non-solicitation obligations, the second anniversary of the executive's termination. Subject to compliance with such obligations, the executive will receive continued benefit coverage for up to two years after the executive's termination, and the executive will be credited with two additional years of age and service under all relevant CIT retirement plans. These latter benefits are similar to those to which the executive officers are entitled under the termination provisions of their existing employment arrangements.

    If any amounts payable to the executive under his retention agreement or otherwise would be subject to the excise tax under Section 4999 of the U.S. tax code, an additional payment will be made so that, after the payment of all income and excise taxes and any interest or penalties, the executive will be in the same after-tax position he or she would be in had no excise tax under
Section 4999 been imposed. Similar provisions are contained in the existing employment agreement of the executive officers.

    EXISTING EMPLOYMENT AGREEMENTS. On completion of the merger, the executive officers' existing employment agreements with CIT will automatically be extended until the second anniversary of the merger, unless superseded by the new retention agreements. Most of the executives would be entitled to receive, on completion of the merger and except under certain circumstances, a special cash payment equal to the sum of the executives' prior two years' annual bonuses. Each employment agreement would entitle the executive to receive severance benefits if the executive terminates employment for good reason, or if the executive is terminated without cause. Under most of these agreements, "good reason" includes resignation by an executive because he or she is required to either relocate or perform a significant amount of duties outside a 50 mile radius from his or her current place of employment after a change of control such as the merger. Severance benefits would include a cash payment equal to two times the executive's current base salary plus average bonus, and a pro rata portion of the executive's annual bonus for the year in which the termination occurred, reduced by the amount of any special change of control payment the executive received. Severance benefits also would include continued benefit coverage for two years and two years of benefit service and age credit for purposes of calculating benefits under CIT's Retirement Plan and Executive Retirement Plan. In addition, the agreements provide for all options, stock appreciation rights, restricted stock or similar equity or incentive shares or units granted to the executives to immediately vest.

    INDEMNIFICATION OF CIT DIRECTORS AND OFFICERS

    Under the merger agreement, the surviving corporation will, after completion of the merger, indemnify and provide insurance coverage for present and former officers and directors of CIT as to matters that occurred prior to, or arose out of, the merger for a period of six years after the merger. See "Indemnification and Insurance" on page 55.

    EXISTING CIT OPTIONS AND OTHER AWARDS

    At the time the merger is completed, each outstanding CIT stock option will be converted into an option to purchase Tyco common shares on the same terms as in effect immediately prior to

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
completion of the merger, except that the number of Tyco common shares issuable upon the exercise of the options and the exercise price per share will be adjusted based on the exchange ratio. All CIT stock options outstanding will become fully vested and exercisable at the effective time of the merger, in accordance with the terms of the relevant plans and the merger agreement. Accordingly, under the terms of the existing plans and the merger agreement, the completion of the merger will accelerate the vesting of options held by CIT's directors and executive officers to purchase an aggregate of approximately 3,019,900 shares of CIT common stock that were not previously exercisable.

    All restricted stock and other equity and equity-based awards granted pursuant to CIT's employee plans will become fully vested and exercisable at the effective time of the merger, in accordance with the terms of the relevant plans and the merger agreement. Approximately 596,091 shares of CIT common stock underlying awards of restricted stock held by directors and executive officers of CIT will vest or become unrestricted and transferable as a result of the merger.

    CIT NEW EXECUTIVE RETIREMENT PLAN

    The completion of the merger will constitute a "change of control" for purposes of the New Executive Retirement Plan of CIT. As a result, if the merger is completed and the employment of a participant is terminated within three years of completion of the merger by CIT without cause or by the participant for good reason (in each case as defined in the New Executive Retirement Plan), then the participant will be entitled to receive benefits, calculated as provided in the plan, if the participant has attained five years of qualifying service prior to the time of termination, rather than the otherwise applicable requirement of 10 years of qualifying service.

    PURCHASE OF DAI-ICHI'S SHARES

    At the time of execution of the merger agreement, Tyco Acquisition and Dai-Ichi entered into a stock purchase agreement. Under this agreement, immediately before the merger is completed, Tyco Acquisition will acquire the 71 million shares of CIT common stock owned by Dai-Ichi for $35.02 per share in cash. Also pursuant to the agreement, Dai-Ichi has agreed to vote all of its shares of CIT common stock in favor of the merger. Two members of the CIT Board are employees of Dai-Ichi or its subsidiaries. For a more complete description of the stock purchase agreement, see "Stock Purchase Agreement" on page 62.

CIT EXCHANGECO EXCHANGEABLE SHARES

    CIT Exchangeco Inc. is a company incorporated under the laws of the Province of Nova Scotia, Canada and is an indirect subsidiary of CIT. The exchangeable shares were issued by CIT Exchangeco upon CIT's acquisition of Newcourt Credit Group Inc., an Ontario corporation, effective November 15, 1999. Holders of exchangeable shares have dividend, liquidation and voting rights with respect to CIT that are functionally and economically equivalent to the rights of holders of CIT common stock. The exchangeable shares are exchangeable at the option of the holder on a one-for-one basis for shares of CIT common stock.

    Pursuant to a voting and exchange trust agreement relating to the exchangeable shares, CIT issued to Montreal Trust Company of Canada, as trustee, one share of special voting stock of CIT for the benefit of the holders of exchangeable shares. The special voting stock has a number of votes, which may be cast at any meeting at which CIT stockholders are entitled to vote, equal to the number of then outstanding exchangeable shares, other than shares held by CIT or its affiliates.

    Pursuant to the merger agreement, Tyco and CIT have agreed that the exchangeable shares shall remain outstanding and that the applicable documents shall, in each case, be modified as required pursuant to the terms thereof to provide that, from and after the effective time of the merger, each exchangeable share shall be exchangeable for 0.6907 of a Tyco common share. The CIT special voting stock will be cancelled and replaced with a new special voting preference share of Tyco, having

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
designations, powers, preferences, rights, qualifications and limitations substantially similar to the designations, powers, preferences, rights, qualifications and limitations of the CIT special voting stock, appropriately adjusted to reflect the exchange ratio. Cash will be paid instead of fractional Tyco common shares when an exchangeable share is exchanged. Following the merger, the exchangeable shares will continue to be listed on the Toronto Stock Exchange.

    For additional information regarding the exchangeable shares, please see "The CIT Group, Inc. Special Meeting" beginning on page 20; "Regulatory Approvals Required for the Merger" beginning on page 45; and CIT's Form 10-K and other filings with the SEC which are incorporated by reference into this document. See "Where You Can Find More Information" on page i.

MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSEQUENCES

    U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of CIT common stock for Tyco common shares in the merger and the ownership of Tyco common shares. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this document. The discussion below is also based on representations made by Tyco, Tyco Acquisition and CIT. If any of these representations is inaccurate, the tax consequences of the merger could differ from those described in this document.

    The discussion below is for general information only and, except where specifically noted, does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold CIT common stock and will hold Tyco common shares as capital assets. The tax treatment of a CIT stockholder may vary depending upon such stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below, including for example, partners of partnerships that hold CIT common stock or will hold Tyco common shares, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and individuals who received CIT common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion, unless otherwise stated, does not address the tax consequences to any CIT stockholder who will own 5% or more of either the total voting power or the total value of the outstanding Tyco common shares after the merger, determined after taking into account ownership under the applicable attribution rules of the U.S. Internal Revenue Code and applicable Treasury Regulations, or non-U.S. Holders, defined below, who have held more than 5% of the CIT common stock at any time within the five-year period ending at the consummation of the merger.

    As used in this section, a "U.S. Holder" means a beneficial owner of CIT common stock who exchanges CIT common stock for Tyco common shares and who is, for U.S. federal income tax purposes:

    - a citizen or resident of the U.S.;

    - a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the U.S. or any political subdivision thereof;

    - an estate whose income is subject to U.S. federal income tax regardless of its source; or

    - a trust:

       1. if, in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or

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
       2. that has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

    As used in this section, a non-U.S. Holder is a holder of CIT common stock who exchanges CIT common stock for Tyco common shares and who is not a U.S. Holder.

    1. CONSEQUENCES OF THE MERGER

    In the opinion of PricewaterhouseCoopers LLP and Wachtell, Lipton, Rosen &
Katz:

    - The merger will constitute a reorganization within the meaning of
      Section 368 of the U.S. Internal Revenue Code that is not subject to
      Section 367(a)(1) of the U.S. Internal Revenue Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to a CIT stockholder that is a "5% transferee shareholder" within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii) who does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8); and

    - Each of Tyco, Tyco Acquisition and CIT will be a party to the reorganization within the meaning of Section 368(b) of the U.S. Internal Revenue Code.

    Based on those conclusions, the following additional material U.S. federal income tax consequences will result from the merger (other than with respect to CIT stockholders that are 5% transferee shareholders who do not enter into a gain recognition agreement as described above):

    - CIT stockholders will not recognize any income, gain or loss on the exchange of CIT common stock for Tyco common shares in the merger (except for cash received in lieu of fractional shares);

    - the tax basis to a CIT stockholder of the Tyco common shares received in exchange for CIT common stock pursuant to the merger, including any fractional share interest in Tyco common shares for which cash is received, will equal such CIT stockholder's tax basis in the CIT common stock surrendered in exchange therefor;

    - the holding period of a CIT stockholder for the Tyco common shares received pursuant to the merger, including any fractional interests in Tyco common shares for which cash is received, will include the holding period of the CIT common stock surrendered in exchange therefor;

    - a CIT stockholder who is a U.S. Holder and who receives cash in lieu of a fractional share interest in Tyco common shares pursuant to the merger will be treated as having received such cash in redemption of such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the CIT stock allocable to such fractional share. Non-U.S. Holders who receive cash in lieu of a fractional share interest in Tyco common shares will not be subject to United States income or withholding tax except as set forth in paragraph 3.b below; and

    - no income, gain or loss will be recognized by Tyco, Tyco Acquisition or CIT as a result of the transfer to CIT stockholders of the Tyco common shares provided by Tyco to Tyco Acquisition pursuant to the merger.

    The obligations of CIT and Tyco Acquisition to complete the merger are conditioned upon the receipt of opinions to the same effect as those described above as of the date that the merger is completed. If the condition relating to delivery of such opinions is waived and there is a material change in the tax consequences of the merger, CIT and Tyco will recirculate proxy materials regarding the merger and resolicit proxies. Such opinions are and will be based on, among other things, facts existing as of the dates of such opinions, certain representations as to factual matters made by Tyco, Tyco Acquisition and CIT and the assumption that the merger is consummated in accordance with the terms of the merger agreement. Such representations or assumption, if incorrect in certain material

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
respects, could jeopardize the conclusions reached in the opinions. Such opinions are not binding on the U.S. Internal Revenue Service or the courts.

    2. TRANSFER TAXES

    In the event that any state or local transfer taxes are imposed on CIT stockholders as a result of the merger, CIT will pay all such transfer taxes, if any, directly to state and local taxing authorities on behalf of all CIT stockholders. Any such payments by CIT made on behalf of the CIT stockholders may result in dividend income to each CIT stockholder on behalf of whom such payment is made. The amount of such dividend income attributable to each share of CIT common stock cannot be determined at this time, but is not expected to be material.

    3. OWNERSHIP OF TYCO COMMON SHARES

    a.  U.S. Holders

    DISTRIBUTIONS

    Distributions made to U.S. Holders of Tyco common shares will be treated as dividends and taxable as ordinary income to the extent that such distributions are made out of Tyco's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of any distribution exceeds Tyco's current and accumulated earnings and profits for a taxable year, the excess will be treated as a tax-free return of capital which reduces such U.S. Holder's tax basis in the Tyco common shares to the extent thereof, and thereafter as capital gain. The U.S. federal income tax treatment described in the immediately preceding sentence applies whether or not such distributions are treated as a return of capital for non-tax purposes. Amounts taxable as dividends generally will be treated as foreign source "passive" income for foreign tax credit purposes. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution by Tyco. U.S. Holders of Tyco common shares that are corporations generally will not be entitled to claim a dividends-received deduction with respect to distributions by Tyco, because Tyco is not a U.S. corporation.

    DISPOSITION

    Gain or loss recognized by a U.S. Holder of Tyco common shares on the sale, exchange or other taxable disposition of Tyco common shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and such U.S. Holder's adjusted tax basis in the Tyco common shares surrendered. Such gain or loss will be long term capital gain or loss if such U.S. Holder's holding period for its Tyco common shares is more than one year. Any gain or loss so recognized generally will be from a U.S. source.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    Certain U.S. Holders may be subject to information reporting with respect to payments of dividends on, and the proceeds of the disposition of, Tyco common shares. U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. The amount of any backup withholding from a payment to a U.S. Holder will be allowable as a refund or credit against such holder's U.S. federal income tax liability, provided that the required information or appropriate claim for refund is furnished to the U.S. Internal Revenue Service. U.S. Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on, and dispositions of, Tyco common shares.

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
    b.  Non-U.S. Holders

    DISTRIBUTIONS AND DISPOSITION

    In general, and subject to the discussion below under "Information Reporting and Backup Withholding", a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on income from distributions with respect to, or gain upon the disposition of, Tyco common shares, unless either (1) the income or gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the U.S. or (2) in the case of gain realized by an individual non-U.S. Holder upon a disposition of Tyco common shares, the non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met.

    In the event that clause (1) in the preceding paragraph applies, such income or gain generally will be subject to regular U.S. federal income tax in the same manner as if such income or gain, as the case may be, were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a corporation, such income or gain may be subject to a branch profits tax at a rate of 30%, although a lower rate may be provided by an applicable income tax treaty. In the event that clause (2), but not clause (1), in the preceding paragraph applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    If the Tyco common shares are held by a non-U.S. Holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required with respect to distributions on and dispositions of Tyco common shares. Information reporting, and possibly backup withholding, may apply if the Tyco common shares are held by a non-U.S. Holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. Holder fails to provide appropriate information. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowable as a refund or credit against such holder's U.S. federal income tax liability provided that the requested information or appropriate claim for refund is furnished to the U.S. Internal Revenue Service. Non-U.S. Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on and dispositions of Tyco common shares.

    BERMUDA TAX CONSEQUENCES

    In the opinion of Appleby Spurling & Kempe, attorneys in Bermuda for Tyco, there will be no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of the delivery of Tyco common shares to CIT stockholders in exchange for CIT common stock pursuant to the merger or to holders of exchangeable shares on the exchange of exchangeable shares pursuant to their terms. In addition, as of the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of Tyco common shares or in respect of distributions by Tyco with respect to Tyco common shares. Furthermore, Tyco has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to Tyco or any of its operations, nor to its common shares nor to obligations of Tyco until the year 2016. This undertaking applies to Tyco common shares. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

    The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of adoption

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of the merger agreement. CIT stockholders are urged to consult their tax advisors concerning the United States federal, state, local and non-United States tax consequences of the merger to them.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES FOR THE HOLDERS OF EXCHANGEABLE SHARES

    In the opinion of McMillan Binch, Canadian counsel for Tyco, the following are the material Canadian federal income tax consequences of the transactions described in the merger agreement, which are, as at the date hereof, generally applicable to a holder of exchangeable shares who (1) deals at arm's length with CIT, CIT Exchangeco, Tyco and Tyco Acquisition, (2) holds its exchangeable shares as capital property and (3) (together with persons with whom the holder does not deal at arm's length or any partnership or trust of which the holder is a member or beneficiary) does not hold, and is not entitled to receive dividends in respect of, more than ten percent of the issued and outstanding exchangeable shares.

    Exchangeable shares will generally be considered to be capital property to the holder unless held in the course of carrying on a business, an adventure or concern in the nature of trade or as "mark-to-market" property for purposes of the Income Tax Act (Canada). Shareholders who do not hold their shares as capital property should consult their own tax advisors regarding their particular circumstances and, in the case of certain "financial institutions" (as defined in the Tax Act), the potential application to them of the "mark-to-market" rules in the Tax Act.

    This summary does not apply to a holder of exchangeable shares of whom CIT or Tyco is, or will be, a foreign affiliate within the meaning of the Tax Act.

    This summary is based on the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Canadian Minister of Finance prior to the date hereof and counsel's understanding of the administrative policies and assessing practices published by the Canada Customs and Revenue Agency (the "CCRA"), all in effect as of the date hereof. No assurance can be given that the proposals to amend the Tax Act and the regulations thereunder will be enacted in their current form, or at all. Except for these proposals, this summary does not take into account or anticipate any changes in law, administrative policy or assessing practice, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, including U.S. federal income tax considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been sought or obtained from the CCRA to confirm the tax consequences of any of the transactions described herein.

    THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF EXCHANGEABLE SHARES. ACCORDINGLY, HOLDERS OF EXCHANGEABLE SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

    Subject to the discussion below concerning certain ancillary rights with respect to the exchangeable shares, the transactions specified in the merger agreement, including, but not limited to, the amendment of the documents governing the exchangeable shares in the manner described in the merger agreement, would not result in any material Canadian federal income tax liabilities to holders of exchangeable shares.

    Under the terms of the documents governing the exchangeable shares, holders of exchangeable shares have received certain ancillary rights comprising an entitlement to direct the voting of the CIT special voting stock and the benefit of an obligation requiring CIT to purchase their exchangeable shares upon the occurrence of certain events. The transactions described in the merger agreement could result in a disposition by a holder of exchangeable shares of some or all of such rights in consideration for new rights conferred by Tyco or its affiliates with substantially similar terms. If this were the case, a holder of exchangeable shares would be considered to have disposed of its existing

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CIT rights for proceeds of disposition equal to the fair market value of the
Tyco rights received. The foregoing comment respecting Canadian tax liabilities is based on the assumption that the Tyco rights would have only nominal value. Counsel cannot express opinions on such factual matters. Moreover, the CCRA is entitled to make its own determinations of value and may determine that the value of the Tyco rights exceeds a nominal amount.

    On the assumption that the exchangeable shares are, at all times, listed on a "prescribed stock exchange" in Canada (which currently includes the Toronto Stock Exchange), the Canadian federal tax effect on the holders of exchangeable shares described above of receiving Tyco common shares on an exchange of their exchangeable shares will generally be the same to such holders as if they had received shares of CIT common stock on such exchange.

ACCOUNTING TREATMENT

    The merger will be treated as a purchase for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of CIT will be recorded in Tyco's consolidated financial statements at their estimated fair market value at the date of the merger, with the remaining purchase price reflected as goodwill. For more information, see the "Notes to Unaudited Pro Forma Combined Condensed Financial Information" beginning on page 69.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    Tyco, Tyco Acquisition and CIT have agreed to use their reasonable best efforts to obtain all regulatory approvals required in order to consummate the merger. Tyco, Tyco Acquisition and CIT have either filed, or intend to file promptly after the date of this proxy statement/prospectus, applications and notifications to obtain the required regulatory approvals. Tyco and CIT cannot provide any assurances that the required regulatory approvals will be obtained and, if obtained, Tyco and CIT cannot provide assurances as to the date of any of these approvals or the absence of any litigation challenging them. Tyco and CIT are not aware of any other material governmental approvals or actions that are required prior to consummation of the merger other than those described below.

    ANTITRUST MATTERS

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits Tyco and CIT from completing the merger until certain information and materials have been furnished to the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting periods have expired or been terminated. On April 6 and April 9, 2001, Tyco and CIT filed their Premerger Notification and Report Forms pursuant to the HSR Act with the FTC and the Antitrust Division. Tyco and CIT expect that the waiting period will expire at 11:59 p.m. New York City time on May 9, 2001, although the waiting period could be extended if the FTC or the Antitrust Division requests additional information or documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the thirtieth day after substantial compliance by the parties with such request. Even after the waiting period expires or has been terminated, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or compel a divestiture of the shares being acquired or substantial assets of Tyco or CIT.

    The merger is also subject to notification to, and approval by, the Commission of the European Communities under Council Regulation (EEC)
No. 4064/89 of 21 December 1989, as amended, on the control of concentrations. Tyco and CIT filed a formal notification with the Commission on April 20, 2001. On receipt of a complete notification, the Commission will have approximately one calendar month in which to assess whether the proposed merger will create or strengthen a dominant position as a result of which competition would be impeded in the European common market or in a substantial part of it. At the end of the initial one month review period, the Commission must either clear the

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proposed merger or, where it has "serious doubts" as to the compatibility of the proposed merger with the European common market, open an in-depth second phase investigation, which may last for a further four months. The initial one month review period may be extended to six weeks if the notifying party offers commitments designed to address any competition concerns identified by the Commission, or if a member state of the European Union requests the transaction be referred for investigation by its own domestic competition authority in circumstances where the transaction impacts on a distinct national market.
During the review process, conditions may be imposed on, or commitments required to be given by, the notifying party. Other than in exceptional circumstances, the proposed merger may not be implemented until the Commission has issued a clearance decision.

    The merger also is subject to notification to the Commissioner of Competition under the pre-merger notification requirements of the Competition Act (Canada). The merger cannot be completed until the parties have either filed a notification and the applicable waiting periods have expired or the Commissioner of Competition has issued an advance ruling certificate or "ARC". Where the Commissioner has issued an ARC, the parties are exempted from the obligation to file a notification. Tyco and CIT requested on April 5, 2001 that an ARC be issued. On April 17, 2001, the Commissioner issued an ARC.

    Neither Tyco nor CIT believes that the consummation of the merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that no governmental agency will challenge the merger on antitrust grounds. State antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or to impose conditions on the merger.

    Tyco and CIT each conducts operations in a number of countries other than the U.S., the European Union and Canada, and filings may have to be made with the governments of these countries under their respective pre-merger notification statutes. Where necessary, the parties intend to make such filings.

    OTHER REGULATORY MATTERS

    Prior to consummating the merger, Tyco is required to obtain the consent of the U.S. Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions for the change in control of CIT's federally-insured Utah industrial loan corporation. Applications or notifications are also required to be filed with various U.S. federal and state authorities as well as self-regulatory organizations in connection with changes in control of certain of CIT's other subsidiaries, including finance companies, insurance companies, small business lending and investment corporations and broker-dealers. These authorities may be empowered to investigate or disapprove a change in control of a regulated entity under the circumstances and based upon the criteria set forth in the applicable laws and regulations. In addition to giving notices of change in control and, as necessary, obtaining consents from various federal and state authorities and self-regulatory organizations, CIT has filed or will file applications for additional licenses in certain states where CIT is currently exempt from licensing requirements by virtue of its status as a non-bank subsidiary of a bank holding company.

    In addition, Tyco and CIT conduct operations in a number of other countries where regulatory filings or approvals may be required in connection with the consummation of the merger.

    Under the Bank Act (Canada), including certain amendments that are proposed to come into force during 2001 (and possibly before the completion of the merger), Tyco will, upon completion of the merger, become a "foreign bank" for the purposes of the Bank Act (Canada) and, as such, will require relief under the Bank Act (Canada) in order to indirectly hold the shares of any Canadian subsidiaries of CIT.

    The relief required will take the form of an order by the Minister of Finance (Canada) either consenting to the indirect acquisition by Tyco of certain Canadian financial services subsidiaries of CIT

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
or exempting Tyco from the application of certain provisions of the Bank Act (Canada) applicable to the Canadian activities of foreign banks. On April 4, 2001, Tyco applied for the relief referred to above, which relief has not yet been granted.

    To the extent that the relief granted under the Bank Act (Canada) does not cover certain Canadian affiliates of CIT, such affiliates may be subject to the review process under the Investment Canada Act. An application for review would need to be filed for any affiliates subject to the review process with the Investment Review Division of Industry Canada no later than thirty days after the consummation of the merger. There is an initial 45-day review period, which the Minister may extend for a further thirty days. Under the Act, the Minister is required to determine whether the acquisition of the relevant Canadian affiliates of CIT by Tyco is of net benefit to Canada. Tyco intends to file any required application within thirty days after consummation of the merger.

    Orders from the securities regulatory authorities of certain Canadian provinces were necessary in order to permit the issuance of the exchangeable shares and CIT common stock in connection with CIT's 1999 acquisition of Newcourt. Exemption orders were also necessary in order to permit the resale of those shares in certain jurisdictions without restriction by persons other than "control persons", provided that certain conditions were met. CIT and Tyco will apply for amendments to the previous orders as necessary to permit the issuance of Tyco common shares in lieu of CIT common stock upon the exchange of exchangeable shares and the subsequent resale of Tyco common shares.

    The orders also provided exemptions to CIT Exchangeco, the CIT indirect subsidiary that issued the exchangeable shares, from the continuous disclosure requirements of applicable Canadian provincial securities laws. Exemptions were granted on certain conditions, including a condition that CIT file with the relevant authorities copies of certain of its reports filed with the SEC and that holders of exchangeable shares receive materials sent to holders of CIT common stock, including annual and interim financial statements of CIT. CIT and Tyco will apply for amendments to the previous orders to permit the substitution of Tyco materials for materials relating to CIT.

    Further filings, authorizations, orders and approvals may be required under applicable provincial securities laws and the rules of the Toronto Stock Exchange. Tyco and CIT have made or applied for, or will make or apply for, any and all such filings, authorizations, orders or approvals as may be required.

U.S. FEDERAL SECURITIES LAW CONSEQUENCES

    CIT stockholders who receive Tyco common shares in the merger can freely transfer such shares, except that persons who are deemed to be "affiliates", as such term is defined under the United States Securities Act of 1933, of CIT prior to the merger may only sell shares they receive in the merger in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Individuals or entities that control, are controlled by, or are under common control with, CIT, including directors and certain officers of CIT, are considered to be affiliates.

    In general, under Rule 145, for one year following the consummation of the merger, CIT affiliates will be subject to the following restrictions on the public sale of Tyco common shares acquired in the merger:

    - a CIT affiliate, together with certain related persons, may sell only through unsolicited "broker transactions" or in transactions directly with a "market maker", as such terms are defined in Rule 144 under the Securities Act;

    - the number of Tyco common shares a CIT affiliate may sell, together with certain related persons and certain persons acting in concert, within any three-month period may not exceed the greater of 1% of the outstanding Tyco common shares or the average weekly trading volume of such shares during the four calendar weeks preceding such sale; and

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
    - a CIT affiliate may sell only if Tyco remains current with its informational filings with the SEC under the Exchange Act.

    After the end of one year from the consummation of the merger, a CIT affiliate may sell Tyco common shares received in the merger without such limitations on the manner of sale or volume, provided that Tyco is current with its Exchange Act informational filings and such CIT affiliate is not then an affiliate of Tyco. Two years after the consummation of the merger, an affiliate of CIT may sell such Tyco common shares without any restrictions, so long as such affiliate was not an affiliate of Tyco for at least three months prior to such sale.

DIVIDENDS

    Although the payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors, Tyco expects to declare regularly scheduled dividends consistent with its past practices. The merger agreement restricts CIT and Tyco from declaring, setting aside, making or paying any dividend or other distribution in respect of their respective capital stock, other than their respective regularly scheduled dividend consistent with past practice, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the consummation of the merger.

STOCK EXCHANGE LISTING

    It is a condition to the merger that the New York Stock Exchange authorize for listing the Tyco common shares to be delivered in connection with the merger. Tyco Acquisition has agreed to cause Tyco to use its best efforts to cause the Tyco common shares to be listed on the NYSE prior to completion of the merger.

APPRAISAL RIGHTS

    Holders of CIT stock will not have appraisal rights under the Delaware General Corporation Law by reason of the merger agreement and the consummation of the merger.

LITIGATION

    CIT and its directors (and in at least one case, Tyco) have been named as defendants in a number of substantially similar lawsuits related to the merger, each filed on behalf of a purported class consisting of the public stockholders of CIT. In six of these complaints, Dai-Ichi has also been named as a defendant. The complaints have been filed in the Court of Chancery, County of New Castle, State of Delaware, and each of them alleges that the merger is wrongful, unfair and harmful to the public stockholders of CIT and that the individual defendants breached their fiduciary duties to the public stockholders in connection with the merger. The complaints seek as relief, among other things, damages in an unspecified amount and an order enjoining consummation of the merger or rescission of the merger. CIT and Tyco believe that the allegations of the complaints are without merit.

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                              THE MERGER AGREEMENT

GENERAL

    This section describes the material provisions of the merger agreement and Tyco's guarantee of Tyco Acquisition's obligations under the merger agreement. This description is not complete, and stockholders are encouraged to read the full text of the merger agreement which is attached as Annex A to this document. In addition, important information about the merger agreement and the merger is provided in the previous section entitled "The Merger" beginning on page 23.

THE MERGER

    At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and the applicable provisions of the Delaware General Corporation Law and the Nevada General Corporation Law, CIT will be merged with and into Tyco Acquisition, the separate corporate existence of CIT will cease and Tyco Acquisition will continue as the surviving corporation.

EFFECTIVE TIME

    Unless the merger agreement is terminated as described below, as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the closing conditions set forth in the merger agreement, Tyco Acquisition and CIT will file merger documentation with the Secretaries of State of the states of Delaware and Nevada, as prescribed by the Delaware General Corporation Law and the Nevada General Corporation Law, respectively.

MERGER CONSIDERATION

    GENERAL

    As a result of the merger, all shares of CIT common stock outstanding immediately prior to the merger, except as described below under "Cancellation", will be converted into the right to receive 0.6907 of a fully paid and nonassessable Tyco common share.

    Shares of CIT common stock held by Dai-Ichi will be purchased by Tyco Acquisition immediately prior to completion of the merger at a purchase price of $35.02 per share in cash. The closing of Tyco Acquisition's purchase of Dai-Ichi's stock is conditioned on satisfaction or waiver of the conditions to the merger. See "Stock Purchase Agreement" on page 62.

    CIT EXCHANGECO SHARES

    Each of the exchangeable shares of CIT Exchangeco will remain outstanding and, at the effective time of the merger, will become exchangeable for 0.6907 of a Tyco common share, subject to the applicable terms and provisions of the agreements that provide for the voting, exchange and certain other rights of the exchangeable shares. These agreements will be modified appropriately to reflect the merger and to substitute, as appropriate, references to Tyco common shares for references to CIT common stock.

    SPECIAL VOTING STOCK

    In connection with the Newcourt acquisition in 1999, CIT issued a share of special voting stock to Montreal Trust Company of Canada as trustee for the benefit of the holders of the exchangeable shares. The share of special voting stock has a number of votes equal to the number of then outstanding exchangeable shares (other than shares held by CIT or its affiliates), which votes may be cast at any meeting at which CIT stockholders are entitled to vote as directed by the holders of the exchangeable shares. The single share of CIT special voting stock will be cancelled and replaced with a

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new special voting preference share of Tyco and will have designations, powers, preferences, rights, qualifications and limitations substantially similar to the designations, powers, preferences, rights, qualifications and limitations of the CIT special voting stock prior to the merger, appropriately adjusted to reflect the exchange ratio. See "The CIT Group, Inc. Special Meeting" beginning on page 20 and "CIT Exchangeco Exchangeable Shares" beginning on page 39.

    ADJUSTMENTS TO EXCHANGE RATIO

    If prior to the effective time of the merger any change in the outstanding shares of capital stock of Tyco or CIT occurs, including any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend, the exchange ratio and any other amounts payable pursuant to the merger or the merger agreement will be adjusted appropriately.

    FRACTIONAL TYCO SHARES

    A CIT stockholder will not receive a fraction of a Tyco common share in the merger. A CIT stockholder who would otherwise have been entitled to a fraction of a Tyco common share will instead receive a cash payment (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing share price of Tyco common shares on the New York Stock Exchange on the trading day immediately preceding the effective time of the merger. Holders of exchangeable shares will receive a fractional share payment, if any, based on the closing share price of Tyco common shares on the trading day immediately preceding the date of exchange of exchangeable shares for Tyco common shares.

    STOCK OPTIONS

    Upon the consummation of the merger, each outstanding option to purchase shares of CIT common stock, whether or not then exercisable, will become, in accordance with the terms of the applicable compensation plans, 100% vested and exercisable. The merger agreement provides that each such stock option:

    - will be exercisable for that number of whole Tyco common shares equal to the product of the number of shares of CIT common stock issuable upon exercise of such option immediately prior to the consummation of the merger multiplied by the exchange ratio, rounded to the nearest whole number of Tyco common shares and the per share exercise price for the Tyco common shares issuable upon exercise of CIT options will be equal to the quotient determined by dividing the exercise price per share of the CIT common stock at which such options were exercisable immediately prior to the consummation of the merger by the exchange ratio, rounded to the nearest whole cent; and

    - will otherwise be subject to the same terms and conditions as were applicable to such option immediately prior to the consummation of the merger.

    CANCELLATION

    Each share of CIT common stock held in CIT's treasury and each share owned by Tyco, Tyco Acquisition or any direct or indirect, wholly-owned subsidiary of CIT or Tyco immediately prior to the effective time of the merger will be cancelled and retired without payment of any consideration.

EXCHANGE OF CIT COMMON STOCK

    As soon as reasonably practicable after the consummation of the merger, Tyco Acquisition will instruct Mellon Investor Services LLC, as exchange agent, to mail to each holder of record of CIT common stock a letter of transmittal and instructions as to how to surrender certificates of CIT

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
common stock in exchange for Tyco common shares and payment for any fractional Tyco shares. If you hold CIT common stock through a bank, broker or other nominee, such nominee will be responsible for effecting the exchange. CIT STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    Holders of certificates previously representing CIT common stock will not be paid dividends or distributions on the Tyco common shares and will not be paid cash in lieu of a fractional Tyco common share until such certificates are surrendered to Mellon Investor Services for exchange. When such certificates are surrendered, any unpaid dividends declared by Tyco after the consummation of the merger and any cash in lieu of a fractional Tyco common share will be paid without interest. For all other corporate purposes, certificates that represented shares of CIT common stock prior to the consummation of the merger will represent, from and after the consummation of the merger, the number of Tyco common shares and cash in respect of fractional Tyco shares into which such shares of CIT common stock are actually converted in the merger.

    Mellon Investor Services will deliver Tyco common shares in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. Tyco Acquisition also may, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Tyco, Tyco Acquisition or Mellon Investor Services with respect to alleged lost, stolen or destroyed certificates.

REPRESENTATIONS AND WARRANTIES

    CIT and Tyco Acquisition have made various customary mutual representations and warranties in the merger agreement about themselves and their respective subsidiaries, as well as, in the case of Tyco Acquisition, Tyco and its other subsidiaries.

CONDUCT OF BUSINESS BY CIT

    CIT has agreed that, prior to the consummation of the merger, CIT will conduct its business, and that of its subsidiaries, only in the ordinary course of business and in a manner consistent with past practice; and CIT will use reasonable commercial efforts to preserve substantially intact the business organization of CIT and its subsidiaries, to keep available the services of the present officers, employees and consultants of CIT and its subsidiaries and to preserve the present relationships of CIT and its subsidiaries with customers, suppliers and other persons with which CIT or any of its subsidiaries has significant business relations. In particular, subject to certain exceptions, CIT has agreed that neither it nor any of its subsidiaries, without the prior written consent of Tyco Acquisition, will:

1. amend or otherwise change CIT's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws;

2. issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest in CIT or any of its subsidiaries or affiliates, except for the issuance of shares of CIT common stock issuable upon the exercise of stock options outstanding on the date of the merger agreement, pursuant to CIT's 401(k) or employee stock purchase plans and in exchange for the exchangeable shares;

3. sell, pledge, dispose of or encumber any assets of CIT or any of its subsidiaries, other than sales of assets in the ordinary course of business and in a manner consistent with past practice, dispositions

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
    of obsolete or worthless assets or sales of immaterial assets not in excess of $20 million in the aggregate;

4. - declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, other than regular quarterly cash dividends of up to $0.10 per share consistent with past practice and other than a dividend paid by a wholly-owned subsidiary of CIT to its parent,

    - split, combine or reclassify any of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,

    - amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its or its subsidiaries' securities, other than in certain limited circumstances,

    - settle, pay or discharge any claim, suit or other action brought or threatened against CIT with respect to or arising out of a stockholder equity interest in CIT, or

    - make any cross-border capital contributions to a subsidiary;

5.  - make any acquisitions,

    - incur any indebtedness for borrowed money aggregating more than $500 million, other than under CIT's medium term note and commercial paper programs,

    - issue any debt securities, or assume, guarantee or endorse or otherwise become responsible for the obligations of any person, or make any loans or advances, other than in the ordinary course of business consistent with past practice (except CIT may not make loans and advances to employees of CIT to fund the exercise price of CIT options or otherwise to purchase shares of CIT common stock),

    - authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $15 million over the twelve-month period beginning on the date of the merger agreement, or

    - enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the above;

6. - increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except in accordance with past practice,

    - grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any current or prospective employee, other than new hire employees in the ordinary course of business whose annual salary does not exceed $200,000 and whose severance benefits do not exceed one times salary (base plus bonus), or

    - establish, adopt, enter into or amend any collective bargaining agreement, benefit plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries;

7. change accounting policies or procedures, except as required by changes in United States generally accepted accounting principles;

8. make any tax election or settle or compromise any United States federal, state, local or non-United States tax liability;

9. pay, discharge or satisfy any claims, liabilities or obligations in excess of $10 million in the aggregate, other than in the ordinary course of business consistent with past practice;

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10. materially restructure or materially change its interest rate sensitivity, through purchases, sales, hedges, swaps, caps or collars or otherwise or the manner in which any current hedges are classified or reported; or

11. take, or agree in writing or otherwise to take, any of the actions described in (1) through (10) above or any action which would make any of the representations or warranties of CIT contained in the merger agreement untrue or incorrect or prevent CIT from performing or cause CIT not to perform its covenants under the merger agreement.

CONDUCT OF BUSINESS BY TYCO

    Tyco Acquisition has agreed that, prior to the consummation of the merger, it will take all action necessary to cause Tyco to conduct its business and that of its subsidiaries in the ordinary course of business and consistent with past practice, including actions taken by Tyco or its subsidiaries in contemplation of the merger or other business acquisitions, and to cause Tyco and its subsidiaries not to, without the prior written consent of CIT:

    1. amend or otherwise change Tyco's Memorandum of Association or Bye-laws except to establish the Tyco special voting preference share as contemplated by the merger agreement and except regarding director remuneration as proposed in Tyco's proxy statement for its 2001 annual general meeting of shareholders;

    2. make or agree to make any acquisition or disposition which would materially delay or prevent the consummation of the merger and the other transactions contemplated by the merger agreement;

    3. declare, set aside, make or pay any dividend or other distribution on any of its capital stock, other than the regular quarterly cash dividends of up to $0.0125 per share and other than a dividend paid by a wholly-owned subsidiary of Tyco to its parent;

    4. change accounting policies or procedures, except as required by changes in United States generally accepted accounting principles; or

    5.  take, or agree in writing or otherwise to take, any actions described in
       (1) through (4) above or any action which would make any of the representations or warranties of Tyco Acquisition contained in the merger agreement untrue or incorrect or prevent Tyco Acquisition from performing or cause Tyco Acquisition not to perform its covenants under the merger agreement.

NO SOLICITATION

    CIT has agreed that it will not solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock or similar transactions involving CIT or any of its subsidiaries which, if consummated, would constitute an "Alternative Transaction". An Alternative Transaction means:

    - any transaction pursuant to which any third party acquires more than 20% of the outstanding shares of any class of CIT's equity securities, whether from CIT or pursuant to a tender offer or exchange offer or otherwise;

    - a merger or other business combination involving CIT pursuant to which any third party acquires more than 20% of the outstanding equity securities of CIT or the entity surviving such merger or business combination;

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
    - any transaction pursuant to which any third party acquires more than 20% of the fair market value of all of the assets of CIT and its subsidiaries, taken as a whole, immediately prior to such transaction; or

    - any other consolidation, business combination, recapitalization or similar transaction involving CIT or any of its significant subsidiaries, other than transactions contemplated by the merger agreement.

    Any inquiry or proposal by a third party to effect an Alternative Transaction is referred to as an "Acquisition Proposal".

    CIT has agreed that it will not have any discussions with or provide any confidential information to any third party that would encourage or facilitate an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal. Neither CIT nor CIT's Board of Directors may withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Tyco Acquisition, the CIT Board of Directors' adoption of the merger agreement or its approval of the merger, nor may they approve or recommend any Acquisition Proposal or enter into any agreement with respect to any Acquisition Proposal or Alternative Transaction unless the merger agreement has been terminated in accordance with its terms.

    The merger agreement expressly provides that the foregoing covenants shall not prohibit CIT from taking and disclosing to its stockholders a position regarding an Alternative Transaction or Acquisition Proposal as required by the Exchange Act or from making any disclosure to its stockholders required by applicable law, the New York Stock Exchange or the Toronto Stock Exchange, or from providing information to or engaging in discussions with third parties if expressly required by Delaware law.

    CIT has agreed:

    - to immediately cease and cause to be terminated any existing discussions or negotiations with any third party that were ongoing at the time of the execution of the merger agreement;

    - not to release any third party from the confidentiality and standstill provisions of any agreement to which CIT is a party; and

    - to notify Tyco Acquisition orally and in writing within 24 hours after receipt of, or modification or amendment to, all Acquisition Proposals or any request for nonpublic information relating to CIT or any of its subsidiaries in connection with an Acquisition Proposal and to disclose to Tyco Acquisition the terms of all Acquisition Proposals and the identity of the person making any Acquisition Proposal.

    CIT will ensure that the officers and directors of CIT and its subsidiaries and any investment banker or other advisor or representative retained by CIT in connection with the merger are aware of the no solicitation restrictions described above.

CERTAIN OTHER COVENANTS

    AGREEMENTS WITH RESPECT TO AFFILIATES

    Prior to the effectiveness of the registration statement, CIT will identify to Tyco Acquisition all persons who are anticipated to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act at the time of the special meeting of the CIT stockholders. CIT will use its reasonable best efforts to cause each person identified as an "affiliate" to deliver to Tyco Acquisition prior to the date of the CIT special meeting a written agreement that he or she will dispose of Tyco common shares in compliance with the securities laws.

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    INDEMNIFICATION AND INSURANCE

    For six years following the consummation of the merger, the articles of incorporation and by-laws of the surviving corporation will contain the same indemnification provisions as are currently set forth in CIT's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and such provisions will not be amended, modified or otherwise repealed in any manner that would adversely affect the rights thereunder of individuals who were directors or officers of CIT at the consummation of the merger unless otherwise required by law.

    After the consummation of the merger, the surviving corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director or officer of CIT or any of its subsidiaries with respect to acts or omissions occurring on or prior to the consummation of the merger, to the same extent as provided in CIT's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or any applicable contract or agreement as in effect on the date of the merger agreement, in each case for a period of six years following the consummation of the merger.

    Following the merger, the surviving corporation will honor and fulfill in all respects CIT's obligations under the indemnification agreements and employment agreements with CIT's officers and directors existing at or before the consummation of the merger.

    In addition, for a period of six years after the consummation of the merger, Tyco Acquisition will provide, or cause Tyco to provide, CIT's current directors and officers with an insurance and indemnification policy covering events occurring on or prior to the consummation of the merger that is no less favorable than CIT's existing policy; provided, however, that Tyco and the surviving corporation will not be required to pay an annual insurance premium in excess of 200% of the annual premium currently paid by CIT for such insurance, but in such case will purchase as much coverage as possible for such amount.

    FURTHER ACTION/TAX TREATMENT

    The parties to the merger agreement will use all reasonable efforts to, and Tyco Acquisition will cause Tyco to use all reasonable efforts to, take all actions, and to do all other things necessary, proper or advisable to consummate the merger as promptly as practicable, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy all conditions precedent to each of their obligations under the merger agreement. This covenant does not require Tyco to agree to divest, abandon, license, hold separate or take similar action with respect to any assets, tangible or intangible, which are, or impose any liability which is, material to Tyco or CIT or material as compared against the aggregate merger consideration. In addition, Tyco Acquisition and CIT will, and Tyco Acquisition will cause Tyco to, use its reasonable best efforts to cause the merger to qualify as a reorganization under the provisions of
Section 368 of the U.S. Internal Revenue Code, and will not take any actions which might reasonably be expected to prevent the merger from so qualifying.

    PUBLIC ANNOUNCEMENTS

    Tyco Acquisition, Tyco and CIT will not issue any press release or make any written public statement with respect to the merger or the merger agreement without the prior consent of the other party, which consent will not be unreasonably withheld, except as required by law or the regulations of the SEC, the New York Stock Exchange or the Toronto Stock Exchange.

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
    TYCO COMMON SHARES

    Tyco has guaranteed that it will issue to Tyco Acquisition the Tyco common shares to be delivered by Tyco Acquisition to the CIT stockholders in the merger. Tyco also has guaranteed to use its best efforts to list on the New York Stock Exchange the Tyco common shares to be delivered in the merger prior to the effective time of the merger.

    CERTAIN EMPLOYEE BENEFITS

    During the period from the effective time of the merger to the first anniversary of the effective time of the merger, the surviving corporation will continue to maintain certain employee benefit plans, programs and arrangements, for the benefit of each employee of CIT or any of its subsidiaries who is an employee at the effective time of the merger or becomes an employee during this period. With respect to all other employee benefit plans, programs and arrangements, the surviving corporation will provide each CIT employee with employee benefits that are no less favorable in the aggregate than the benefits provided under such CIT employee plans, programs or arrangements immediately prior to the effective time of the merger. The surviving corporation will maintain CIT's executive retirement plans indefinitely after the consummation of the merger, but will not be required to permit new participants to be added to these retirement plans after the consummation of the merger. The merger agreement, as well as the governing CIT employee plans, programs and arrangements, provide that all restricted stock and other equity and equity-based awards granted pursuant to all CIT employee plans, programs and arrangements will become immediately fully vested and exercisable at the effective time of the merger. After the first anniversary of the effective time of the merger, subject to certain exceptions, the surviving corporation will provide CIT employees with employee benefits that are comparable in the aggregate to those provided to similarly situated employees of subsidiaries of Tyco. The surviving corporation will recognize service accrued by CIT employees prior to the effective time for purposes of eligibility, vesting and benefit accrual under any employee benefit plans, will waive pre-existing condition limitations and eligibility waiting periods under any group health plan and will give credit for amounts paid prior to the effective time for purposes of applying deductibles, co-payments and out-of-pocket maximums.

    CIT will amend its 401(k) and employee stock purchase plans, where necessary, to preclude any additional purchases of CIT's common stock beginning two days before the consummation of the merger and will communicate this amendment to the participants in such plans.

    These provisions are subject to certain limitations and qualifications set forth in the merger agreement. These provisions may not be enforced against the surviving corporation by any employee of CIT, and they do not prevent the surviving corporation or any other subsidiary of Tyco from amending or modifying any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment or other service of any person other than as provided above.

    CIT EXCHANGECO SHARES

    Tyco Acquisition and CIT will each take, and Tyco Acquisition will cause Tyco to take, and CIT will cause CIT Exchangeco to take, all action necessary or desirable to permit the holders of exchangeable shares to exchange their exchangeable shares for Tyco common shares following the merger, including all action necessary or desirable to obtain the requisite approvals of the Toronto Stock Exchange and any applicable Canadian securities commission or other Canadian regulatory authority. The exchangeable shares will continue to be listed on the Toronto Stock Exchange following the merger. In addition, Tyco Acquisition will cause Tyco to take all action necessary so that the Tyco common shares issued from time to time upon the exchange of the exchangeable shares are registered under the Securities Act and listed on the New York Stock Exchange.

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CONDITIONS TO THE MERGER

    CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER

    The obligations of Tyco Acquisition and CIT to consummate the merger are subject to the satisfaction of the following conditions:

    1. EFFECTIVENESS OF REGISTRATION STATEMENT. The registration statement of which this document is a part has become effective under the Securities Act and the SEC has not issued any stop order suspending the effectiveness of such registration statement, nor has it initiated or threatened any proceedings for that purpose or in respect of this document;

    2. STOCKHOLDER ADOPTION. The CIT stockholders have adopted the merger agreement;

    3. ANTITRUST. All waiting periods applicable to the consummation of the merger under the HSR Act have expired or been terminated, and all necessary clearances and approvals for the merger under any non-U.S. monopoly laws have been obtained, other than clearances or approvals under any non-U.S. monopoly laws which, if not obtained, would not reasonably be expected to have a material adverse effect on CIT or Tyco;

    4. LEGAL ACTIONS. No action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such an action or proceeding) has been instituted or is pending or threatened by any governmental, administrative or regulatory authority or before any governmental, administrative or regulatory authority or court of competent jurisdiction, domestic or foreign, that is reasonably likely to result in, nor is there in effect, any judgment, decree or order of any governmental, administrative or regulatory authority or court of competent jurisdiction or other legal restraint preventing the consummation of the merger, prohibiting or limiting Tyco Acquisition from exercising all material rights and privileges pertaining to its ownership of the surviving corporation or the ownership or operation by Tyco or any of its subsidiaries of all or a material portion of the business or assets of the surviving corporation and its subsidiaries, or compelling Tyco or any of its subsidiaries, including the surviving corporation and its subsidiaries, to dispose of or hold separate assets which are, or impose any liability which is, material to Tyco or CIT, or material as compared against the aggregate merger consideration, as a result of the merger or the transactions contemplated by the merger agreement;

    5. ILLEGALITY. No statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the merger which makes the consummation of the merger illegal; and

    6. TAX OPINIONS. CIT has received a written opinion of Wachtell, Lipton, Rosen & Katz, counsel to CIT, and Tyco Acquisition has received a written opinion of PricewaterhouseCoopers LLP, tax advisors to Tyco Acquisition, in form and substance reasonably satisfactory to each of them, with respect to the tax-free nature of the merger.

ADDITIONAL CONDITIONS TO OBLIGATION OF TYCO ACQUISITION

    The obligation of Tyco Acquisition to complete the merger is also subject to the following conditions:

    1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of CIT in the merger agreement must be true and correct in all respects on and as of the date of the consummation of the merger, with the same force and effect as if made on and as of the date of the consummation of the merger, except as set forth in the merger agreement and, subject to certain limited exceptions, except as would not reasonably be expected, individually or in the aggregate with all other such failures, to have a material adverse effect, and Tyco Acquisition

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
       has received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of CIT;

    2. AGREEMENTS AND COVENANTS. CIT has performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the date of the consummation of the merger, and Tyco Acquisition has received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of CIT; and

    3. CONSENTS OBTAINED. CIT has obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and has made all filings required to be made, by CIT for the authorization, execution and delivery of the merger agreement and the consummation by it of the transactions contemplated by the merger agreement, except where the failure to do so would not reasonably be expected individually or in the aggregate with all other such failures to have a material adverse effect on CIT or Tyco.

ADDITIONAL CONDITIONS TO OBLIGATION OF CIT

    The obligation of CIT to complete the merger is also subject to the following conditions:

    1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Tyco Acquisition contained in the merger agreement must be true and correct in all respects on and as of the date of the consummation of the merger, with the same force and effect as if made on and as of the date of the consummation of the merger, except as set forth in the merger agreement and except as would not reasonably be expected, individually or in the aggregate with all other such failures, to have a material adverse effect, and CIT has received a certificate to such effect signed by the President or Chief Financial Officer of Tyco Acquisition;

    2. AGREEMENTS AND COVENANTS. Tyco Acquisition has performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the consummation of the merger, and CIT has received a certificate to such effect signed by the President or Chief Financial Officer of Tyco Acquisition;

    3. CONSENTS OBTAINED. Tyco Acquisition and Tyco have obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and have made all filings required to be made, by either of them for the authorization, execution and delivery of the merger agreement and the guarantee and the consummation by them of the transactions contemplated by the merger agreement and the guarantee, except where the failure to do so would not reasonably be expected individually or in the aggregate with all other such failures to have a material adverse effect on CIT, Tyco Acquisition or Tyco; and

    4. LISTING. The New York Stock Exchange has authorized for listing the Tyco common shares to be delivered by Tyco Acquisition in connection with the merger.

TERMINATION

    GROUNDS FOR TERMINATION

    The merger agreement may be terminated at any time prior to the consummation of the merger, notwithstanding the adoption of the merger agreement by the CIT stockholders:

1. by mutual written consent duly authorized by the Boards of Directors of CIT and Tyco Acquisition; or

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2.  by either Tyco Acquisition or CIT, if the merger has not been consummated by
    September 30, 2001 (other than for reasons set forth in 3 below); provided, however, that this right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated on or before September 30, 2001; or

3. by either Tyco Acquisition or CIT, if CIT stockholders do not adopt the merger agreement at the CIT special meeting or have not adopted the merger agreement by September 30, 2001; provided, however, that this right to terminate the merger agreement is not available to CIT if CIT fails to call the CIT special meeting or fails to solicit proxies from the CIT stockholders in favor of the merger as required by the merger agreement; or

4. by either Tyco Acquisition or CIT, if a court of competent jurisdiction or a governmental, administrative or regulatory authority issues a nonappealable final order, decree or ruling or takes any other nonappealable final action which permanently restrains, enjoins or otherwise prohibits the merger; or

5.  by Tyco Acquisition, if CIT or CIT's Board of Directors:

    - withdraws, modifies or changes its approval, adoption or recommendation of the merger agreement or the merger in a manner adverse to Tyco Acquisition or has resolved to do so,

    - approves or recommends to CIT stockholders an Acquisition Proposal or Alternative Transaction,

    - approves or recommends that CIT stockholders tender their shares in any tender or exchange offer that is an Alternative Transaction,

    - fails either (i) to include in this proxy statement/prospectus the recommendation of CIT's Board of Directors in favor of adoption of the merger agreement, or (ii) to solicit from CIT's stockholders proxies in favor of adoption of the merger agreement and to take all other reasonable action necessary or advisable to secure the vote or consent of CIT's stockholders in favor of such adoption, or

    - takes any public position or makes any disclosures to CIT stockholders that has the effect of any of the foregoing, it being understood and agreed that a communication by CIT's Board of Directors to CIT's stockholders pursuant to Rule 14d-9(f)(3) of the Exchange Act or any similar type of communication in connection with the making or amendment of a tender offer or exchange offer shall not be deemed to constitute a basis of termination; or

6.  by either Tyco Acquisition or CIT:

    - if any representation or warranty of the other party set forth in the merger agreement was untrue when made or has become untrue, or

    - upon a breach by the other party of any covenant or agreement set forth in the merger agreement,

    such that, in either case, the conditions to the terminating party's obligation to complete the merger described above under "Conditions to the Merger" would not be satisfied; provided that, if such misrepresentation or breach is curable prior to September 30, 2001 and the party in breach exercises its reasonable best efforts to cure the same, the merger agreement may not be terminated under this clause while such party continues to exercise such efforts.

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    FEE AND EXPENSES

    Except as set forth below, each of Tyco Acquisition and CIT will pay its own fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is consummated. However, if the merger is not consummated, Tyco Acquisition and CIT will share equally (1) all SEC filing fees and printing expenses incurred in connection with the printing and filing of this proxy statement/prospectus and the related registration statement and (2) all conveyance and similar taxes required to be paid or which Tyco Acquisition has agreed should be paid prior to the consummation of the merger.

    CIT must pay Tyco a fee of $325 million and must also pay Tyco and Tyco Acquisition their respective actual, documented and reasonable out-of-pocket expenses, other than financial advisor fees, relating to the transactions contemplated by the merger agreement in an amount not to exceed $20 million, upon the first to occur of any of the following events:

    a. Tyco Acquisition or CIT terminate the merger agreement following the failure of the CIT stockholders to adopt the merger agreement at the CIT special meeting and CIT or any third party publicly announces an Alternative Transaction during the period beginning on the date of the merger agreement and ending 12 months following the date of termination of the merger agreement and such transaction is at any time thereafter consummated on terms substantially equivalent to or more favorable to CIT or CIT's stockholders than the terms of the Alternative Transaction previously announced;

    b. Tyco Acquisition terminates the merger agreement for any of the reasons described in paragraph 5 under "Grounds for Termination" above;

    c. Tyco Acquisition terminates the merger agreement following a willful breach by CIT of the "no solicitation" covenant in the merger agreement or a willful breach by CIT of its covenant to call the CIT special meeting, if such failure to call the special meeting was in response to or to facilitate an Acquisition Proposal; and

    d. Tyco Acquisition terminates the merger agreement because CIT has willfully breached any covenant or agreement of CIT in the merger agreement, as described in paragraph 6 under "Grounds for Termination" above, and CIT or any third party publicly announces an Alternative Transaction during the period beginning on the date of the merger agreement and ending 12 months following the date of termination of the merger agreement and such transaction is at any time thereafter consummated on terms substantially equivalent to or more favorable to CIT or CIT's stockholders than the terms of the Alternative Transaction previously announced.

    If Tyco Acquisition terminates the merger agreement because (i) CIT has breached any covenant or agreement of CIT in the merger agreement, as described in paragraph 6 under "Grounds for Termination" above, and the conditions in paragraph (c) and (d) above are not satisfied, or (ii) a representation or warranty of CIT was untrue when made, as described in paragraph 6 under "Grounds for Termination", CIT must pay Tyco and Tyco Acquisition their respective out-of-pocket expenses, other than financial advisor fees, relating to the transactions contemplated by the merger agreement in an amount not to exceed
$20 million.

    If CIT terminates the merger agreement because Tyco Acquisition breached a covenant or agreement or because a representation or warranty of Tyco Acquisition was untrue when made, as described in paragraph 6 under "Grounds for Termination" above, Tyco Acquisition must pay CIT its out-of-pocket expenses, other than financial advisor fees, relating to the transactions contemplated by the merger agreement in an amount not to exceed $20 million.

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    The fee and/or expenses described above are payable within one business day after a demand for payment following the occurrence of the event requiring such payment; provided that, in no event will Tyco Acquisition or CIT be required to pay such fee and/or expenses to the other if, immediately prior to the termination of the merger agreement, the party otherwise entitled to receive such fee and/or expenses was in material breach of its obligations under the merger agreement. In addition, CIT will not be required to pay such fee and/or expenses if, immediately prior to the termination of the merger agreement, Tyco was in material breach of its obligations under the guarantee.

    The fee payable under certain circumstances by CIT to Tyco is intended, among other things, to compensate Tyco and Tyco Acquisition for their respective costs, including lost opportunity costs, if certain actions or inactions by CIT or its stockholders lead to the abandonment of the merger. This may have the effect of increasing the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. The fee may also have the effect of discouraging persons from making an offer to acquire all of or a significant interest in CIT by increasing the cost of any such acquisition.

AMENDMENT AND WAIVER; PARTIES IN INTEREST

    The parties to the merger agreement may amend the merger agreement in writing by action taken by or on behalf of their respective Boards of Directors at any time prior to the consummation of the merger. However, after adoption of the merger agreement by the CIT stockholders, the merger agreement cannot be amended without stockholder approval, if stockholder approval of such amendment is required by law.

    At any time prior to the consummation of the merger, any party to the merger agreement may extend the time for the performance of any of the obligations or other acts by the other, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver will be valid only if set forth in writing by the party or parties granting such extension or waiver.

    The merger agreement is binding upon and inures solely to the benefit of the parties thereto, and nothing in the merger agreement, express or implied, confers upon any other person any right, benefit or remedy of any nature whatsoever, other than certain indemnification, employment and insurance obligations of Tyco Acquisition and CIT following the consummation of the merger, which are intended for the benefit of certain specified officers and directors of CIT and may be enforced by such individuals. In addition, Tyco may enforce the fee and expenses provisions described under "Fee and Expenses" beginning on page 60.

GUARANTEE

    Tyco has fully and unconditionally guaranteed the representations, warranties, covenants, agreements and other obligations of Tyco Acquisition under the merger agreement.

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
                            STOCK PURCHASE AGREEMENT

    Tyco Acquisition has entered into an amended and restated stock purchase agreement with The Dai-Ichi Kangyo Bank, Ltd. dated as of March 12, 2001. As of the date of the stock purchase agreement, Dai-Ichi beneficially owned
71 million shares of CIT common stock, constituting approximately 27% of the voting power of the outstanding shares of CIT stock. The following summary is qualified in its entirety by reference to the complete text of the stock purchase agreement, which is incorporated by reference into this document and is filed as an exhibit to the registration statement of which this document is a part.

    Pursuant to the stock purchase agreement, Dai-Ichi has agreed to sell all of its CIT common stock to Tyco Acquisition for a purchase price of $35.02 per share in cash. If CIT and Tyco Acquisition agree to change the merger consideration from 0.6907 of a Tyco common share to a different fraction of a Tyco common share, and the market value of such new fraction of a Tyco common share, based upon the last closing price of a Tyco common share prior to such change, is higher than $35.02, Tyco Acquisition will purchase Dai-Ichi's common stock at a price per share equal to such higher price. Dai-Ichi has also agreed to vote its shares in favor of the merger agreement and against, among other things, any action that would result in a breach of the merger agreement or that is intended to or could reasonably be expected to impede the merger, the merger agreement or the stock purchase agreement. Dai-Ichi and Tyco Acquisition have each agreed to make all necessary filings under the Hart-Scott-Rodino Act with respect to the stock purchase and to use its reasonable efforts to take all actions necessary to effectuate the stock purchase agreement, including obtaining all necessary regulatory approvals and consents. The parties also agreed to negotiate financial and other terms that would permit Dai-Ichi to continue its existing business relationship with CIT's "Japan Desk" for a three-year period.

    The closing of the stock purchase is conditioned on, among other things, the satisfaction or waiver of the conditions to the merger and will occur immediately prior to the consummation of the merger. Tyco has unconditionally guaranteed the obligations of Tyco Acquisition under the stock purchase agreement.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

TYCO

    Tyco common shares are listed and traded on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange. The following table sets forth the high and low sales prices per Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets, and the dividends paid on such shares for the quarterly periods presented below. The price and dividends for Tyco common shares have been restated to reflect a two-for-one stock split distributed on October 21, 1999, which was effected in the form of a stock dividend. Although Tyco's fiscal year end is September 30, the information is presented on a calendar year basis.

                                                                      TYCO COMMON SHARES             DIVIDEND PER
                                                             -------------------------------------      COMMON
                                                                   HIGH                 LOW             SHARE
                                                             -----------------   -----------------   ------------
1999:
First Quarter..............................................  $         39.9688            $33.7500      $0.0125
Second Quarter.............................................            47.4063             35.1875       0.0125
Third Quarter..............................................            52.9375             47.1250       0.0125
Fourth Quarter.............................................            53.8750             23.0625       0.0125

2000:
First Quarter..............................................  $         53.2500            $32.0000      $0.0125
Second Quarter.............................................            51.3750             41.0000       0.0125
Third Quarter..............................................            59.1875             45.5625       0.0125
Fourth Quarter.............................................            58.8750             44.5000       0.0125

2001:
First Quarter..............................................  $         63.2100            $42.1300      $0.0125
Second Quarter (through April 20, 2001)....................            51.8500             40.1500

    See "Comparative Market Value Information" on page 18 for recent Tyco common share price information. Stockholders are urged to obtain current market quotations.

    Under the terms of the merger agreement, other than its regularly scheduled quarterly dividend of $0.0125 per Tyco common share, Tyco is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the merger agreement until the earlier of the termination of the merger agreement and the consummation of the merger. The payment of dividends by Tyco in the future will be determined by Tyco's Board of Directors and will depend on business conditions, Tyco's financial condition and earnings and other factors.

CIT

    The following table sets forth the high and low sale prices for CIT's common stock as reported on the New York Stock Exchange and the dividends paid on such shares of common stock for the periods indicated.

                                                                       CIT COMMON STOCK              DIVIDEND PER
                                                            --------------------------------------      COMMON
                                                                  HIGH                 LOW              SHARE
                                                            -----------------   ------------------   ------------
1999:
First Quarter.............................................  $         34.1875             $27.0000       $0.10
Second Quarter............................................            34.0625              26.8750        0.10
Third Quarter.............................................            30.0000              19.5000        0.10
Fourth Quarter............................................            25.7500              17.6875        0.10

2000:
First Quarter.............................................  $         22.2500             $13.4375       $0.10
Second Quarter............................................            19.5625              14.8125        0.10
Third Quarter.............................................            20.9375              15.6250        0.10
Fourth Quarter............................................            20.6250              13.3125        0.10

2001:
First Quarter.............................................  $         31.2000             $18.9375       $0.10
Second Quarter (through April 20, 2001)...................            35.4000              26.3600

    See "Comparative Market Value" on page 18 for recent CIT common stock price information. Stockholders are urged to obtain current market quotations.

    Under the terms of the merger agreement, other than its regularly scheduled quarterly dividends of up to $0.10 per share of CIT common stock, CIT is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the merger agreement until the earlier of the termination of the merger agreement and the consummation of the merger.

    The CIT Exchangeco exchangeable shares are listed on the Toronto Stock Exchange and trade under the symbol "CGX.U". The closing price of the exchangeable shares on the Toronto Stock Exchange on April 20, 2001 was US$ 34.99.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The merger is to be accounted for in accordance with the purchase method of accounting pursuant to APB Opinion No. 16. Accordingly, the accompanying unaudited pro forma combined condensed financial information gives effect to the transaction in accordance with the purchase method of accounting. Pursuant to Rule 11-02 of Regulation S-X, the unaudited pro forma combined condensed financial information excludes extraordinary items and cumulative effect of accounting changes.

    The unaudited pro forma combined condensed financial information should be read in conjunction with:

    1. Tyco's audited Consolidated Financial Statements, including the accounting policies and notes thereto, included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2000,

    2. Tyco's unaudited Consolidated Financial Statements and notes thereto included in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000, and

    3. CIT's audited Consolidated Financial Statements, including the notes thereto, included in its Annual Report on Form 10-K for the year ended December 31, 2000.

    The following unaudited pro forma combined condensed financial information sets forth the combined results of operations for the fiscal year ended September 30, 2000 and the quarter ended December 31, 2000, as if the merger had occurred at the beginning of fiscal 2000, and the financial position as of December 31, 2000, as if the merger had occurred as of that date. CIT has a December 31 year end, which differs from Tyco's September 30 fiscal year end. The unaudited pro forma combined condensed statements of continuing operations for the fiscal year ended September 30, 2000 and the quarter ended December 31, 2000 include the historical results of operations for CIT for the year ended December 31, 2000 and the quarter ended December 31, 2000, respectively. Accordingly, the results for the quarter ended December 31, 2000 for CIT have been included in the operating results for the year ended September 30, 2000 and in the operating results for the quarter ended December 31, 2000. The unaudited pro forma combined condensed balance sheet includes the financial position of CIT as of December 31, 2000.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred if the acquisition had been consummated on October 1, 1999, nor is it necessarily indicative of future operating results.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF CONTINUING
               OPERATIONS FOR THE QUARTER ENDED DECEMBER 31, 2000
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                       PRO FORMA          PRO FORMA
                                                 TYCO       CIT      ADJUSTMENTS(2)        COMBINED
                                               --------   --------   --------------       ----------
Net revenue..................................  $8,020.3   $1,608.5     $      --           $9,628.8
Cost of revenue..............................   4,948.6      348.4            --            5,297.0
Selling, general and administrative
  expenses...................................   1,553.0      350.4          34.3(3)         1,932.9
                                                                            (4.8)
Merger, restructuring and other non-recurring
  charges....................................      18.1         --            --               18.1
Write-off of purchased in-process research
  and development............................     184.3         --            --              184.3
Charge for the impairment of long-lived
  assets.....................................       7.4         --            --                7.4
Net gain on sale of businesses...............    (410.4)        --            --             (410.4)
Interest expense, net........................     168.1      652.2          42.5(4)           862.8
                                               --------   --------     ---------           --------
Income from continuing operations before
  income taxes and minority interest.........   1,551.2      257.5         (72.0)           1,736.7
Income taxes.................................    (529.5)     (97.4)         13.1(5)          (613.8)
Minority interest............................     (12.5)        --          (3.0)             (15.5)
                                               --------   --------     ---------           --------
Income from continuing operations............  $1,009.2   $  160.1     $   (61.9)          $1,107.4
                                               ========   ========     =========           ========

Income from continuing operations per common
  share(1):
  Basic......................................     $0.58      $0.62                            $0.59
  Diluted....................................     $0.57      $0.61                            $0.58

Weighted average number of common shares(1):
  Basic......................................   1,735.2      260.0                          1,867.3
  Diluted....................................   1,762.2      262.5                          1,894.3

   See accompanying notes to unaudited pro forma combined condensed financial information.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF CONTINUING
            OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                         PRO FORMA          PRO FORMA
                                                  TYCO        CIT      ADJUSTMENTS(2)       COMBINED
                                                ---------   --------   --------------       ---------
Net revenue...................................  $28,931.9   $6,160.4     $      --          $35,092.3
Cost of revenue...............................   17,931.2    1,281.3            --           19,212.5
Selling, general and administrative
  expenses....................................    5,252.0    1,395.9         137.4(3)         6,766.1
                                                                             (19.2)
Merger, restructuring and other non-recurring
  charges, net................................      175.3         --            --              175.3
Charge for the impairment of long-lived
  assets......................................       99.0         --            --               99.0
Interest expense, net.........................      769.6    2,497.7         160.8(4)         3,428.1
Gain on issuance of common shares by
  subsidiary..................................   (1,760.0)        --            --           (1,760.0)
                                                ---------   --------     ---------          ---------
Income from continuing operations before
  income taxes and minority interest..........    6,464.8      985.5        (279.0)           7,171.3
Income taxes..................................   (1,926.0)    (373.9)         49.0(5)        (2,250.9)
Minority interest.............................      (18.7)        --         (11.9)             (30.6)
                                                ---------   --------     ---------          ---------
Income from continuing operations.............  $ 4,520.1   $  611.6     $  (241.9)         $ 4,889.8
                                                =========   ========     =========          =========

Income from continuing operations per common
  share(1):
  Basic.......................................      $2.68      $2.34                            $2.69
  Diluted.....................................      $2.64      $2.33                            $2.65

Weighted average number of common shares(1):
  Basic.......................................    1,688.0      261.1                          1,820.1
  Diluted.....................................    1,713.2      262.7                          1,845.3

   See accompanying notes to unaudited pro forma combined condensed financial information.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      BALANCE SHEETS AT DECEMBER 31, 2000
                                 (IN MILLIONS)

                                                                              PRO FORMA          PRO FORMA
                                                TYCO            CIT         ADJUSTMENTS(2)        COMBINED
                                              ---------      ---------      --------------       ----------
                 ASSETS
Current assets:
  Cash and cash equivalents.............      $ 1,480.7      $   812.1        $      --          $  2,292.8
  Accounts receivable, net..............        6,040.5             --               --             6,040.5
  Inventories...........................        4,994.9             --               --             4,994.9
  Current portion of financing
    receivables, net of reserve for
    credit losses.......................             --       13,987.3               --            13,987.3
  Other current assets..................        2,167.7        2,698.4            906.2             5,772.3
                                              ---------      ---------        ---------          ----------
    Total current assets................       14,683.8       17,497.8            906.2            33,087.8
Long-term financing receivables, net of
  reserve for credit losses.............             --       19,041.7               --            19,041.7
Construction in progress--TyCom Global
  Network...............................          381.0             --               --               381.0
Property, plant and equipment (including
  operating lease equipment), net.......        9,011.6        7,190.6            255.4            16,457.6
Goodwill and other intangibles, net.....       22,879.6        1,964.6          3,434.0 (6)        28,278.2
Other assets............................        2,801.0        2,995.1           (560.7)            5,235.4
                                              ---------      ---------        ---------          ----------
        Total assets....................      $49,757.0      $48,689.8        $ 4,034.9          $102,481.7
                                              =========      =========        =========          ==========

  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Loans payable and current portion of
    long-term debt......................      $ 2,134.1      $20,483.8        $      --          $ 22,617.9
  Accounts payable......................        3,467.2             --            546.2             4,013.4
  Accrued expenses and other current
    liabilities.........................        4,751.1        4,467.5             54.7             9,348.3
                                                                                   75.0 (7)
  Contracts in process--billings in
    excess of cost......................          851.2             --               --               851.2
  Income taxes payable..................        1,923.1             --               --             1,923.1
                                              ---------      ---------        ---------          ----------
    Total current liabilities...........       13,126.7       24,951.3            675.9            38,753.9

Long-term debt..........................       13,143.1       17,481.3          2,486.4 (4)        33,110.8
Other long-term liabilities.............        2,748.2             --               --             2,748.2
                                              ---------      ---------        ---------          ----------
    Total liabilities...................       29,018.0       42,432.6          3,162.3            74,612.9

Mandatorily redeemable preference
  shares................................             --          250.0               --               250.0
Minority interest.......................          354.8             --               --               354.8

Shareholders' Equity:
  Retained earnings.....................        9,385.3        2,603.3         (2,603.3)(8)         9,385.3
  Other shareholders' equity............       10,998.9        3,403.9         (3,403.9)(8)        17,878.7
                                                                                6,879.8 (9)
                                              ---------      ---------        ---------          ----------

    Total shareholders' equity..........       20,384.2        6,007.2            872.6            27,264.0
                                              ---------      ---------        ---------          ----------
        Total liabilities and
          shareholders' equity..........      $49,757.0      $48,689.8        $ 4,034.9          $102,481.7
                                              =========      =========        =========          ==========

   See accompanying notes to unaudited pro forma combined condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

(1) The unaudited pro forma combined per share amounts are based on the pro forma combined weighted average number of common shares which equals Tyco's weighted average number of common shares outstanding for the period plus the total number of Tyco common shares that will be delivered to CIT stockholders in the merger and upon the exchange of the exchangeable shares. The number of shares to be delivered in the merger and upon the exchange of the exchangeable shares is based on the CIT stockholders and holders of the exchangeable shares receiving 0.6907 Tyco common shares for each share of CIT common stock or exchangeable share held. Immediately prior to the consummation of the merger, a subsidiary of Tyco will purchase 71 million shares of CIT from Dai-Ichi for $35.02 per share in cash. For purposes of the unaudited pro forma combined condensed financial information, the number of shares of CIT common stock on March 12, 2001 of 191,213,263 was used. This amount includes 179,926,113 outstanding common shares and 11,287,150 exchangeable shares, and excludes the 71 million shares to be purchased for cash.

(2) There were no material transactions between Tyco and CIT during any of the periods presented. Certain reclassifications, none of which affects income from continuing operations, have been made to CIT's statements of operations and balance sheet in the unaudited pro forma combined condensed financial statements to reclassify minority interest, other current assets, property, plant and equipment, other assets and accounts payable, on a basis consistent with Tyco's financial statements. Accrued purchase liabilities and adjustments related to the integration of operations are expected to be recorded in connection with the merger with CIT, but such amounts are not determinable at this time, and are not, therefore, included as pro forma adjustments in the unaudited pro forma combined condensed financial information.

(3) The allocation of the purchase price to the fair value of assets and liabilities of CIT has not yet been determined. Therefore, for purposes of the unaudited pro forma combined condensed financial information, the excess of the purchase price over the book value of net assets acquired of CIT is being recorded as goodwill and amortized over an estimated composite
    25 year life to selling, general and administrative expenses.

(4) The increase in long-term debt and the related interest expense reflects the purchase of 71 million shares for $35.02 per share funded with Tyco's commercial paper program.

(5) The income tax benefit relates to the assumed increase in interest expense, slightly offset by the tax effect of the minority interest reclassification.

(6) Represents the excess of the purchase price over the net assets acquired of CIT. See (3) above for further discussion. The purchase price of $9,366.2 million was determined based upon the sum of the following: the six day average, three days before and after the announcement of the merger, of the daily volume weighted selling prices per Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets, multiplied by 132,071,001 shares, which is the total number of Tyco common shares that will be delivered in the merger and to the holders of exchangeable shares (see (1) above for further discussion); the 71 million shares of CIT multiplied by $35.02 per share to be paid in cash; the preliminary estimate of the fair value of options to be exchanged in the merger; and estimated direct transaction costs related to the merger.

(7) Represents the increase in accrued expenses for estimated direct transaction costs related to the merger.

(8) Represents the elimination of CIT's equity accounts.

(9) The increase in shareholders' equity reflects the value of 132,071,001 Tyco common shares to be issued in the merger and upon exchange of the exchangeable shares plus the preliminary estimate of the fair value of options to be exchanged in the merger.

      COMPARISON OF RIGHTS OF STOCKHOLDERS OF CIT AND SHAREHOLDERS OF TYCO

    CIT is a Delaware corporation, and the rights of CIT's stockholders are governed by CIT's Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws and Delaware law. Upon consummation of the merger,
(1) CIT's stockholders will become shareholders of Tyco and (2) holders of CIT Exchangeco's exchangeable shares will have the right to exchange those shares for Tyco common shares rather than for shares of CIT common stock. The shareholder rights of the holders of Tyco common shares are governed by Tyco's Memorandum of Association, its Bye-laws and Bermuda law.

    The following is a summary of material differences between the rights of a CIT stockholder and the rights of a Tyco shareholder arising from differences between the corporate laws of Delaware and Bermuda and the governing instruments of the two companies. This summary is not a complete description of those laws or governing instruments.

    Copies of Tyco's Memorandum of Association and Bye-laws and CIT's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws have been filed with the SEC and will be sent to stockholders of CIT upon request. See "Where You Can Find More Information" on page i.

             DELAWARE LAW AND CURRENT                            BERMUDA LAW AND CURRENT
            GOVERNING DOCUMENTS OF CIT                         GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------  --------------------------------------------------
                                      AUTHORIZED CAPITAL SHARES

-  1,210,000,000 shares of common stock             -  2,500,000,000 common shares

-  50,000,000 shares of preferred stock, including  -  125,000,000 preference shares. Following the
   one share designated as special voting stock.       merger, one share will be designated as a
                                                       special voting preference share.

                                   SPECIAL MEETINGS OF SHAREHOLDERS

-  CIT stockholders may not call a special meeting  -  Tyco shareholders holding at least 10% of the
   of CIT stockholders.                             paid- up capital of Tyco may require Tyco to call
                                                       a special meeting.

-  Special meetings of CIT stockholders may be      -  The Tyco Bye-laws provide that the Tyco Board
   held at any time when called by the Chairman of  of Directors may call a special general meeting of
   CIT's Board of Directors, a Vice Chairman of        Tyco shareholders whenever they judge it
   the Board of Directors, the Chief Executive         necessary.
   Officer, the President or, at the request in
   writing of the majority of the CIT Board of
   Directors, any other officer.

                                                QUORUM

-  The presence in person or by proxy of the        -  The presence, in person or by proxy, of any two
   holders of a majority of the voting power of        Tyco shareholders at a shareholders meeting
   the outstanding CIT stock entitled to vote on       generally constitutes a quorum.
   the matters that are to be voted on at that
   meeting, including the exchangeable shares of
   CIT Exchangeco represented through the special
   voting stock, constitutes a quorum.

             DELAWARE LAW AND CURRENT                            BERMUDA LAW AND CURRENT
            GOVERNING DOCUMENTS OF CIT                         GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------  --------------------------------------------------
                                            VOTING RIGHTS

-  Each share of CIT common stock is entitled to    -  Any proposal at a general meeting may be
   one vote on all matters submitted to CIT         decided by a show of hands of the shareholders
   stockholders. The special voting stock has a        present in person unless a poll is demanded.
   number of votes equal to the number of then         Where a poll is demanded, a shareholder is
   outstanding exchangeable shares, other than         entitled to one vote for each Tyco common share
   those held by CIT or its affiliates and shares      held by the shareholder.
   as to which voting instructions have not been
   received from the holders.
                                                    -  Following the merger, the special voting
                                                    preference share will have, on a poll, a number of
                                                       votes equal to the number of Tyco common shares
                                                       for which the then outstanding exchangeable
                                                       shares are exchangeable, disregarding
                                                       exchangeable shares owned by Tyco and its
                                                       affiliates and shares as to which voting
                                                       instructions have not been received from the
                                                       holders.

                                                    -  The Tyco Bye-laws provide that a Tyco
                                                    shareholder will lose voting rights:
                                                    (1) for the period the shareholder fails to comply
                                                    with a notice from Tyco requesting specified
                                                        information regarding such person's interest
                                                        in Tyco shares, plus an additional 90 days;
                                                    (2) if such shareholder fails after notice by Tyco
                                                    to make a takeover offer in accordance with the
                                                        City Code on Takeovers and Mergers issued by
                                                        the Panel on Takeovers and Mergers in the
                                                        United Kingdom as applied by or in accordance
                                                        with the Tyco Bye-laws;
                                                    (3) upon notice by the Tyco Board of Directors,
                                                    for a period of 180 days if such shareholder
                                                        acquires three percent or more of Tyco's
                                                        issued share capital of any class of and fails
                                                        to notify Tyco of such acquisition within two
                                                        days; or
                                                    (4) upon notice by the Tyco Board of Directors,
                                                    for a period of 180 days if such shareholder holds
                                                        3% or more of Tyco's issued share capital of
                                                        any class and fails to notify Tyco of a change
                                                        in the shareholder's interests amounting to 1%
                                                        or more of the share capital of any class.

                                    NOTICE OF STOCKHOLDER MEETINGS

-  Delaware law requires that notice of             -  Under Bermuda law and the Tyco Bye-laws, at
   stockholder meetings be given to holders of      least 5 days' notice must be given of any
   record not more than 60 nor less than 10 days       shareholders meeting.
   prior to an annual or special meeting.

                                SHAREHOLDER NOMINATIONS AND PROPOSALS

-  For a stockholder to bring nominations or other  -  Any Tyco shareholder may nominate a director
   business before an annual meeting, the           for election by notice to Tyco. To be timely, such
   stockholder (who must be a holder of record at      a notice must be given to the Secretary of Tyco
   the time such notice is given) must have given      not less than six and not more than 28 clear
   timely notice in                                    days before

             DELAWARE LAW AND CURRENT                            BERMUDA LAW AND CURRENT
            GOVERNING DOCUMENTS OF CIT                         GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------  --------------------------------------------------
   writing to CIT's Secretary and the business         the date of the relevant general meeting. Under
   must be a proper subject for stockholder action     Bermuda law, only Tyco shareholders holding not
   under Delaware law. Generally, notice is timely     less than 5% of the total voting rights or 100
   if it is given not less than 60 days and not        or more shareholders in number may require a
   more than 90 days prior to the first                proposal be submitted to an annual general
   anniversary of the preceding year's annual          meeting. Generally, to be timely, notice of
   meeting. Nominations of persons for election to     such a proposal must be received by Tyco not
   the CIT Board of Directors may be made at a         less than six weeks before the annual general
   special meeting of stockholders at which            meeting. The Tyco Board can waive these
   directors are to be elected by any CIT              requirements regarding shareholder proposals,
   stockholder who is entitled to vote at the          and the staff of the SEC has taken the position
   meeting, who complies with the notice               that the SEC's proxy rules may require Tyco to
   procedures and who is a stockholder of record       include in its proxy materials proposals of
   at the time the notice is given.                    shareholders who do not satisfy these
                                                       requirements.

                                    STOCKHOLDER PREEMPTIVE RIGHTS

-  Delaware law provides that no stockholder shall  -  Bermuda law does not confer preemptive rights
   have any preemptive rights to purchase           on shareholders, in respect of the issue of
   additional securities of the corporation unless     additional securities of a Bermuda company, but
   the certificate of incorporation expressly          would permit such rights to be conferred by a
   grants these rights. CIT's Certificate of           company's bye- laws. The Tyco Bye-laws do not
   Incorporation does not provide for preemptive       provide for any such preemptive rights.
   rights for CIT's stockholders.

                                          DERIVATIVE ACTIONS

-  CIT stockholders do not have a direct and        -  Tyco shareholders may not generally initiate an
   individual right to enforce rights which could      action for a wrongdoing to the company. In
   be asserted by CIT itself. Instead, under           certain limited circumstances, however, Tyco
   Delaware law, they may in certain circumstances     shareholders may proceed in a derivative
   enforce the rights derivatively on behalf of        action.
   CIT through a judicial process.

-  Under Delaware law, a complaint in a derivative  -  The Bermuda courts would ordinarily follow
   suit must:                                          English precedent, which permits a shareholder
(1) state that the plaintiff was a stockholder at      to commence a derivative action only if:
    the time of the transaction with respect to     (1) the act complained of is alleged to be beyond
    which the plaintiff complains or that the       the corporate power of the company or to be
    plaintiff's shares thereafter became the            illegal;
    plaintiff's by operation of law; and            (2) the act complained of is alleged to constitute
(2) (a) allege with particularity the efforts       a fraud against the minority shareholders by the
    plaintiff has made to obtain the action the         majority shareholders who have used their
    plaintiff desires from the directors of the         controlling position to prevent the company
    company or (b) state the reasons for the            from taking action against the wrongdoers;
    plaintiff's failure to obtain the action or     (3) an act requires approval by a greater
    for not making the effort to obtain the         percentage of the company's shareholders than
    action.                                             actually approved it; or
   The plaintiff must remain a stockholder          (4) there is an absolute necessity to waive the
   throughout the duration of the derivative suit.  general rule that a shareholder may not bring a derivative action so that the company's
                                                        Memorandum of Association or Bye-laws are not
                                                        violated.

                                                    -  Under Bermuda law, a shareholder who complains
                                                       that the affairs of a company are being or have
                                                       been conducted in a manner oppressive or
                                                       prejudicial to some of the shareholders,
                                                       including himself, may petition the court for
                                                       relief, and the
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
                                                       court has wide discretion to grant relief if it
                                                       is satisfied that the complaint is so justified
                                                       and that:
                                                    (1) to wind up the company would unfairly
                                                    prejudice those shareholders, but
                                                    (2) the facts otherwise would justify a winding-up
                                                    order on just and equitable grounds.
                                                        Traditionally, such relief has been granted in
                                                        relatively limited circumstances.

                                          BOARD OF DIRECTORS

-  CIT's Bylaws provide that CIT's Board of         -  The Tyco Bye-laws provide that the number of
   Directors consists of ten directors, subject to     directors may be determined by the shareholders
   any rights of holders of preferred stock,           in general meeting, provided that there are at
   unless the Board of Directors votes to increase     least two directors. The Tyco Bye-laws require
   or decrease the number of directors. A CIT          that a director be a shareholder.
   director does not have to be a stockholder.      -  Bermuda law would permit a classified Board of
-  Delaware law would permit a classified Board of     Directors, but the Tyco Bye-laws do not provide
   Directors, but CIT's Certificate of                 for one.
   Incorporation and Bylaws do not provide for
   one.

                                         REMOVAL OF DIRECTORS

-  Subject to any rights of holders of CIT          -  A director of Tyco may be removed from office,
   preferred stock, any CIT director may be            with or without cause, by the shareholders at a
   removed from office, with or without cause, by      general meeting or by written resolution signed
   the holders of a majority of the votes entitled     by all the other directors. The Tyco Bye-laws
   to be cast by holders of all outstanding shares     authorize the Tyco Board of Directors to fill
   of CIT common stock and (through the special        any vacancy in the Tyco Board of Directors and
   voting stock) the exchangeable shares, voting       authorize the remaining Directors to act
   together as one class. Subject to any rights of     notwithstanding any vacancy. A director so
   the holders of CIT preferred stock, and unless      appointed holds office until the next annual
   the CIT's Board of Directors otherwise              general meeting.
   determines, any vacancy occurring in the CIT
   Board of Directors may be filled by a vote of
   the majority of directors then in office,
   though less than a quorum, or by a sole
   remaining director. The directors chosen hold
   office until the next annual election and until
   their successors are duly elected and
   qualified.

                              AMENDMENTS TO CHARTER DOCUMENTS AND BYLAWS

-  Under Delaware law, any amendment of a           -  Under Bermuda law, a company may alter its
   company's certificate of incorporation              Memorandum of Association by resolution passed
   requires:                                            at a general meeting of shareholders of which
(1) the recommendation of the Board of Directors;       due notice has been given and, where required,
(2) the affirmative vote of a majority of the           with the consent of the Minister of Finance.
    outstanding stock entitled to vote thereon;         Such a resolution requires an affirmative vote
    and                                                 of a majority of the votes cast and need not
(3) the affirmative vote of a majority of the           be recommended by the Board of Directors
    outstanding stock of each class entitled to
    vote thereon as a class.

-  In addition, certain provisions of CIT's         -  Holders of at least 20% of any class of the
   Certificate of Incorporation relating to the        company's share capital may apply to the
   special voting stock can only be amended with       Bermuda Supreme Court to annul any alteration.
   the approval of the trustee holding the special     Upon such application, the alteration will not
   voting share, acting under the instructions of      have effect until it is confirmed by the Court.
   the holders of the exchangeable shares.
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-  CIT's Bylaws may be altered, amended or          -  The Tyco Bye-laws may only be amended by the
   repealed at any meeting of the Board of             Tyco Board and such amendment becomes effective
   Directors or the stockholders, provided that        only after confirmation by the Tyco
   notice of the proposed alteration, amendment or     shareholders.
   repeal is contained in the notice of the         -  The Tyco Bye-laws provide that, if Tyco has two
   meeting where the action is to be taken.         or more classes of shares, the rights attached to
                                                       any class of shares, unless otherwise provided
                                                       by the terms of such class, may be varied
                                                       either by the consent in writing of the holders
                                                       of three-fourths of the shares of the class, or
                                                       by a resolution passed at a separate meeting of
                                                       the holders of such class of shares by holders
                                                       of three-fourths of the shares of such class
                                                       voting at such separate meeting. Certain
                                                       procedural rules of such a separate meeting
                                                       differ from the rules of a Tyco general
                                                       meeting.
                                                    -  Following the merger, the terms of the special
                                                       voting preference share can only be amended
                                                       with the approval of the trustee holding such
                                                       share, acting under the instructions of the
                                                       holders of the exchangeable shares.
                                                    -  Pursuant to Bermuda law, holders of at least
                                                    10% of a class of shares in a company in which the
                                                       share capital is divided into different classes
                                                       may apply to the Bermuda Supreme Court to annul
                                                       any variation in the rights attached to the
                                                       class of shares. Upon such application, the
                                                       variation will not have effect until it is
                                                       confirmed by the Court.

                                           SHARE PURCHASES

-  Under Delaware law, no corporation may purchase  -  Generally, Tyco may purchase its shares for
   or redeem its own shares of capital stock for       cancellation, unless, on the date on which the
   cash or other property when the capital of the      purchase is to be effected, there are
   corporation is impaired or when the purchase or     reasonable grounds for believing that Tyco is,
   redemption would cause any impairment of the        or after the purchase would be, unable to pay
   capital of the corporation. CIT may only            its liabilities as they become due and subject
   repurchase or redeem its stock if CIT's             to certain statutory requirements as to the
   remaining assets after the repurchase or            funds from which payment in respect of such
   redemption are sufficient to pay any of its         purchase may be made.
   outstanding debts. No stock repurchase or
   redemption releases any liability of any
   stockholder whose shares have not been fully
   paid.

-  Unless stock is held in a fiduciary capacity,    -  A subsidiary of Tyco also may purchase Tyco
   Delaware law prohibits subsidiaries from voting  shares. Tyco shares owned by a subsidiary of Tyco
   their parent company's stock or counting that       may be voted on all matters on which
   stock for quorum purposes.                          shareholders are entitled to vote and are
                                                       counted for quorum purposes.

-  Delaware law permits CIT to constitute and       -  Bermuda law permits Tyco to constitute and
   issue shares of stock of any class or series     issue preference shares which are redeemable at
   which are redeemable at the option of either        the option of either the company or the holder.
   CIT or the holder of the stock or upon the
   happening of a specified event.
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
                   SALE, LEASE OR EXCHANGE OF ASSETS, MERGERS, SHARE ACQUISITIONS,
                             BUSINESS COMBINATIONS AND RELATED PROVISIONS

-  Delaware law requires the affirmative vote of a  -  Under Bermuda law, a company's shareholders are
   majority of the outstanding stock entitled to       not generally required to approve a sale, lease
   vote thereon to authorize any merger,               or exchange of all or substantially all of a
   consolidation, dissolution or sale of               company's property and assets. Bermuda law does
   substantially all of the assets of a                require, however, that shareholders approve
   corporation, except that, unless required by        certain forms of mergers and reconstructions. A
   its certificate of incorporation: (i) no            compromise or arrangement in connection with a
   authorizing stockholder vote is required of a       scheme for the reconstruction of the company on
   corporation surviving a merger if (A) that          terms which include the transfer of all or part
   corporation's certificate of incorporation is       of the undertaking or the property of the
   not amended in any respect by the merger, (B)       company to another company requires the
   each share of stock of that corporation             approval of a majority in number representing
   outstanding immediately prior to the effective      three-fourths in value of the shareholders or
   date of the merger will be an identical             class of shareholders, as the case may be,
   outstanding or treasury share of the surviving      present and voting either in person or by proxy
   corporation after the effective date of the         at the meeting, and the sanction of the Bermuda
   merger, and (C) the number of shares to be          Supreme Court.
   issued in the merger plus those initially        -  Pursuant to Bermuda law, an amalgamation of two
   issued upon conversion of any other securities      or more companies requires Board approval and
   to be issued in the merger do not exceed 20% of     the approval of the shareholders of each
   that corporation's outstanding common stock         company by a three-fourths majority. The
   immediately prior to the effective date of the      required vote of shareholders may be reduced to
   merger; and (ii) no authorizing stockholder         not less than a majority by a company's
   vote is required of a corporation to authorize      Bye-laws. For purposes of approval of an
   a merger with or into a single direct or            amalgamation, all shares, whether or not
   indirect wholly-owned subsidiary of that            otherwise entitled to vote, carry the right to
   corporation (provided certain other limited         vote. A separate vote of a class of shares is
   circumstances apply). Stockholder approval is       required if the rights of such class would be
   also not required under Delaware law for            altered by virtue of the amalgamation.
   mergers or consolidations in which a parent      -  The Tyco Bye-laws permit the Tyco Board to make
   corporation merges or consolidates with a           applicable to Tyco certain rules of the City
   subsidiary of which it owns at least 90% of the     Code on Takeovers and Mergers issued by the
   outstanding shares of each class of stock.          Panel on Takeovers and Mergers in the United
-  Generally, Section 203 of the Delaware General      Kingdom.
   Corporate Law prohibits "business                -  The City Code on Takeovers and Mergers requires
   combinations", including mergers, sales and         any person or group acting in concert which
   leases of assets, issuances of securities and       acquires shares that, together with shares
   similar transactions, by a corporation or a         previously owned by it, have 30% or more of the
   direct or indirect majority-owned subsidiary of     voting power of a company, to make an offer to
   the corporation with an "interested                 purchase all equity shares of the company and
   stockholder" who beneficially owns 15% or more      any of the company's voting non-equity capital
   of a corporation's voting stock within three        shares of the type held by such person or
   years after the person or entity becomes an         group. The offer price must not be less than
   interested stockholder, subject to certain          the highest price paid in the preceding 12
   exceptions. CIT, in accordance with Section         months for shares of the same class by such
   203(b)(1) of the Delaware General Corporate         person or anyone in such group and must be made
   Law, elected not to be governed by Section 203.     in cash or include a cash alternative.
                                                    -  If a person or group owns 30% or more of the
                                                    Tyco shares, and the Tyco Board determines that an
                                                       offer under the City Code is not expedient or
                                                       the person or group is required to make such an
                                                       offer but fails to do so, the Tyco Board may by
                                                       notice require such a person or group to make
                                                       an offer which:
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--------------------------------------------------  --------------------------------------------------

                                                    (1) includes all shares of every class of share
                                                    capital of Tyco and, if the Tyco Board so
                                                        requires, all securities of Tyco convertible
                                                        into Tyco shares;
                                                    (2) is in cash or includes a cash alternative;
                                                    (3) is made within 30 days of the Tyco Board's
                                                        notice;
                                                    (4) remains open for at least 14 days after the
                                                    offer becomes unconditional;
                                                    (5) requires payment to be made within 21 days
                                                    after the offer becomes unconditional; and
                                                    (6) is at a price not less than the highest price
                                                    paid in the preceding 12 months for shares of the
                                                        same class by the person or any member of the
                                                        group, or if the price is unavailable or
                                                        inappropriate, then at a price fixed by the
                                                        Tyco Board. The purchase price for convertible
                                                        securities must be on terms the Tyco Board
                                                        considers fair and reasonable.
                                                    -  The Rules Governing Substantial Acquisitions of
                                                       Shares issued by the Takeover Panel provide,
                                                       subject to certain exceptions, that a person or
                                                       group acting in concert may not acquire in a
                                                       period of seven days shares representing 10% of
                                                       more of the voting shares of a company if those
                                                       shares, when aggregated with shares of the
                                                       company already held by the person or group,
                                                       would carry more than 15%, but less than 30%,
                                                       of the total voting rights of the company. The
                                                       Tyco Board may require compliance with these
                                                       rules and may require any person or group to
                                                       dispose of any Tyco shares acquired in
                                                       violation of these rules.
                                                    -  Under the Tyco Bye-laws, any person who
                                                    acquires an interest in 3% or more of the issued
                                                       share capital of any class of Tyco is required
                                                       to notify Tyco of that interest and of any
                                                       change in that person's interest amounting to
                                                       1% or more of the issued capital of any class.
                                                       Any such notification must be made within two
                                                       business days after the relevant event. In
                                                       determining the percentage interest of any
                                                       person for these and similar purposes,
                                                       interests of persons acting in concert may be
                                                       aggregated.

                       REQUIRED PURCHASE AND SALE OF SHARES; SHORT FORM MERGER

-  Under Delaware law, a parent company may effect  -  Pursuant to Bermuda law, if a scheme or
   a merger with its subsidiary without             contract involving the transfer of shares or any
   stockholder approval if the parent company owns     class of shares in a Bermuda company to another
   at least 90% of each class of the outstanding       company has, within four months after the
   stock of the subsidiary. If the parent company      making of the offer in this regard by the
   owns less than 100% of the subsidiary, the          transferee company, been approved by the
   stockholders of the subsidiary have appraisal       holders of not less than 90% in value of the
   rights with respect to the merger.                  shares or class of shares for which the offer
                                                       was made, then within two months after the date
                                                       of such approval being obtained, the transferee
                                                       company may give notice to any dissenting
                                                       shareholder that it desires to acquire his or
                                                       her
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                                                       shares. Such transferee company will then be
                                                       entitled and bound to acquire such shares on
                                                       the terms on which shareholders that approved
                                                       such scheme or contract transferred their
                                                       shares, unless the Bermuda Supreme Court orders
                                                       otherwise upon application by the dissenting
                                                       shareholder.

                                                    -  Under Bermuda law, within one month of the
                                                       transfer of 90% in value of a Bermuda company's
                                                       shares or any class of shares to another
                                                       company under a scheme or contract, the
                                                       transferee company is required to notify the
                                                       holders of the remaining shares of such
                                                       transfer. Within three months of the giving of
                                                       such notice, any remaining holder of shares may
                                                       require the transferee company to acquire his
                                                       or her shares on the same terms as provided for
                                                       in the scheme or contract, or upon such terms
                                                       as may be agreed, or upon such terms as the
                                                       Bermuda Supreme Court may determine upon
                                                       application of the transferee company or the
                                                       shareholder.
                                                    -  Under Bermuda law, a holder or holders of not
                                                    less than 95% of the shares of any class of shares
                                                       in a Bermuda company may give notice to the
                                                       remaining shareholders or class of shareholders
                                                       of the intention to acquire their shares, on
                                                       the terms set out in the notice. Bermuda law
                                                       provides that when such notice is given the
                                                       acquiring holder or holders shall be entitled
                                                       and bound to acquire the shares of the
                                                       remaining shareholders on the terms set out in
                                                       the notice, unless the remaining shareholders
                                                       exercise statutory appraisal rights.
                                                    -  Under Bermuda law, an amalgamation is only
                                                       permitted without a shareholder vote when it is
                                                       between a parent company and its wholly-owned
                                                       subsidiary or between two or more wholly-owned
                                                       subsidiaries.

                                          DISSENTER'S RIGHTS

-  Under Delaware law, in certain situations,       -  Under Bermuda law, a properly dissenting
   appraisal rights may be available in connection     shareholder who did not vote in favor of an
   with a merger or consolidation. Appraisal           amalgamation and who is not satisfied that he
   rights are not available under Delaware law to      or she has been offered fair value for his or
   stockholders of the surviving corporation when      her shares may apply to the court to appraise
   a corporation is to be the surviving                the fair value of his or her shares. If the
   corporation and no vote of its stockholders is      court appraised value is greater than the value
   required to approve the merger. In addition, no     received or to be received in the amalgamation,
   appraisal rights are available under Delaware       the company must pay the court appraised value
   law to holders of shares of any class of or         to the dissenting shareholder within one month
   series of stock which is either:                    of the appraisal, unless it decides to
                                                       terminate the amalgamation.
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
(1) listed on a national securities exchange or     -  Bermuda law additionally provides a right of
   designated as a national market system security     appraisal in respect of the situations
   on an interdealer quotation system by the           discussed under "Required Purchase and Sale of
   National Association of Securities Dealers,         Shares; Short-Form Merger" above.
   Inc.; or
(2) held of record by more than 2,000
    stockholders.

- Notwithstanding paragraphs (1) and (2) above, appraisal rights shall be available to those stockholders who are required by the terms of the merger or consolidation to accept for that stock anything other than:
(1) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof;
(2) shares of stock of another corporation, or depository receipts in respect thereof, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National
    Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;
(3) cash in lieu of fractional shares or fractional depository receipts in the foregoing paragraphs; or
(4) any combination of the items listed above.

                               SHAREHOLDER CONSENT IN LIEU OF MEETINGS

-  CIT stockholders are not permitted to take       -  Pursuant to Bermuda law, action by written
   action by written consent in lieu of a           consent of shareholders is permitted where the
   shareholder meeting.                                written resolution is signed by all of the
                                                       shareholders, or all the shareholders of the
                                                       relevant class of shares, who would be entitled
                                                       to attend and vote at a meeting, with the
                                                       exception of a resolution to remove an auditor
                                                       or a director before the expiration of his or
                                                       her term of office.

                                    FIDUCIARY DUTIES OF DIRECTORS

-  Directors of corporations incorporated or        -  Directors of a Bermuda company have fiduciary
   organized under Delaware law have fiduciary         duties to the company. Pursuant to Bermuda law,
   obligations to the corporation and its              every director and officer of a company must,
   stockholders. Pursuant to these fiduciary           in exercising his or her powers and discharging
   obligations, the directors must act in              his or her duties, act honestly and in good
   accordance with the duties of "due care" and        faith with a view to the best interests of the
   "loyalty". The duty of care generally requires      company and exercise the care, diligence and
   that the directors act in an informed and           skill that a reasonably prudent person would
   deliberative manner and they inform themselves,     exercise in comparable circumstances. Bermuda
   prior to making a business decision, of all         law and the Tyco Bye-laws also generally
   material information reasonably available to        require a director who is interested in any
   them. The duty of loyalty can be summarized as      material contract with the company to disclose
   the duty to act in good faith in a manner which     the nature of that interest. The Tyco Bye-laws
   the directors reasonably believe to be in the       also preclude a director from voting on any
   best interests of the stockholders. It              such contract, subject to certain limited
   generally requires that there be no conflict        exceptions.
   between duty and self-interest. Delaware law
   generally provides that no transaction between
   a director and a corporation is void or
   voidable for
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
   that reason or because the director              -  Bermuda courts have not interpreted the
   participates in the meeting of the board that    fiduciary obligation of a director in a
   authorizes the transaction, provided adequate       transaction that would be a "change of control"
   disclosure is made to the board or the              as necessarily requiring that the director seek
   stockholders before the transaction is approved     to obtain the highest value reasonably
   or the transaction is fair to the corporation.      available for the shareholders of the company.

-  In certain circumstances, including a
   transaction that would be a "change of
   control", judicial decisions under Delaware law have interpreted the fiduciary duties of a director to require that the director seek to obtain the highest value reasonably available for the stockholders of the corporation.

                              INDEMNIFICATION OF OFFICERS AND DIRECTORS

-  CIT's Certificate of Incorporation and Bylaws    -  Bermuda law permits a company to indemnify its
   provide for indemnification of directors and        officers and employees with respect to any loss
   officers to the fullest extent permitted by         arising or liability attaching to such person
   Delaware law. Under Delaware law, CIT generally     by virtue of any rule of law concerning any
   has the power to indemnify its present and          negligence, default, breach of duty, or breach
   former directors, officers, employees and           of trust of which the officer or employer may
   agents against expenses, judgments, fines and       be guilty in relation to the company or any of
   amounts paid in settlements incurred by them in     its subsidiaries, provided that the company may
   connection with any suit to which they are, or      not indemnify an officer or employee against
   are threatened to be made, a party by reason of     any liability arising out of his or her fraud
   their serving in those positions so long as         or dishonesty. The Tyco Bye-laws provide that
   they acted in good faith and in a manner they       every director, secretary and other officer of
   reasonably believed to be in or not opposed to      Tyco shall be indemnified by Tyco by reason of
   the best interest of CIT, and with respect to       any contract entered into, or any act or thing
   any criminal action, they had no reasonable         done, by such officer in the discharge of his
   cause to believe their conduct was unlawful.        or her duties, to the extent permitted by
   With respect to suits by or in the right of a       Bermuda law. Bermuda law also permits a company
   corporation, however, indemnification is not        to indemnify an officer against liability
   available if a person is finally adjudged to be     incurred in defending any civil or criminal
   liable to CIT, unless and only to the extent        proceedings in which judgment is given in his
   the court determines that indemnification is        or her favour or in which he or she is
   appropriate.                                        acquitted, or when the Bermuda Supreme Court
                                                       grants relief to such officer. The Court may
                                                       relieve an officer from liability for
                                                       negligence, default, breach of duty or breach
                                                       of trust if it appears to the Court that such
                                                       officer has acted honestly and reasonably and,
                                                       in all the circumstances, ought fairly to be
                                                       excused.

                                          DIRECTOR LIABILITY

-  CIT's Certificate of Incorporation eliminates    -  Bermuda law permits a company to exempt an
   the personal liability of each director of CIT      officer from loss or liability in circumstances
   to the fullest extent permitted by Delaware         where it is permissible for the company to
   law. Delaware law provides that the charter of      indemnify such officer, as indicated above. The
   a corporation may include a provision which         Tyco Bye-laws exclude the liability of any
   limits or eliminates the liability of directors     officer of Tyco for any error of judgment,
   to the corporation or its stockholders for          omission, default or oversight in relation to
   monetary damages for breach of fiduciary duty       the execution of his or her duties, except in
   as a director, provided the liability does not      respect of wilful negligence, wilful default,
   arise from certain prescribed conduct,              fraud or dishonesty.
   including breach of the duty of loyalty, acts
   or omissions not in good faith or which involve

             DELAWARE LAW AND CURRENT                            BERMUDA LAW AND CURRENT
            GOVERNING DOCUMENTS OF CIT                         GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------  --------------------------------------------------
   intentional misconduct or a knowing violation
   of law, the payment of unlawful dividends or
   expenditure of funds for unlawful stock
   repurchases or redemptions or transactions for
   which a director derived an improper personal
   benefit.

                                              DIVIDENDS

-  Under Delaware law, a Delaware corporation may   -  Bermuda law provides that a company may not
   pay dividends out of surplus or, if there is no     declare a dividend, or make a distribution out
   surplus, out of net profits for the fiscal year     of contributed surplus, if there are reasonable
   in which declared and for the preceding fiscal      grounds for believing that the company is, or
   year. Delaware law also provides that dividends     after such payment would be, unable to pay its
   may not be paid out of net profits if, after        liabilities as they become due, or if the
   the payment of the dividend, capital is less        realizable value of the company's assets would
   than the capital represented by the outstanding     thereby be less than the aggregate of its
   stock of all classes having a preference upon       liabilities and its issued share capital and
   the distribution of assets. CIT's Bylaws            share premium accounts. Under the Tyco
   provide that the directors have the right to        Bye-laws, dividends may only be paid out of
   declare dividends to the full extent permitted      profits available for the purpose. The Tyco
   by law.                                             Bye-laws provide that the Tyco Board of
                                                       Directors may from time to time declare
                                                       dividends.

                                 LEGAL MATTERS

    The validity of the Tyco common shares to be issued to CIT stockholders in connection with the merger will be passed upon by Appleby Spurling & Kempe, Hamilton, Bermuda, special counsel to Tyco. Certain other legal matters in connection with the merger will be passed upon for Tyco by Kramer Levin Naftalis & Frankel LLP, New York, New York, by Appleby Spurling & Kempe and by McMillan Binch, Toronto, Ontario, Canada. Michael L. Jones, secretary of Tyco, is a partner of Appleby Spurling & Kempe. Certain U.S. federal income tax matters in connection with the merger will be passed upon for CIT by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Tyco as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000, included in Tyco's Annual Report on Form 10-K filed on December 21, 2000, and incorporated by reference in this document, have been audited by PricewaterhouseCoopers, independent accountants, as set forth in their report included therein. In its report, that firm states that with respect to a certain subsidiary its opinion is based upon the report of other independent accountants, namely Arthur Andersen LLP (as it relates to the consolidated balance sheet of AMP Incorporated and its subsidiaries as of September 30, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended September 30, 1998). The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance on said reports given on the authority of such firms as experts in auditing and accounting.

    The consolidated balance sheets as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity and cash flows of CIT and its subsidiaries for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

    CIT does not currently expect to hold a 2001 Annual Meeting of Stockholders, unless the merger agreement is terminated. Proposals of CIT stockholders to be included in the proxy statement to be mailed to all CIT stockholders entitled to vote at the 2001 Annual Meeting of Stockholders were to be received at CIT's principal executive offices not later than December 2, 2000. In addition, under CIT's Amended and Restated Bylaws, nominations for director or other business proposals to be addressed at the meeting by a stockholder or holder of exchangeable shares entitled to vote were to be received not later than March 23, 2001. However, if the merger agreement is terminated and the 2001 Annual Meeting is held more than 60 days after May 24, 2001, stockholder nominations or business proposals will be timely if received no earlier than 90 days prior to such annual meeting and no later than the close of business on the later of the 60th day prior to the meeting date or the 10th day after public announcement of the meeting date.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        TYCO ACQUISITION CORP. XIX (NV)

                                      AND

                              THE CIT GROUP, INC.

                                   INCLUDING

                                   GUARANTEE

                                       OF

                            TYCO INTERNATIONAL LTD.

                                 MARCH 12, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I            THE MERGER..................................................     A-5
  Section 1.01       The Merger..................................................     A-5
  Section 1.02       Effective Time..............................................     A-5
  Section 1.03       Effect of the Merger........................................     A-5
  Section 1.04       Articles of Incorporation; By-laws..........................     A-5
  Section 1.05       Directors and Officers......................................     A-5
  Section 1.06       Effect on Securities, Etc...................................     A-6
  Section 1.07       Exchange of Shares..........................................     A-7
  Section 1.08       Stock Transfer Books........................................     A-8
  Section 1.09       No Further Ownership Rights in Company Common Stock.........     A-8
  Section 1.10       Lost, Stolen or Destroyed Certificates......................     A-9
  Section 1.11       Tax Consequences............................................     A-9
  Section 1.12       Taking of Necessary Action; Further Action..................     A-9

ARTICLE II           REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     A-9
  Section 2.01       Organization and Qualification; Subsidiaries................     A-9
  Section 2.02       Certificate of Incorporation and By-laws....................    A-10
  Section 2.03       Capitalization..............................................    A-10
  Section 2.04       Authority Relative to This Agreement........................    A-11
  Section 2.05       Material Contracts; No Conflict; Required Filings and
                     Consents....................................................    A-11
  Section 2.06       Compliance; Permits.........................................    A-13
  Section 2.07       SEC Filings; Financial Statements; Regulatory Filings.......    A-13
  Section 2.08       Absence of Certain Changes or Events........................    A-14
  Section 2.09       No Undisclosed Liabilities; Certain Assets..................    A-15
  Section 2.10       Absence of Litigation.......................................    A-15
  Section 2.11       Employee Benefit Plans; Employment Agreements...............    A-15
  Section 2.12       Employment and Labor Matters................................    A-19
  Section 2.13       Registration Statement; Proxy Statement/Prospectus..........    A-20
  Section 2.14       Restrictions on Business Activities; Agreement with
                     Regulatory Agencies.........................................    A-20
  Section 2.15       Properties..................................................    A-21
  Section 2.16       Taxes.......................................................    A-21
  Section 2.17       Environmental Matters.......................................    A-22
  Section 2.18       Brokers.....................................................    A-23
  Section 2.19       Intellectual Property.......................................    A-23
  Section 2.20       Interested Party Transactions...............................    A-25
  Section 2.21       Insurance...................................................    A-25
  Section 2.22       Interest Rate and Foreign Exchange Contracts................    A-25
  Section 2.23       Compliance With The Foreign Corrupt Practices Act...........    A-25
  Section 2.24       Opinion of Financial Advisor................................    A-25

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF ACQUIROR..................    A-26
  Section 3.01       Organization and Qualification; Subsidiaries................    A-26
  Section 3.02       Capitalization..............................................    A-26
  Section 3.03       Authority Relative to this Agreement........................    A-27
  Section 3.04       No Conflicts; Required Filings and Consents.................    A-27
  Section 3.05       Compliance; Permits.........................................    A-28
  Section 3.06       SEC Filings; Financial Statements...........................    A-28
  Section 3.07       Absence of Certain Changes or Events........................    A-29
  Section 3.08       No Undisclosed Liabilities..................................    A-29
  Section 3.09       Absence of Litigation.......................................    A-29
  Section 3.10       Registration Statement; Proxy Statement/Prospectus..........    A-29
  Section 3.11       Restrictions on Business Activities.........................    A-30
  Section 3.12       Taxes.......................................................    A-30
  Section 3.13       Environmental Matters.......................................    A-31

  Section 3.14       Brokers.....................................................    A-31
  Section 3.15       Ownership of Acquiror.......................................    A-31
  Section 3.16       No Prior Activities.........................................    A-31
  Section 3.17       No Vote Required............................................    A-32

ARTICLE IV           CONDUCT OF BUSINESS PENDING THE MERGER......................    A-32
  Section 4.01       Conduct of Business by the Company..........................    A-32
  Section 4.02       No Solicitation.............................................    A-34
  Section 4.03       Conduct of Business by Guarantor............................    A-35

ARTICLE V            ADDITIONAL AGREEMENTS.......................................    A-36
  Section 5.01       Proxy Statement/Prospectus; Registration Statement..........    A-36
  Section 5.02       Company Stockholders Meeting................................    A-37
  Section 5.03       Access to Information; Confidentiality......................    A-38
  Section 5.04       Consents; Approvals.........................................    A-38
  Section 5.05       Agreements with Respect to Affiliates.......................    A-39
  Section 5.06       Indemnification and Insurance...............................    A-39
  Section 5.07       Notification of Certain Matters.............................    A-40
  Section 5.08       Further Action/Tax Treatment................................    A-40
  Section 5.09       Public Announcements........................................    A-41
  Section 5.10       Guarantor Common Shares.....................................    A-41
  Section 5.11       Stock Options and ESPP......................................    A-41
  Section 5.12       Certain Employee Benefits...................................    A-42
  Section 5.13       Accountants Letters.........................................    A-43
  Section 5.14       Compliance with State Property Transfer Statutes............    A-43
  Section 5.15       Conveyance Taxes............................................    A-43
  Section 5.16       Exchangeco Shares...........................................    A-44

ARTICLE VI           CONDITIONS TO THE MERGER....................................    A-44
  Section 6.01       Conditions to Obligation of Each Party to Effect the
                     Merger......................................................    A-44
  Section 6.02       Additional Conditions to Obligations of Acquiror............    A-45
  Section 6.03       Additional Conditions to Obligation of the Company..........    A-46

ARTICLE VII          TERMINATION.................................................    A-47
  Section 7.01       Termination.................................................    A-47
  Section 7.02       Effect of Termination.......................................    A-48
  Section 7.03       Fees and Expenses...........................................    A-48

ARTICLE VIII         GENERAL PROVISIONS..........................................    A-49
  Section 8.01       Effectiveness of Representations, Warranties and
                     Agreements..................................................    A-49
  Section 8.02       Notices.....................................................    A-50
  Section 8.03       Certain Definitions.........................................    A-51
  Section 8.04       Amendment...................................................    A-52
  Section 8.05       Waiver......................................................    A-52
  Section 8.06       Headings; Interpretation....................................    A-52
  Section 8.07       Severability................................................    A-52
  Section 8.08       Entire Agreement............................................    A-53
  Section 8.09       Assignment..................................................    A-53
  Section 8.10       Parties in Interest.........................................    A-53
  Section 8.11       Failure or Indulgence Not Waiver; Remedies Cumulative.......    A-53
  Section 8.12       Governing Law; Jurisdiction.................................    A-53
  Section 8.13       Counterparts................................................    A-53
  Section 8.14       Waiver of Jury Trial........................................    A-53
  Section 8.15       Performance of Guarantee....................................    A-53

GUARANTEE........................................................................    A-55

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 12, 2001, between Tyco Acquisition Corp. XIX (NV) ("Acquiror"), a Nevada corporation and a direct, wholly-owned subsidiary of Tyco
International Ltd., a Bermuda company ("Guarantor"), and The CIT Group, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Acquiror and the Company have each determined that it is advisable and in the best interests of their respective stockholders, and consistent with and in furtherance of their respective business strategies and goals, for Guarantor to acquire the Company through the merger of the Company with and into Acquiror upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such combination, the Boards of Directors of Acquiror and the Company have each approved and adopted this Agreement providing for the merger (the "Merger") of the Company with and into Acquiror in accordance with the applicable provisions of the Nevada General Corporation Law (the "NGCL") and the Delaware General Corporation Law (the "DGCL") and upon the terms and subject to the conditions set forth herein;

    WHEREAS, Acquiror and the Company intend that (i) the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "Code"), (ii) by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Sections 354 and 361 of the Code and (iii) that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

    WHEREAS, pursuant to the Merger, each outstanding share of the Company's common stock, par value $0.01 per share (the "Company Common Stock" and each such share, a "Share"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein;

    WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company's willingness to enter into this Agreement, Guarantor has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Acquiror in this Agreement (the "Guarantee"); and

    WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Acquiror's willingness to enter into the Agreement, Acquiror has entered into a stock purchase agreement (the "Stock Purchase Agreement") with The Dai-Ichi Kangyo Bank, Ltd. (the "Stockholder"), which is the owner of approximately 26.8% of the outstanding Shares, pursuant to which the Stockholder has agreed to sell, and Acquiror has agreed to purchase, all of such Stockholder's Shares in accordance with the terms thereof;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror and the Company hereby agree as follows:

Definitions:

    "Acquiror" is defined in the preamble.

    "Acquisition Proposal" is defined in Section 4.02(a)(i).

    "Adjusted Option" is defined in Section 5.11(a).

    "affiliates" is defined in Section 8.03(a).

    "Affiliate Plan" is defined in Section 2.11(a).

    "Agreement" is defined in the preamble.

    "Alternative Transaction" is defined in Section 4.02(a).

    "Alternative Transaction Condition" is defined in Section 7.03(b).

    "Articles of Merger" as defined in Section 1.02(a).

    "2000 Balance Sheet" is defined in Section 2.09(a)(i).

    "Benefits Continuation Period" is defined in Section 5.12(a).

    "business day" is defined in Section 8.03(b).

    "Certificate of Merger" is defined in Section 1.02(b).

    "Certificates" is defined in Section 1.06(f).

    "COBRA" is defined in Section 2.11(b)(i).

    "Code" is defined in the recitals.

    "Company" is defined in the preamble.

    "Company Affiliate Agreement" is defined Section 5.05.

    "Company Affiliate Letter" is defined in Section 5.05.

    "Company Charter Documents" is defined in Section 2.02.

    "Company Common Stock" is defined in the recitals.

    "Company Disclosure Schedule" is defined in Section 2.01.

    "Company Employee" is defined in Section 5.12(a).

    "Company Employee Plans" is defined in Section 2.11(a).

    "Company ESPP" is defined in Section 1.06(c).

    "Company Financial Advisor" is defined in Section 2.18.

    "Company Financing Agreement" is defined in Section 2.06(a).

    "Company Intellectual Property Assets" is defined in Section 2.19(a).

    "Company Permits" is defined in Section 2.06(b).

    "Company Preferred Stock" is defined in Section 2.03.

    "Company SEC Documents" is defined in Section 2.03.

    "Company Stock Options" is defined in Section 1.06(c).

    "Company Stock Option Plans" is defined in Section 1.06(c).

    "Company Stockholders Meeting" is defined in Section 2.04(c)(iii).

    "Confidentiality Agreement" is defined in section 5.03(a).

    "control" is defined in Section 8.03(c).

    "Covered Persons" is defined in Section 5.06(c).

    "Defined Benefit Plan" is defined in Section 2.11(e).

    "DGCL" is defined in the recitals.

    "D&O Insurance" is defined in Section 5.06(d).

    "DOL" is defined in Section 2.11(a).

    "dollars" or "$" is defined in Section 8.03(d).

    "Effective Time" is defined in Section 1.02.

    "Environmental Claim" is defined in Section 2.17(e)(i).

    "Environmental Health and Safety Laws" is defined in Section 2.05(c)(i).

    "Environmental Laws" is defined in Section 2.17(e)(ii).

    "ERISA" is defined in Section 2.11(a).

    "Exchange Act" is defined in Section 2.05(a)(iii).

    "Exchange Agent" is defined in Section 1.07(a).

    "Exchange Ratio" is defined in Section 1.06(a)(i).

    "Exchangeco" is defined in Section 1.06(a)(ii).

    "Exchangeco Documents" is defined in Section 1.06(a)(ii).

    "Exchangeco Shares" is defined in Section 1.06(a)(ii).

    "Expenses" is defined in Section 7.03(b).

    "Fee" is defined in Section 7.03(b).

    "GAAP" is defined in Section 2.07(b).

    "Governmental Authority" is defined in Section 2.05(c).

    "Guarantee" is defined in the recitals.

    "Guarantor" is defined in the preamble.

    "2000 Guarantor Balance Sheet" is defined in Section 3.08(i).

    "Guarantor Charter Documents" is defined in Section 3.01(a).

    "Guarantor Common Shares" is defined in Section 1.06(a)(i).

    "Guarantor Permits" is defined in Section 3.05.

    "Guarantor Preference Shares" is defined in Section 3.02(a).

    "Guarantor SEC Documents" is defined in Section 3.05.

    "HSR Act" is defined in Section 2.05(c)(i).

    "Indemnified Parties" is defined in section 5.06(b).

    "Intellectual Property Assets" is defined in Section 2.19(a).

    "IRS" is defined in Section 2.11(b)(vi).

    "ISO" is defined in Section 2.11(c)(i).

    "knowledge" is defined in Section 8.03(e).

    "Material Adverse Effect" is defined in Section 8.03(f).

    "Material Agreement" is defined in Section 3.04(b).

    "Materials of Environmental Concern" is defined in Section 2.17(e)(iii).

    "Merger" is defined in the recitals.

    "Merger Consideration" is defined in Section 1.07(b).

    "NGCL" is defined in the recitals.

    "Non-U.S. Monopoly Laws" is defined in Section 2.05(c).

    "NYSE" is defined in Section 1.06(f).

    "Ordinary Course Finance Agreements" is defined in Section 2.03.

    "PBGC" is defined in Section 2.11(b)(ix).

    "PCBs" is defined in Section 2.17(d).

    "person" is defined in Section 8.03(g).

    "Post-1997 Company SEC Documents" is defined in Section 2.07(a).

    "Post-1998 Guarantor SEC Documents" is defined in Section 3.06(a).

    "Proxy Statement/Prospectus" is defined in Section 2.13(a)(ii).

    "Registration Statement" is defined in Section 3.10(a)(i).

    "Regulatory Agency" is defined in Section 2.07(c).

    "Regulatory Agreement" is defined in Section 2.14(b).

    "Regulatory Approvals" is defined in Section 2.05(c)(ii).

    "SEC" is defined in Section 2.03.

    "Securities Act" is defined in Section 2.05(c)(i).

    "Share" is defined in the recitals.

    "significant subsidiary" is defined in Section 8.03(h).

    "Special Voting Stock" is defined in Section 1.06(a)(iii).

    "Stock Purchase Agreement" is defined in the recitals.

    "Stockholder" is defined in the recitals.

    "subsidiary" or "subsidiaries" is defined in Section 8.03(i).

    "Subsidiary Documents" is defined in Section 2.02.

    "Surviving Corporation" is defined in Section 1.01.

    "Tax" is defined in Section 2.16(b).

    "Tax Return" is defined in Section 2.16(b).

    "Terminating Breach" is defined in Section 7.01(h).

    "Terminating Change" is defined in Section 7.01(g).

    "Terminating Misrepresentation" is defined in Section 7.01(f).

    "Third Party" is defined in Section 4.02(a).

    "Third Party Intellectual Property Assets" is defined in Section 2.19(c).

                                   ARTICLE I
                                   THE MERGER

    Section 1.01 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the NGCL and the DGCL, the Company shall be merged with and into Acquiror, the separate corporate existence of the Company shall cease, and Acquiror shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").

    Section 1.02 Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by
(a) filing articles of merger as contemplated by the NGCL (the "Articles of Merger") and (b) filing a properly executed agreement or certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), each, together with any required related certificates, with the Secretaries of State of the States of Nevada and Delaware, as appropriate, in such forms as required by, and executed in accordance with the relevant provisions of, the NGCL and the DGCL, respectively. The Merger shall become effective at the time of the later to occur of such filings or at such later time, which will be as soon as reasonably practicable, specified in the Articles of Merger and the Certificate of Merger (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY, unless another time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

    Section 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of the NGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquiror shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquiror shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 1.04  Articles of Incorporation; By-laws.  (a) Subject to
Section 5.06, at the Effective Time, the Articles of Incorporation of the Acquiror, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation (other than that the name of the Surviving Corporation reflected in such Articles of Incorporation shall be The CIT Group, Inc.) until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation.

    (b) Subject to Section 5.06, at the Effective Time, the By-laws of Acquiror, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended.

    Section 1.05 Directors and Officers. The directors of Acquiror immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    Section 1.06 Effect on Securities, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holders of any securities of the Company:

        (a) Conversion of Securities. (i) Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b)) shall be converted, subject to Sections 1.06
    (e) and (f), into the right to receive from Acquiror 0.6907 (such fraction, the "Exchange Ratio") of a fully paid and nonassessable common share of Guarantor, par value U.S. $0.20 per share (the "Guarantor Common Shares").

        (ii) Each share in the non-voting class of exchangeable shares (the "Exchangeco Shares") of CIT Exchangeco Inc., a wholly-owned subsidiary of the Company formed under the laws of the province of Nova Scotia ("Exchangeco"), shall remain outstanding, and the provisions attaching thereto, the Exchangeable Share Support Agreement in respect thereof, dated November 15, 1999, between the Company, 3026192 Nova Scotia Company and Exchangeco and the Voting and Exchange Trust Agreement in respect thereof, dated November 15, 1999, between the Company, Exchangeco and Montreal Trust Company of Canada (collectively, the "Exchangeco Documents"), shall each be modified as required pursuant to the terms thereof to provide that, from and after the Effective Time, each Exchangeco Share shall be exchangeable, subject to Sections 1.06(e) and (f), for a fraction of a Guarantor Common Share equal to the Exchange Ratio, and the foregoing fraction of a Guarantor Common Share shall be substituted for shares of Company Common Stock for all other purposes under the Exchangeco Documents.

        (iii) The Special Voting Stock of the Company (the "Special Voting Stock") shall be converted into a special voting preference share of Guarantor, having the designations, powers, preferences, rights, qualifications and limitations substantially similar to the designations, powers, preferences, rights, qualifications and limitations of the Special Voting Stock.

        (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Guarantor, Acquiror or any direct or indirect, wholly-owned subsidiary of the Company or Guarantor immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

        (c) Stock Options; Employee Stock Purchase Plan. At the Effective Time, all options ("Company Stock Options") to purchase Company Common Stock then outstanding, whether under the Company's Long-Term Equity Compensation Plan, the Company's Transition Option Plan or otherwise (together, the "Company Stock Option Plans"), shall be treated in accordance with
    Section 5.11 of this Agreement. Rights to purchase shares of Company Common Stock outstanding under any employee stock purchase or restricted stock plan or any similar U.S. or non-U.S. plan (collectively, the "Company ESPP") shall be treated as set forth in Section 5.11 of this Agreement. Any rights to purchase Company Common Stock under the Company's 401(k) plans shall be treated as set forth in Section 5.12 of this Agreement.

        (d) Capital Stock of Acquiror. Each share of common stock, $0.01 par value per share, of Acquiror issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Acquiror common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) Adjustments to Exchange Ratio, Etc. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Guarantor or the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio, the Merger Consideration and any other amounts payable pursuant to the Merger or otherwise pursuant to this Agreement shall be appropriately adjusted.

        (f) Fractional Shares. No certificates or scrip representing less than one Guarantor Common Share shall be issued in exchange for Shares or Exchangeco Shares upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") or upon surrender for exchange of a certificate representing Exchangeco Shares. In lieu of any such fractional share, each holder of Shares or Exchangeco Shares who would otherwise have been entitled to a fraction of a Guarantor Common Share upon surrender of Shares or Exchangeco Shares for exchange shall be paid upon such surrender (and after taking into account all certificates surrendered by such holder) cash (without interest) in an amount equal to such fraction multiplied by the closing price of the Guarantor Common Shares on the New York Stock Exchange (the "NYSE"), as reported by Bloomberg Financial Markets (or if such service is unavailable, a service providing similar information selected by Acquiror and the Company) on the trading day immediately preceding the date of the Effective Time, in the case of the Shares, or the trading day immediately preceding the date of surrender, in the case of the Exchangeco Shares.

    Section 1.07 Exchange of Shares. (a) Exchange Agent. Acquiror shall cause to be supplied to or for such bank or trust company as shall be designated by Acquiror and shall be reasonably acceptable to the Company (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, as needed for exchange and payment in accordance with this Section 1.07 through the Exchange Agent, certificates evidencing the Guarantor Common Shares issuable pursuant to Section 1.06(a), the cash to be paid in lieu of fractional shares in exchange for outstanding Shares pursuant to Section 1.06(f) and the cash or other property in respect of any dividends or other distributions payable pursuant to Section 1.07(c).

    (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Guarantor Common Shares and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor solely (A) certificates evidencing that number of whole Guarantor Common Shares which such holder has the right to receive in accordance with Section 1.06(a) in respect of the Shares formerly evidenced by such Certificate and (B) cash in respect of fractional shares as provided in Section 1.06(f) (the Guarantor Common Shares and cash in respect of fractional shares being referred to, collectively, as the "Merger Consideration"), except that Shares held at the Effective Time in book-entry form shall be exchanged for Merger Consideration in accordance with the customary procedures of the Depository Trust Company.

    The holder of each Certificate, upon its exchange for Guarantor Common Shares, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c). Certificates surrendered shall forthwith be canceled following the Effective Time. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration, dividends and distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of full Guarantor Common Shares, and cash in respect of fractional shares, into which such Shares shall have been so converted.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Guarantor Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Guarantor Common Shares such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section 1.07(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Guarantor Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Guarantor Common Shares.

    (d) Transfers of Ownership. If any certificate for Guarantor Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Guarantor Common Shares in any name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

    (e) Escheat. Neither Acquiror nor the Company nor any of their respective affiliates shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, and from any cash dividends or other distributions that the holder is entitled to receive under
Section 1.07(c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under Section 1.07(c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

    (g) Undistributed Certificates. Any portion of the certificates evidencing the Guarantor Common Shares, the cash to be paid in lieu of fractional shares and the cash or other property in respect of dividends or other distributions supplied to the Exchange Agent which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 1.07 shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration and any dividends or distributions with respect to Guarantor Common Shares.

    Section 1.08 Stock Transfer Books. At the close of business on the date of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

    Section 1.09 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    Section 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and any dividends or other distributions as may be required pursuant to this Article I; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Guarantor, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    Section 1.11 Tax Consequences. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    Section 1.12 Taking of Necessary Action; Further Action. Each of Acquiror and the Company will take, and cause their affiliates to take, all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquiror, the officers and directors of the Company and Acquiror immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Acquiror as follows:

    Section 2.01 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company (in the case of any non-U.S. subsidiaries, without giving effect to any qualifying share ownerships of less than 1%) is contained in Section 2.01 of the written disclosure schedule previously delivered by the Company to Acquiror (the "Company Disclosure Schedule"). Except as set forth in Section 2.01 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which interest the Company or a subsidiary has invested (and currently owns) or is required to invest $10,000,000 or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five-percent of the outstanding stock of such company.

    Section 2.02 Certificate of Incorporation and By-laws. The Company has heretofore made available to Acquiror a complete and correct copy of its Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each as amended to date (the "Company Charter Documents"), and will make available to Acquiror, as promptly as practicable, the Certificate of Incorporation and By-laws (or equivalent organizational documents) of each of its subsidiaries reasonably requested by Acquiror (the "Subsidiary Documents "). All such Company Charter Documents and Subsidiary Documents are in full force and effect, except in the case of Subsidiary Documents where the failure to be in full force and effect would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents, except for violations of the documents which do not and are not reasonably likely to materially interfere with the operations of such entity.

    Section 2.03 Capitalization. The authorized capital stock of the Company consists of 1,210,000,000 shares of the Company Common Stock and 50,000,000 shares of Preferred Stock, $0.01 par value per share (the "Company Preferred Stock"), of which one (1) share has been designated as Special Voting Stock. As of March 12, 2001, (i) 250,649,657 shares of the Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable (excluding treasury shares which are issued but not outstanding, all of which are not entitled to vote) and none of which were issued in violation of preemptive or similar rights, (ii) no shares of the Company Common Stock were held by subsidiaries of the Company, (iii) one share of Company Special Voting Stock was issued and outstanding, duly authorized, validly issued, fully paid and nonassessable, (iv) 11,248,111 Exchangeco Shares (which are the capital stock of Exchangeco) were issued and outstanding all of which are duly authorized, validly issued, fully paid and nonassessable,
(v) 11,248,111 shares of the Company Common Stock were reserved for the exchange of the Exchangeco Shares, (vi) 23,276,689 shares of the Company Common Stock were reserved for existing grants and 5,623,311 shares were reserved for future grants pursuant to the Company Option Plans, and (vii) 639,525 shares of the Company Common Stock were reserved and available for future issuance pursuant to the Company ESPP and the Company's 401(k) plans. Other than the Special Voting Stock, there are no outstanding shares of Company Preferred Stock. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since March 12, 2001, except for changes resulting from the exercise or termination of Company Stock Options or for purchases pursuant to the Company ESPP or the Company's 401(k) plans or the conversion of Exchangeco Shares. Except as set forth in Section 2.01, this Section 2.03 or
Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Documents, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including, without limitation, registration rights) binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries, directly or indirectly, to issue, sell or register any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of the Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable.

    Except as set forth in Section 2.03 of the Company Disclosure Schedule or the reports, schedules, forms, statements, registration statements, proxy statements and other documents filed by the Company with the Securities and Exchange Commission ("SEC") since December 31, 1999 and prior to the date of this Agreement, including those incorporated therein by reference prior to the date of this Agreement (the "Company SEC Documents"), there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of any subsidiary. Except as set forth in Section 2.03 of the Company Disclosure Schedule or the Company SEC Documents, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than financing or lending arrangements of the Company or any of its subsidiaries as a lender or a financing provider entered into in the ordinary course of business (the "Ordinary Course Finance Agreements") and guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Section 2.01 or 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

    Section 2.04  Authority Relative to This Agreement.

    (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the Company's stockholders in accordance with the DGCL and the Company Charter Documents and the Exchangeco Documents and the filing and recording of appropriate merger documents as required by the NGCL and the DGCL).

    (b) The provisions of Section 203 of the DGCL will not apply to the Merger.

    (c) As of the date hereof, the Board of Directors of the Company has
(i) determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement,
(ii) adopted this Agreement in accordance with the applicable provisions of the DGCL and (iii) recommended the adoption of this Agreement by holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company's stockholders at the meeting of the stockholders of the Company to consider the Merger Agreement (the "Company Stockholders Meeting"). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Guarantor and Acquiror of this Agreement and the Guarantee hereof, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    Section 2.05 Material Contracts; No Conflict; Required Filings and Consents. (a) Subject to the following sentence, Section 2.05(a) of the Company Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany and Ordinary Course Finance Agreements, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit (to which the Company or any subsidiary is the responsible party), equipment leases or lease purchase agreements, each in an amount equal to or exceeding $25,000,000 to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding Ordinary Course Finance Agreements and contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contract, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $25,000,000 over the term of such contract, commitment, agreement, or other understanding or arrangement; and
(iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "Exchange Act") but have not been so filed with the SEC. With regard to agreements for licensing or royalty arrangements, the threshold referred to in clause (ii) of the preceding sentence shall be measured on an annual basis.

    (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) conflict with or violate the Subsidiary Documents or any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority, U.S. and non-U.S. (each, a "Governmental Authority"), except (i) (I) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "Securities Act"), (II) the Exchange Act, (III) for applicable requirements, if any, under state securities laws and of the securities commissions or similar regulatory authorities in the provinces and territories of Canada, (IV) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (V) the Toronto Stock Exchange and the NYSE; (VI) filings and consents under any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Non-U.S. Monopoly Laws"), including, without limitation, filings and consents under the Canadian Competition Act, as amended, and/or with the Canadian Competition Bureau; (VII) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement ("Environmental, Health and Safety Laws"); and (VIII) the filing and recordation of appropriate merger or other documents as required by the NGCL and the DGCL, (ii) (I) for the filing of applications and notices, as applicable, with the U.S. federal and state regulatory authorities governing banking, consumer and commercial finance, mortgage lending and insurance, (II) the filing of applications and notices, as applicable, with federal housing related authorities, and the approval of such applications by such authorities, and (III) the filing of applications and notices, as applicable, with foreign governmental authorities (including, without limitation, in Canada and Japan) regulating banking, consumer and commercial finance, mortgage lending and insurance in the foreign jurisdictions in which the Company operates its business or to which it is otherwise subject, and the approval of such applications by such authorities (all of the foregoing in this clause (ii), collectively, the "Regulatory Approvals") (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iv) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company. All material Regulatory Approvals which, to the knowledge of the Company, are applicable to the Merger and the transactions contemplated hereby and thereby are set forth in Section 2.05(c) of the Company Disclosure Schedule. As of the date hereof, the Company knows of no reason why all Regulatory Approvals should not be timely obtained.

    Section 2.06  Compliance; Permits.  (a) Except as set forth in
Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries is (or has been as a result of which it could reasonably be expected now or in the future to have material liability) in conflict with, or in breach, default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (ii) any note, bond, debenture, indenture, credit agreement or facility or commercial paper facility pursuant to which the Company or any of its subsidiaries has or may incur indebtedness for borrowed money (a " Company Financing Agreement") or any security, pledge, mortgage or trust agreement or arrangement in respect of any Company Financing Agreement or (iii) any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected (including any note, bond, debenture, indenture, credit agreement or facility or commercial paper facility not included in clause (ii) above or any security, pledge, mortgage or trust agreement or arrangement in respect of any of the foregoing), except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (b) Except as set forth in Section 2.06(b) of the Company Disclosure Schedule or the Company SEC Documents, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, and have not failed to comply therewith as a result of which they would reasonably be expected to have liability now or in the future, except as described in the Company SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    Section 2.07 SEC Filings; Financial Statements; Regulatory Filings. (a) Except as set forth in Section 2.07 of the Company Disclosure Schedule, the Company has filed all reports, schedules, forms, statements and other documents (including all exhibits to the Company SEC Documents) required to be filed with the SEC since December 31, 1997 (the "Post-1997 Company SEC Documents"). Except as disclosed in Section 2.07 of the Company Disclosure Schedule or the Company SEC Documents, such reports, schedules, forms, statements and other documents
(i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 2.07 of the Company Disclosure Schedule, none of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC. To the Company's knowledge, no investigation by the SEC with respect to the Company or any of its subsidiaries is pending or threatened, except as disclosed in the Company SEC Documents.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1997 Company SEC Documents was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Post-1997 Company SEC Documents), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that for purposes of the foregoing representation, the unaudited interim financial statements (i) shall be read in conjunction with the Company's consolidated financial statements contained in the Company's 1999 Annual Report on Form 10-K, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    (c) Except as set forth in Section 2.07 of the Company Disclosure Schedule, the Company and each of its subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997, with (i) the Board of Governors of the Federal Reserve System, (ii) the Federal Deposit Insurance Corporation, (iii) any U.S. state banking commission, any other non-U.S. state regulatory authorities or any comparable regulatory authorities and (iv) any self-regulatory organization (each, a "Regulatory Agency"), and have paid all material fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its subsidiaries, and except as set forth in Section 2.07(c) of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or investigation or, to the knowledge of the Company, threatened any investigation into the business or operations of the Company or any of its subsidiaries since December 31, 1997, except for such proceedings or investigations which would not, reasonably be expected individually or in the aggregate, to have a Material Adverse Effect.

    Section 2.08  Absence of Certain Changes or Events.  Except as set forth in
Section 2.08 of the Company Disclosure Schedule or the Company SEC Documents, since September 30, 2000, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances, including any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Company Charter Documents; (iii) any material changes to any Company Employee Plans or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals; (iv) any material change by the Company in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date of this Agreement); or (v) other than in the ordinary course of business, any sale of a material amount of assets of the Company. Certain recent financial results are as represented in Section 2.08 of the Company Disclosure Schedule.

    Section 2.09 No Undisclosed Liabilities; Certain Assets.

    (a) Except as set forth in Section 2.09 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of September 30, 2000, included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (the "2000 Balance Sheet"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2000 Balance Sheet, (iii) incurred since September 30, 2000 in the ordinary course of business, (iv) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby or (v) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (b) The allowances for loan, credit and lease losses contained in the financial statements contained in the Company SEC Documents were reasonably established in accordance with good business judgment and industry practice and with past practices and experiences of the Company and its subsidiaries, and the reserve for credit losses shown on the 2000 Balance Sheet is adequate in all material respects to provide for possible losses on loans, leases and credit commitments outstanding as of the date of such balance sheet.

    (c) Except as may be set forth in Section 2.09(c) of the Company Disclosure Schedule or with respect to which adequate reserves are reflected in the financial statements contained in the Company SEC Documents, (i) the loans, credit commitments and leases shown on the Company financial statements contained in the Company SEC Documents or which were entered into after the date of the 2000 Balance Sheet were or will be made in all material respects in the ordinary course of business in accordance with good business judgment and industry practice and are not or will not be subject to any material defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury, truth-in-lending or similar laws, except as may be provided by bankruptcy, insolvency or similar laws governing the remedies of creditors or by general principles of equity as to the enforcement of equitable remedies,
(ii) the notes, leases or other evidences of indebtedness or obligation evidencing such loans, credit commitments and leases and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, valid, true and genuine and what they purport to be, adequate to evidence the rights and obligations of the parties and enforceable in accordance with their terms and (iii) the Company and its subsidiaries have complied and will, prior to the Effective Time, comply with all laws and regulations relating to such loans, credit commitments and leases (including without limitation any usury, truth-in-lending or similar laws) or to the extent, if any, there has not been such compliance, such failure to comply both (x) is not material to the Company and (y) will not materially interfere with the timely collection of any material amount of such loans or the timely enforcement of the rights to payment of the Company or any subsidiary with respect to any material amount of such credit commitments or leases.

    Section 2.10  Absence of Litigation.  Except as set forth in Section 2.10 or
Section 2.19(c) of the Company Disclosure Schedule or the Company SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    Section 2.11 Employee Benefit Plans; Employment Agreements. (a) "Company Employee Plans" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), all non-U.S. non-statutory plans and all other U.S. and non-U.S.

non-statutory bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, currently in effect or currently being maintained or administered for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or a subsidiary of the Company. The term "Affiliate Plan" shall mean any other such plan, program or arrangement with respect to which the Company or any subsidiary of the Company has or could reasonably be expected to have any liability, either as a member of a controlled group of corporations or trades or businesses as defined under
Section 414 of the Code and comparable provisions of ERISA, or by contractual arrangement. Section 2.11(a) of the Company Disclosure Schedule lists each Company Employee Plan and each Affiliate Plan. The Company shall indicate on such Company Disclosure Schedule each material plan which contains a change of control provision. With respect to each Company Employee Plan listed in
Section 2.11(a) of the Company Disclosure Schedule, the Company has provided or made available to Acquiror, or will provide or make available as soon as practicable, but in no event later than thirty (30) days after the date hereof copies of (i) each such written Company Employee Plan (or a written description in English of any Company Employee Plan which is not written and, with respect to Company Employee Plans which are non-statutory defined benefit or defined contribution pension plans covering fifty (50) or more participants, a written description in English of any such plan that is written in a language other than English) and any related trust agreement, insurance and other contract (including a policy), the most recently prepared summary plan description, summary of material modifications the substance of which is not already incorporated in the corresponding summary plan description, and communications distributed to plan participants that could reasonably be expected to materially modify the terms of any Company Employee Plan, whether through information actually conveyed in the communication or a failure to convey information,
(ii) the three most recent annual reports on Form 5500 series (or equivalent filing with respect to non-U.S. plans), with accompanying schedules and attachments, filed with respect to each U.S. or non-U.S. non-statutory Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation, if any, for each Company Employee Plan and Affiliate Plan subject to Title IV of ERISA and all non-U.S. pension and post-retirement welfare plans, or, with respect to any non-U.S., non-statutory defined benefit or defined contribution plan for which a current valuation report is not reasonably available within thirty (30) days of the date hereof, reasonable access to an actuary or other professional with knowledge of such plan's liabilities and funding level within such 30-day period, (iv) the latest reports which have been filed with the Department of Labor ("DOL") to satisfy the alternative method of compliance for pension plans for certain selected employees pursuant to DOL regulation Section 2520.104-23 and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

    (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) none of the Company Employee Plans or Affiliate Plans promises or provides medical or other welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company or its subsidiary or affiliate terminates, other than as required by
Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA ("COBRA"), or any similar state laws; (ii) none of the Company Employee Plans or Affiliate Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA and no non-U.S. Company Employee Plan is a multiemployer plan and no Company Employee Plan or Affiliate Plan has incurred any withdrawal liability that remains unsatisfied and the transactions contemplated herein will not result in the assessment of any withdrawal liability; (iii) neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any other party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975 of the Code) has engaged in a transaction with respect to any Company Employee Plan or Affiliate Plan which could subject the Company or any subsidiary, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code which would reasonably be expected to have a Material Adverse Effect;
(iv) neither the Company nor any of its executives, nor to the Company's knowledge, any other fiduciary of any of the Company Employee Plans has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA that would reasonably be expected to have a Material Adverse Effect;
(v) all Company Employee Plans and, to the knowledge of the Company, all Affiliate Plans have been established and maintained in accordance with their terms and have been operated in compliance in all material respects with the requirements of applicable law except as would not reasonably be expected to result in a Material Adverse Effect (including, but not limited to, to the extent applicable, the notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998); (vi) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS"), and nothing has occurred which may reasonably be expected to impair such determination, taking into account available correction programs;
(vii) all contributions required to be made with respect to any Company Employee Plan (whether pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement, insurance contract or policy, or otherwise) have been made on or before their due dates (including any extensions thereof) or were not materially delayed beyond their due dates and all appropriate correcting actions were taken with respect to such delay; (viii) with respect to each Company Employee Plan and Affiliate Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to which the Company or one of its subsidiaries has any outstanding liability and no Company action has occurred that resulted or will result in any liability for any non-U.S. Company Employee Plan;
(ix) none among the Company or any subsidiary thereof has incurred (or could reasonably be expected to incur) any liability that remains unsatisfied, or reasonably expects to incur any liability, under Title IV of ERISA with respect to either a Company Employee Plan or an Affiliate Plan including, without limitation, with respect to an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course); (x) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans, except as would not reasonably be expected to result in a Material Adverse Effect there are no pending or to the Company's knowledge threatened, claims, investigations or causes of action with respect to any U.S. or non-U.S. non-statutory Company Employee Plan or Affiliate Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company or any subsidiary of the Company, any Company director, officer or employee, any Company Employee Plan, or Affiliate Plan or any fiduciary of a Company Employee Plan or Affiliate Plan; and (xi) to the best of the Company's knowledge, each Company Employee Plan that provides for the provision of post-termination or post-retirement welfare benefits may by its terms be amended or terminated at any time subject to applicable law.

    (c) The Company shall provide, no later than thirty (30) days after the date hereof, a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the exercise price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted or subject to performance-based vesting; and (iii) any other award or right (including share units), directly or indirectly, to receive Company Common Stock (or any other unit of Company equity) or any amount payable by reference to Company Common Stock (or any other unit of Company equity), other than under tax-qualified or tax-conditioned plans, together with the number of shares of Company Common Stock (or any other unit of Company equity) subject to such right.

    (d) To the extent not already included and so labeled in Section 2.11(a) or such other section of the Company Disclosure Schedule as is specifically referenced in Section 2.11(d) of the Company Disclosure Schedule, no later than thirty (30) days from the date hereof the Company shall provide a true and complete (i) list of all material outstanding agreements with any consultants who provide services to the Company or any of its subsidiaries; (ii) list of all material agreements with respect to the services of independent contractors or leased employees who provide services to the Company or any of its subsidiaries, whether or not they participate in any of the Company Employee Plans;
(iii) description of any situation in which a material portion of the workforce of a component of the Company or its subsidiaries, whether such component is a subsidiary, unit, work location, line of business or otherwise, is composed of non-common law employees, whether consultants, independent contractors or otherwise, which description shall include, if applicable, representative samples of agreements with such non-common law employees; and (iv) list of all worker council agreements of the Company or any of its subsidiaries with or relating to its employees. Section 2.11(d) of the Company Disclosure Schedule shall indicate which, if any, of such agreements includes a change in control provision.

    (e) Except as set forth in Section 2.11(e) of the Company Disclosure
Schedule: (i) the PBGC has not instituted proceedings to terminate any Company Employee Plan or, to the knowledge of the Company, an Affiliate Plan, that is subject to Title IV of ERISA (each, a "Defined Benefit Plan"); (ii) no Defined Benefit Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code, nor have any extensions of any amortization period within the meaning of Section 412 of the Code or Section 302 of ERISA been applied for with respect thereto; (iii) since the date of the most recent actuarial report prepared by each such plan's actuary with respect to that plan's most recently completed fiscal year, to the knowledge of the Company, nothing has occurred that would materially adversely affect the funding status of such plan; (iv) all applicable premiums required to be paid to the PBGC with respect to the Defined Benefit Plans have been paid; and (v) no facts or circumstances exist with respect to any Defined Benefit Plan which would give rise to a material lien on the assets of the Company under Section 4068 of ERISA or otherwise; provided that neither clause (iii) nor clause (iv) shall apply to any event or occurrence that would not reasonably be expected to have a Material Adverse Effect.

    (f) Since December 31, 1999, neither the Company nor any of its subsidiaries has announced, proposed or agreed to any increase in benefits under any Company Employee Plan (or to the creation or implementation of new benefits or new plans), any change in employee coverage which would increase the expense of maintaining any Company Employee Plan, or the grant of any Company Stock Options or other equity based awards or benefits that has not been disclosed to Guarantor (with copies of any relevant documents provided to Guarantor) no later than thirty (30) days from the date hereof.

    (g) Except as set forth in this Agreement or as set forth in Section 2.11 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company, (ii) result in any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company, or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company.

    (h) Except as set forth in Section 2.11(h) of the Company Disclosure Schedule and as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, each non-U.S. Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans with which such non-U.S. Company Employee Plan is intended to qualify), has been maintained in good standing with applicable regulatory authorities and has sufficient assets (in a trust or other separate fund) to satisfy all of its liabilities. Except as set forth on
Section 2.11(h) of the Company Disclosure Schedule, since the date of the most recent actuarial report prepared by each such plan's actuary with respect to that plan's most recently completed fiscal year, nothing has occurred that would materially adversely affect the funding status of such plan other than the effects of general market conditions.

    (i) Except as set forth in Section 2.11(i) of the Company Disclosure Schedule and as would not reasonably be expected to have a Material Adverse Effect, there are no complaints, charges or claims against the Company or any of its subsidiaries pending or threatened to be brought by or filed with any governmental authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee, and to the knowledge of the Company no conditions exist under which the Company or any of its subsidiaries could incur any such liability.

    (j) Except as set forth in Section 2.11(j) of the Company Disclosure Schedule, each Company Employee Plan that provides for deferred compensation and is not qualified under Section 401(a) of the Code is fully funded through a rabbi trust, insurance policy or otherwise.

    Section 2.12  Employment and Labor Matters.  Except as set forth in
Section 2.11(b) or Section 2.12 of the Company Disclosure Schedule or the Company SEC Documents:

        (a) Each of the Company and its subsidiaries is in compliance, and has not failed to be in compliance as a result of which it could reasonably be expected now or in the future to have liability, with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service
    Form I-9) required by any relevant Governmental Authority, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (b) There is no litigation, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees which in each case would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (c) Neither the Company nor any of its subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries.

        (d) Neither the Company nor any of its subsidiaries is in breach of any U.S. or non-U.S. collective bargaining agreement or labor union contract, or has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

    Section 2.13  Registration Statement; Proxy Statement/Prospectus.

    (a) Subject to the accuracy of the representations of Acquiror in
Section 3.10:

        (i) the information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

        (ii) the information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is filed with the SEC or first mailed to stockholders or at the time of the Company Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

    (b) If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/ Prospectus, the Company shall promptly inform Acquiror.

    (c) The Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act.

    (d) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Guarantor or Acquiror which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Proxy Statement/Prospectus.

    Section 2.14 Restrictions on Business Activities; Agreement with Regulatory Agencies. (a) Except for this Agreement or as set forth in Section 2.14(a) of the Company Disclosure Schedule or the Company SEC Documents, to the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries, or restricting any transactions (including payment of dividends and distributions) between the Company and its subsidiaries, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not listed in Section 2.14(b) of the Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business. None of the Company or any of its subsidiaries has been advised by any Regulatory Agency or other Governmental Authority that it is considering issuing or requesting any Regulatory Agreement.

    Section 2.15 Properties. (a) Except as set forth in Sections 2.15(a) or 2.19(b) of the Company Disclosure Schedule or the Company SEC Documents, the Company and each of its subsidiaries have good title to all of their owned real properties and other owned assets used in their current operations, free and clear of all liens, charges and encumbrances, except (i) liens for taxes not yet due and payable, (ii) such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iii) liens which secure indebtedness reflected in the 2000 Balance Sheet and identified as such in the Company SEC Documents; and all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (b) Except as set forth in Section 2.15(b) of the Company Disclosure Schedule or the Company SEC Documents, (i) all buildings, structures, fixtures and other improvements located on and affixed to the real properties of the Company and its subsidiaries are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, and are adequate for the uses to which they are being put and
(ii) each item of tangible personal property of the Company and its subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects and is suitable for immediate use in the ordinary course of business, except, in each case, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

    Section 2.16 Taxes. Except as set forth in Section 2.16 of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

        (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2000 Balance Sheet have been established or which are being contested in good faith. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, there are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or, to the knowledge of the Company, threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2000 Balance Sheet have been established or which are being contested in good faith). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay Taxes shown to be due on any Tax Return. To the best knowledge of the Company, there are no liens for Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. A list of all outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Taxes will be provided to Acquiror as soon as practicable, but in no event later than thirty (30) days after the date hereof. Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of the Company or its subsidiaries that require the Company or its subsidiaries (as applicable) to indemnify a purchaser or purchase group for amounts of Taxes of the Company or its subsidiaries (as applicable) in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes.

        (b) For purposes of this Agreement, the term "Tax" shall mean any United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

    Section 2.17  Environmental Matters.  (a) Except as set forth in
Section 2.17(a) of the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in compliance with the Environmental Laws, which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

    (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

    (c) Except as set forth in Section 2.17(c) of the Company Disclosure Schedule or in the Company SEC Documents, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Documents, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location;
(ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls ("PCBs") or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

    (e) For purposes of this Agreement:

        (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the knowledge of the Company) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, release or threat of release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

        (ii) "Environmental Laws" means, as they exist on the date hereof, all applicable United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Clean Air Act, 42 U.S.C.
    Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

        (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

    Section 2.18 Brokers. No broker, finder or investment banker, other than Credit Suisse First Boston Corporation (the "Company Financial Advisor"), the fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Acquiror a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

    Section 2.19  Intellectual Property.

    (a) As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks, copyrights, and registrations and applications therefor, licenses, trade names, Internet domain names, know-how, trade secrets, computer software programs and development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only. As used herein, "Company Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

    (b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all the Company Intellectual Property Assets that are used in the business of the Company and its subsidiaries as currently conducted, without infringing or violating the rights of others.

    (c) Except as disclosed in Section 2.19(c) of the Company Disclosure Schedule, no material claims (i) are currently pending or, to the knowledge of the Company, are threatened by any person with respect to the Company Intellectual Property Assets, or (ii) are currently pending or, to the knowledge of the Company, threatened by any person with respect to the Intellectual Property Assets of a third party (the "Third Party Intellectual Property Assets") to the extent arising out of any manufacture, importation, offer for sale, reproduction or distribution of, or of products or methods covered by, such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

    (d) Except as disclosed in Section 2.19(d) of the Company Disclosure Schedule, to the knowledge of the Company, there are no valid grounds for any bona fide claim to the effect that the offer for sale, sale, licensing or use of any product, system or method now used, offered for sale, sold or licensed or proposed for use, offer for sale, sale, or license by or for the Company or any of its subsidiaries infringes any Third Party Intellectual Property Assets.

    (e) A list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, material common law trademarks, material trade dress and material slogans, and all trade names owned by the Company and/or each of its subsidiaries worldwide; (iii) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; (iv) all Internet domain name registrations owned by the Company and/or its subsidiaries worldwide; and (v) to the Company's knowledge, all licenses of the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names, copyrights or Internet domain names which are material to the Company or (B) a licensee of any other person's patents, trade names, trademarks, service marks, copyrights or Internet domain names material to the Company except for any licenses of software programs that are commercially available "off the shelf" will be provided to Acquiror as soon as practicable, but in no event later than thirty
(30) days after the date hereof.

    (f) Except as set forth in Section 2.19(f) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications, Internet domain names and licenses used or owned by the Company or its subsidiaries, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (g) To the knowledge of the Company, except as set forth in Section 2.19(f) or 2.19(g) of the Company Disclosure Schedule or the Company SEC Documents:
(i) each patent, trademark, service mark and copyright application and registration of the Company and/or each of its subsidiaries is valid, subsisting of record in the Company of such subsidiary, and enforceable and (ii) each material license of the Company Intellectual Property Assets and of any Third Party Intellectual Property Assets used or owned by the Company or its subsidiaries is valid, subsisting in the Company or its subsidiaries, and enforceable.

    (h) Except as set forth in Section 2.19(h) of the Company Disclosure Schedule, to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries.

    Section 2.20  Interested Party Transactions.  Except as set forth in
Section 2.20 of the Company Disclosure Schedule or the Company SEC Documents or for events as to which the amounts involved do not, in the aggregate, exceed $300,000, since the Company's proxy statement dated March 30, 2000, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    Section 2.21 Insurance. A list of all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries will be provided to Acquiror as soon as practicable, but in no event later than thirty (30) days after the date hereof. Except as set forth in Section 2.21 of the Company Disclosure Schedule, all such policies are with reputable insurance carriers and provide coverage amounts which the Company reasonably believes are both adequate for all normal risks incident to the current business of the Company and its subsidiaries and their respective properties and assets, and appropriate for the businesses currently conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    Section 2.22 Interest Rate and Foreign Exchange Contracts. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and foreign exchange contracts to hedge its investments in foreign subsidiaries, whether entered into for the account of the Company or one of its subsidiaries, were entered into in the ordinary course of business and, to the Company's knowledge, in accordance with prudent business and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time, and are valid and binding obligations of the Company or one of its subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy' insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Company and each of its subsidiaries have duly performed in all material respect all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    Section 2.23 Compliance With The Foreign Corrupt Practices Act. Since December 31, 1997, none of the Company nor any of its subsidiaries has committed a material violation of the United States Foreign Corrupt Practices Act or any law, rule or regulation of any other jurisdiction to the same effect.

    Section 2.24 Opinion of Financial Advisor. The Board of Directors of the Company has been advised by the Company Financial Advisor to the effect that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the holders of the Shares, other than the Stockholder.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

    Acquiror hereby represents and warrants to the Company as follows:

    Section 3.01 Organization and Qualification; Subsidiaries. (a) Each of Guarantor and Acquiror is duly incorporated, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. Each of Guarantor and Acquiror is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Acquiror has heretofore made available to the Company true and complete copies of Guarantor's Memorandum of Association and Bye-Laws, as amended to date (the "Guarantor Charter Documents").

    (b) Each subsidiary of Guarantor is an entity duly organized, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of organization, has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. Each subsidiary of Guarantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. All of Guarantor's significant subsidiaries and their respective jurisdictions of incorporation are included in the subsidiary list contained in Guarantor's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

    Section 3.02 Capitalization. (a) The authorized capital stock of Guarantor consists of 2,500,000,000 Guarantor Common Shares and 125,000,000 Preference Shares, par value $1.00 per share ("Guarantor Preference Shares"). As of
January 26, 2001, (i) 1,752,275,000 Guarantor Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and none of which were issued in violation of preemptive or similar rights, (ii) no Guarantor Preference Shares were outstanding and
(iii) no more than 14,000,000 Guarantor Common Shares and no Guarantor Preference Shares were held by subsidiaries of Guarantor. As of December 31, 2000, no more than 180,000,000 Guarantor Common Shares were reserved for issuance upon exercise of stock options issued under Guarantor's stock option plans.

    (b) Except (i) as set forth in Section 3.02(a), (ii) for changes since December 31, 2000 resulting from the exercise of stock options, (iii) for
(I) Liquid Yield Option Notes (LYONS) issued by Guarantor or its subsidiary and reflected in the notes to Guarantor's consolidated financial statements included in Guarantor's 2000 Form 10-K and (II) the zero coupon convertible debentures of a subsidiary of Guarantor reported in Guarantor's Current Report on Form 8-K filed February 9, 2001, and changes resulting from the exchange thereof,
(iv) for other rights to acquire immaterial (individually or in the aggregate) amounts of Guarantor Common Shares and changes resulting from the exercise thereof, (v) for changes resulting from the grant of stock based compensation to directors or employees or (vi) for changes resulting from the issuance of stock in connection with a merger or other acquisition or business combination or an underwritten public offering or from the issuance of convertible or exchangeable debt securities in an underwritten public offering or in an offering pursuant to Rule 144A under the Securities Act, in each case determined by Guarantor's Board of Directors to be in the best interests of Guarantor and its shareholders and undertaken in compliance with Section 4.03(b), as applicable, there are no outstanding (x) shares of capital stock or voting securities of Guarantor,
(y) securities of Guarantor convertible into or exchangeable for shares of capital stock or voting securities of Guarantor or (z) options or other rights to acquire from Guarantor or other obligation of Guarantor to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Guarantor. There are no outstanding obligations of Guarantor or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its equity securities.

    (c) The Guarantor Common Shares to be delivered as Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

    Section 3.03 Authority Relative to this Agreement. (a) The execution, delivery and performance by Guarantor and Acquiror of this Agreement, and the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor and Acquiror of the transactions contemplated hereby and thereby, as applicable, are within the respective corporate powers of Guarantor and Acquiror and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered and constitutes a valid and binding agreement of Acquiror, enforceable against it in accordance with its terms. The Guarantee has been duly and validly executed and delivered and constitutes a valid and binding agreement of Guarantor enforceable against it in accordance with its terms.

    (b) At a meeting duly called and held, or by written consent in lieu of a meeting, the Board of Directors of Acquiror has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror and its shareholders and (ii) unanimously approved this Agreement and the transactions contemplated hereby. At a meeting duly called and held, Guarantor's Board of Directors has approved the Guarantee and the transactions contemplated thereby and the issuance of the Guarantor Common Shares to be delivered to the Company's stockholders in connection with the Merger.

    Section 3.04 No Conflicts; Required Filings and Consents. (a) The execution, delivery and performance by Acquiror of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor and Acquiror of the Merger and the other transactions contemplated hereby and thereby, as applicable, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing and recordation of appropriate merger and other documents as required by the NGCL and the DGCL, (ii) compliance with any applicable requirements of the HSR Act and applicable Non-U.S. Monopoly Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any applicable state securities laws, the Toronto Stock Exchange, the NYSE, the Bermuda Stock Exchange and the London Stock Exchange, (iv) compliance with Environmental Health and Safety Laws (v) the Regulatory Approvals and (vi) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or materially impair the ability of Acquiror to consummate the Merger and the other transactions contemplated by this Agreement or the ability of Guarantor to fulfill its obligations under the Guarantee. As of the date hereof, Acquiror does not know of any reason why all Regulatory Approvals should not be timely obtained.

    (b) The execution, delivery and performance by Acquiror of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor and Acquiror of the transactions contemplated hereby and thereby, as applicable, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Guarantor Charter Documents or the Articles of Incorporation or By-laws of Acquiror (or equivalent organizational documents), (ii) assuming compliance with the matters referred to in Section 3.04(a), contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Guarantor or any of its subsidiaries, (iii) require any consent or other action by any person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Guarantor or any of its subsidiaries is entitled under any provision of any Material Agreement or instrument binding upon Guarantor or any of its subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Acquiror and its subsidiaries; provided that, for purposes of this Subsection 3.04(b)(iii), "Material Agreement" shall mean any agreement identified in Guarantor's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 or any agreement entered into since September 30, 2000 that would be required to be so identified in Guarantor's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 or with respect to which the failure to obtain such consent or take such action, or the occurrence of such default, termination, cancellation, acceleration, change or loss, would reasonably be expected to have a Material Adverse Effect, or (iv) result in the creation or imposition of any encumbrance on any material asset of Guarantor or any of its subsidiaries.

    Section 3.05 Compliance; Permits. Except as set forth in the reports, schedules, forms, statements and other documents (the "Guarantor SEC Documents") filed by the Guarantor with the SEC since September 30, 2000 and prior to the date of this Agreement, neither Guarantor nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Guarantor or any of its subsidiaries or by which its or any of their respective properties is bound or affected or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Guarantor or any of its subsidiaries is a party or by which Guarantor or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in the Guarantor SEC Documents, the Guarantor and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Guarantor and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "Guarantor Permits"), except where the failure to hold such Guarantor Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Guarantor and its subsidiaries are in compliance with the terms of the Guarantor Permits, and have not failed to comply therewith as a result of which they would reasonably be expected to have liability now or in the future, except as described in the Guarantor SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    Section 3.06 SEC Filings; Financial Statements. (a) Guarantor has filed with the SEC all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed with the SEC since September 30, 1998 (the "Post-1998 Guarantor SEC Documents"). Except as set forth in the Guarantor SEC Documents, such reports, schedules, forms statements and other documents were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be; and did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With the exception of TyCom Ltd., none of the Guarantor's subsidiaries is required to file with the SEC periodic reports pursuant to the Exchange Act. To Acquiror's knowledge, no investigation by the SEC with respect to Guarantor or any of its subsidiaries is pending or threatened.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1998 Guarantor SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Post-1998 Guarantor SEC Documents), and each fairly presents in all material respects, the consolidated financial position of Guarantor and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that for purposes of the foregoing representation, the unaudited interim financial statements
(i) shall be read in conjunction with the Guarantor's consolidated financial statements contained in the Guarantor's 2000 Annual Report on Form 10-K, and
(ii) were or are subject to normal and recurring year end adjustments which were not or are not expected to be material in amount.

    Section 3.07 Absence of Certain Changes or Events. Except as set forth in the Guarantor SEC Documents, since September 30, 2000, the business of Guarantor and its subsidiaries has been conducted in the ordinary course and there has not occurred: (i) any changes, effects or circumstances, including any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Guarantor Charter Documents, except as contemplated by Section 4.03(a); (iii) any material change by Guarantor in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date of this Agreement); or (iv) any sale of a material amount of assets of Guarantor, except in the ordinary course of business.

    Section 3.08 No Undisclosed Liabilities. Except as set forth in the Guarantor SEC Documents, neither Guarantor nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities
(i) in the aggregate adequately provided for in Guarantor's balance sheet (including any related notes thereto) as of September 30, 2000 included in Guarantor's 2000 Form 10-K for the fiscal period ended September 30, 2000 (the "2000 Guarantor Balance Sheet"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2000 Guarantor Balance Sheet, (iii) incurred since September 30, 2000 in the ordinary course of business, (iv) incurred in connection with this Agreement, or the Merger or the other transactions contemplated hereby, or (v) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    Section 3.09 Absence of Litigation. Except as set forth in the Guarantor SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Guarantor, threatened against Guarantor or any of its subsidiaries, or any properties or rights of Guarantor or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    Section 3.10  Registration Statement; Proxy
Statement/Prospectus. (a) Subject to the accuracy of the representations of the Company in Section 2.13:

        (i) the registration statement on Form S-4 (or on such other form as shall be appropriate) (as it may be amended, the "Registration Statement"), pursuant to which the Guarantor Common Shares to be delivered to the stockholders of the Company by Acquiror in connection with the Merger will be registered with the SEC, shall not, at the respective times the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading; and

        (ii) the information supplied by Guarantor or Acquiror for inclusion in the Proxy Statement/ Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is filed with the SEC or first mailed to stockholders or at the time of the Company Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

    (b) If at any time prior to the Effective Time any event relating to Acquiror or any of its affiliates, officers or directors should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Acquiror will promptly inform the Company.

    (c) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act and the rules and regulations thereunder.

    (d) Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/ Prospectus.

    Section 3.11 Restrictions on Business Activities. Except for this Agreement or as set forth in the Guarantor SEC Documents, to the Guarantor's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Guarantor or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Guarantor or any of its subsidiaries, or restricting any transactions (including payment of dividends and distributions) between the Guarantor and its subsidiaries, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    Section 3.12 Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

        (a) Guarantor and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2000 Guarantor Balance Sheet have been established or which are being contested in good faith. There are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or, to the knowledge of the Guarantor, threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Guarantor has not been notified in writing of any proposed Tax claims or assessments against the Guarantor or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2000 Guarantor Balance Sheet have been established or which are being contested in good faith). Neither the Guarantor nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by the Guarantor or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. To the best knowledge of the Guarantor, there are no liens for Taxes on the assets of the Guarantor or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Other than with respect to the Guarantor and its subsidiaries, neither the Guarantor nor any of its subsidiaries is liable for Taxes of any other person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of the Guarantor or its subsidiaries that require the Guarantor or its subsidiaries (as applicable) to indemnify a purchaser or purchase group for amounts of Taxes of the Guarantor or its subsidiaries (as applicable) in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions), or is a party to any tax sharing agreement or any other agreement providing for payments by the Guarantor or any of its subsidiaries with respect to Taxes.

    Section 3.13 Environmental Matters. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Guarantor and its subsidiaries are in compliance with the Environmental Laws, which compliance includes the possession by the Guarantor and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

    (b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the knowledge of the Guarantor, threatened against the Guarantor or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Guarantor or any of its subsidiaries has retained or assumed.

    (c) Except as set forth in the Guarantor SEC Documents, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Guarantor or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Guarantor or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in the Guarantor SEC Documents, (i) there are no off-site locations where the Guarantor or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Guarantor and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Guarantor or any of its subsidiaries;
(iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Guarantor or any of its subsidiaries; and (iv) there are no PCBs or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Guarantor or any of its subsidiaries.

    Section 3.14 Brokers. Except for Lehman Brothers and Goldman, Sachs & Co., the fees and expenses of which will be paid by Acquiror, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Acquiror or Guarantor who might be entitled to any fee or commission from Acquiror, Guarantor or any of their respective affiliates in connection with the transactions contemplated by this Agreement.

    Section 3.15 Ownership of Acquiror. Acquiror is a direct, wholly-owned subsidiary of Guarantor.

    Section 3.16 No Prior Activities. (a) Acquiror was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

    (b) Except for obligations or liabilities incurred by Acquiror in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquiror has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

    Section 3.17 No Vote Required. No vote of the shareholders of Guarantor is required by law, Guarantor's Charter Documents or otherwise in order for Acquiror to consummate the Merger and the other transactions contemplated hereby, as applicable.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

    Section 4.01 Conduct of Business by the Company. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Acquiror shall otherwise agree in writing, and except as set forth in
Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts, subject to the terms of this Agreement, to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.01 of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Acquiror, which, in the case of clauses (c), (d)(iv), (e), (f), (h) or (i), will not be unreasonably withheld or delayed:

        (a) amend or otherwise change the Company Charter Documents;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options outstanding on the date hereof or pursuant to the Company Employee Plans set forth in Section 4.01(b) of the Company Disclosure Schedule or in exchange for the Exchangeco Shares);

        (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice,
    (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $20 million in the aggregate);

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent that is not a cross-border dividend and except that the Company may declare and pay prior to the Effective Time quarterly cash dividends of up to $0.10 per Share and equivalent dividends on the Exchangeco Shares consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
    (iii) except (A) as contemplated by this Agreement, (B) as required by the terms of any security as in effect on the date hereof and set forth in
    Section 4.01(d) of the Company Disclosure Schedule and (C) to the extent necessary to effect withholding to meet minimum tax withholding obligations or pay the exercise price in connection with the exercise of any Company Stock Option, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or Exchangeco Shares, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company, or (v) make any cross-border capital contributions to a subsidiary;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, except for (x) aggregate borrowings and reborrowings under the Company's or any of its subsidiaries' medium term note and commercial paper programs (but not under the credit facilities used to support the commercial paper program) and (y) other borrowing, not in excess of $500 million in the aggregate; (iii) issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business and except as required by any agreement in effect as of the date hereof and identified in Section 4.01(e) of the Company Disclosure Schedule) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice (but not loans or advances to employees of the Company to fund the exercise price of Company Stock Options or otherwise to purchase shares of the Company Common Stock); or (iv) authorize any capital expenditures or purchases of fixed assets (other than assets acquired to be leased) which are, in the aggregate, in excess of $15 million over the next 12 month period; or (v) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
    Section 4.01(e);

        (f) (i) increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees of the Company or its subsidiaries, including in connection with promotions, in accordance with past practices; or (ii) grant any severance or termination pay to (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations), or enter into or amend any employment or severance agreement, with any current or prospective employee of the Company or any of its subsidiaries, except for new hire employees in the ordinary course of business whose annual salary does not exceed $200,000 and whose severance benefits do not exceed one times annual salary (base and bonus); or (iii) establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, including, without limitation, any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law;

        (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP or the interpretations thereof occurring after the date hereof;

        (h) make any tax election or settle or compromise any United States federal, state, local or non-United States tax liability;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10 million in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the

    Company SEC Documents or incurred in the ordinary course of business and consistent with past practice;

        (j) materially restructure or materially change its gap position, through purchases, sales, hedges, swaps, caps or collars or otherwise or the manner in which any current hedges are classified or reported; or

        (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or cause any condition to the Company's obligations to consummate the transactions contemplated hereby set forth in Article VI not to be satisfied.

    Section 4.02  No Solicitation.

    (a) The Company shall not, directly or indirectly through any officer, director, employee, representative or agent of the Company or any of its subsidiaries (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), (i) solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any third party that would encourage, facilitate or further an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

    For purposes of this Agreement, "Alternative Transaction" means any of
(w) a transaction pursuant to which any person (or group of persons) other than Acquiror or its affiliates (a "Third Party") acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (x) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (y) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 20% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any significant subsidiary of the Company, other than the transactions contemplated by this Agreement; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

    (b) The Company shall notify Acquiror promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Acquiror shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. The Company shall keep Acquiror fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request.

    (c) Neither the Company nor the Board of Directors of the Company shall withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Acquiror, the approval by such Board of Directors of this Agreement or the Merger.

    (d) The Company and the Board of Directors of the Company shall not enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms.

    (e)  Nothing contained in this Section 4.02, Section 5.01(c) or
Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders required by applicable law, rule or regulation, by the NYSE or the Toronto Stock Exchange or from providing information to, or engaging in discussions with, third parties to the extent that providing such information or engaging in such discussions is expressly required by applicable Delaware law and the Board of Directors of the Company has received a written opinion of independent counsel of nationally recognized standing that such action is so expressly required.

    (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Acquiror) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party, other than agreements with the Company's customers and suppliers entered into in the ordinary course of business.

    (g) The Company shall ensure that the officers and directors of the Company and the Company subsidiaries and any investment banker or other advisor or representative retained by the Company, or providing services to the Company, in connection with the transactions contemplated hereby are aware of the restrictions described in this Section 4.02. It is understood that any violation of the restrictions set forth in this Section 4.02 by any officer or director of the Company or the Company subsidiaries and any investment banker, attorney or other advisor or representative of the Company shall be deemed to be a breach of this Section 4.02 by the Company.

    Section 4.03 Conduct of Business by Guarantor. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Acquiror covenants and agrees that, unless the Company shall otherwise agree in writing, Acquiror shall take all action necessary so that (i) Guarantor shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, including actions taken by Guarantor or its subsidiaries in contemplation of consummation of the Merger or other business acquisitions otherwise in compliance with this Agreement, and
(ii) Guarantor
shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

        (a) amend or otherwise change the Guarantor Charter Documents, except as contemplated by this Agreement or as proposed in Guarantor's proxy statement for its 2001 annual general meeting of shareholders filed with the SEC on January 29, 2001;

        (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would, or would reasonably be expected to, materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement;

        (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Guarantor may declare and pay a dividend to its parent, and except that Guarantor may declare and pay quarterly cash dividends on the Guarantor Common Shares of up to $0.0125 per share consistent with past practice;

        (d) take any action to change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof; or

        (e) take or agree in writing or otherwise to take any of the actions described in Sections 4.03(a) through (d) above, or any action that would make any of the representations or warranties of Acquiror contained in this Agreement untrue or incorrect or prevent Acquiror from performing or cause Acquiror not to perform its covenants hereunder or cause any condition to Acquiror's obligations to consummate the transactions contemplated hereby set forth in Article VI not to be satisfied.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    Section 5.01  Proxy Statement/Prospectus; Registration Statement.

    (a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall, and Acquiror shall cause Guarantor to, prepare and file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and, if the parties so agree at the time, the Registration Statement. As promptly as reasonably practicable after comments are received from the SEC thereon and after the furnishing by the Company and Guarantor of all information required to be contained therein, the Company shall, and Acquiror shall, and shall cause Guarantor to, file with the SEC, the definitive Proxy Statement/Prospectus and the Registration Statement (or, if the Registration Statement has been previously filed, an amendment thereto) relating to the adoption of this Agreement by the Company's stockholders as set forth in
Section 2.04(c) and the other transactions contemplated hereby, and to the payment of the Merger Consideration in the form of Guarantor Common Shares pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective, and the Company shall mail the Proxy Statement/ Prospectus to its stockholders as soon thereafter as reasonably practicable. Acquiror shall also cause Guarantor to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under the applicable state securities laws in connection with the issuance of Guarantor Common Shares in connection with the Merger, and the Company shall furnish to Guarantor all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/ Prospectus.

    No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement/Prospectus will be made by the Company or Guarantor, without providing the other party a reasonable opportunity to review and comment thereon. Acquiror will advise the Company, promptly after Guarantor receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Guarantor Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Acquiror, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement/ Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

    If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to either of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

    (b) Acquiror shall cause Guarantor to include as an exhibit to the Registration Statement tax opinions of PricewaterhouseCoopers LLP and Wachtell, Lipton Rosen & Katz, in form and substance reasonably satisfactory to Acquiror and to the Company, on the basis of customary facts, representations, warranties, covenants and assumptions set forth or referred to in such opinions, that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation
Section 1.367(a)-(3)(c) (other than with respect to Company stockholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation
Section 1.367(a)-8), and that each of Guarantor, Acquiror and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

    (c) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of adoption of this Agreement.

    Section 5.02 Company Stockholders Meeting. The Company shall establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement, and the Company shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders and to hold the Company Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall solicit from its stockholders proxies in favor of adoption of this Agreement and shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such adoption. Acquiror shall cause Guarantor to vote any shares of Company Common Stock with respect to which

Guarantor or any Guarantor subsidiary has beneficial ownership or other voting authority (including proxy authority) to be voted in favor of adoption of this Agreement.

    Section 5.03  Access to Information; Confidentiality.

    (a) Upon reasonable notice, the Company shall (and shall cause its subsidiaries and joint venture partners to), during the period after the execution and delivery of this Agreement and prior to the Effective Time,
(i) afford to the officers, employees, accountants, counsel, investment bankers, valuation consultants and other representatives of Acquiror full and complete access to the properties, books, records and contracts and agreements of the Company, its subsidiaries and joint ventures, (ii) furnish promptly to Acquiror all information concerning the business, properties, prospects, assets (tangible and intangible), liabilities, financial statements, ratings, regulatory compliance, risk management, books, records, contracts, agreements, commitments and personnel of the Company, its subsidiaries and joint ventures as Acquiror may request, and (iii) make available to Acquiror the appropriate officers, employees, consultants and other individuals of the Company, its subsidiaries and joint ventures (including attorneys, accountants, actuaries, investment bankers and other professionals) for discussion of the Company's business, properties, prospects, assets (tangible and intangible), liabilities, financial statements, ratings, regulatory compliance, risk management, books, records, contracts, agreements, commitments and personnel as Acquiror may request. Such information shall be kept confidential in accordance with the terms of the confidentiality agreement, dated February 19, 2001 (the "Confidentiality Agreement"), between an affiliate of Guarantor and the Company.

    (b) Upon reasonable notice, the Acquiror shall, and shall cause Guarantor to, during the period after the execution and delivery of this Agreement and prior to the Effective Time, (i) afford to the officers, accountants, counsel, investment bankers and other representatives of the Company reasonable access to the properties of Guarantor and its subsidiaries, (ii) furnish promptly to Acquiror all information concerning the business, properties and prospects of Guarantor and its subsidiaries as the Company may reasonably request, and
(iii) make available to the Company the appropriate individuals of Guarantor and its subsidiaries (including attorneys, accountants and other professionals) for discussion of Guarantors business, properties and prospects as the Company may reasonably request. Such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

    Section 5.04  Consents; Approvals.

    (a) Subject to Section 5.08, the Company and Acquiror shall each use its reasonable best efforts (and Acquiror shall cause Guarantor to use its reasonable best efforts) to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Company and Acquiror shall make (and Acquiror shall cause Guarantor to make) as promptly as reasonably practicable all filings (including, without limitation, all filings with United States and non-United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Acquiror and the consummation by them of the transactions contemplated hereby. The Company and Acquiror shall furnish (and Acquiror shall cause Guarantor to furnish) all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement.

    (b) The Company shall, and Acquiror shall and shall cause Guarantor to, notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any other filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any other filing. The Company shall, and Acquiror shall and shall cause Guarantor to, cause all documents that it is responsible for filing with the SEC or other regulatory authorities under
Section 5.01 and this Section 5.04 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus or any other filing, the Company will, or Acquiror will cause Guarantor to, as the case may be, promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to stockholders of the Company, such amendment or supplement.

    Section 5.05 Agreements with Respect to Affiliates. The Company shall deliver to Acquiror, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Company Affiliate Letter") identifying all persons who are anticipated to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act at the time of the Company Stockholders Meeting. The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Company Affiliate Letter to deliver to Acquiror prior to the date of the Company Stockholders Meeting a written agreement (a "Company Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 in a form mutually agreeable to the Company and Acquiror.

    Section 5.06 Indemnification and Insurance.

    (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors or officers of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

    (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law indemnify and hold harmless, each present and former director or officer of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative,
(x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, provided that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments in the circumstances and to the extent required by the Company Charter Documents, any applicable contract or agreement with such Indemnified Party or applicable law, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

    (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the parties under such agreements being referred to as the "Covered Persons") with the Company's directors and officers existing at or before the Effective Time, provided such agreements do not violate Section 4.01(f).

    (d) In addition, Acquiror will provide, or cause the Guarantor to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers (as defined to mean those persons insured under such policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Guarantor and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

    (e) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Persons.

    Section 5.07 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company or Acquiror, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 7.01(h) unless and except to the extent that the failure to give such notice results in material prejudice to the other party.

    Section 5.08  Further Action/Tax Treatment.

    (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to, and Acquiror shall cause Guarantor to use all reasonable efforts to, take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include the obligation by Guarantor to agree to divest, abandon, license, hold separate or take similar action with respect to any assets (tangible or intangible) which are, or impose any liability which is, material to Guarantor or the Company or material as compared against the aggregate Merger Consideration.

    (b) Each of Acquiror and the Company shall, and Acquiror shall cause Guarantor to, use its reasonable best efforts to cause the Merger to qualify, and will not (both before and after the Effective Time) take any actions, or fail to take any action, which could reasonably be expected to prevent the

Merger from qualifying, as a reorganization under the provisions of
Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company stockholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation
Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation Section 1.367(a)-8). The parties hereto acknowledge that the actions contemplated by the Stock Purchase Agreement are not prohibited by the preceding sentence. Acquiror shall, and shall cause Guarantor to, comply with the reporting requirements of Treasury Regulation Section 1.367(a)-3(c)(6) and report, to the extent reporting is required by the Code or the regulations thereunder, the Merger for income tax purposes as a reorganization within the meaning of Section 368 of the Code. Each of Acquiror and the Company shall make, and shall cause their affiliates to make, such representations, warranties and covenants as shall be requested reasonably in the circumstances by PricewaterhouseCoopers LLP and Wachtell, Lipton, Rosen & Katz in order for such firms to render their opinions referred to in Section 5.01(b).

    Section 5.09 Public Announcements. Acquiror and the Company shall consult with each other before issuing (and in the case of Acquiror, before Guarantor issues) any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the applicable rules and regulations of the SEC (including, without limitation, Rules 165 and 425 under the Securities Act and Rule 14a-12 under the Exchange
Act), NYSE or the Toronto Stock Exchange if it has used all reasonable efforts to consult with the other party.

    Section 5.10  Guarantor Common Shares.

    (a) Acquiror shall obtain from Guarantor, and shall cause Guarantor to issue to Acquiror, the Guarantor Common Shares to be delivered by Acquiror to the holders of Company Common Stock in the Merger.

    (b) Acquiror shall cause Guarantor to use its best efforts to cause the Guarantor Common Shares to be delivered by Acquiror to the holders of Company Common Stock in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

    (c) Acquiror shall cause Guarantor on a timely basis to take any action required to be taken under non-U.S. securities laws in connection with the issuance of Guarantor Common Shares in the Merger.

    Section 5.11  Stock Options and ESPP.

    (a)  At the Effective Time, and subject to the last sentence of this
Section 5.11(a), Acquiror shall take all necessary action to provide that each outstanding Company Stock Option will continue to have, and be subject to, the same terms and conditions set forth in the relevant Company stock option plan and applicable award agreement (and separation agreement, if applicable), or other relevant instrument or agreement, immediately prior to the Effective Time (except as provided in the last sentence of this Section 5.11(a)), except that,
(i) each Company Stock Option will be exercisable for that number of whole Guarantor Common Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such the Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of Guarantor Common Shares and (ii) the per share exercise price for the Guarantor Common Shares issuable upon exercise of such Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Stock option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent (each such Company Stock Option, as modified, an "Adjusted Option"). With respect to any Company Stock Option that is an "incentive stock option" as defined under Section 422(b) of the Code, the adjustment procedures set forth in this Section 5.11 shall be implemented in compliance with the provisions of
Section 424(a) of the Code (such that each applicable Adjusted Option shall continue to retain its qualification as an "incentive stock option" under the
Code). All Company Stock Options, to the extent not vested and exercisable at the Effective Time, shall become immediately vested and exercisable at the Effective Time.

    (b) Acquiror will cause Guarantor to take all corporate action necessary to reserve for issuance a sufficient number of Guarantor Common Shares for delivery upon exercise of the Adjusted Options and, if and to the extent necessary to deliver to holders of Adjusted Options upon the exercise of such options, Guarantor Common Shares registered pursuant to the Securities Act and listed on the NYSE. At the Effective Time, Acquiror will cause Guarantor to have a sufficient number of Guarantor Common Shares issuable upon exercise of the Adjusted Options registered pursuant to the Securities Act and listed on the NYSE.

    (c) Beginning on the date hereof, the Company shall not establish any new employee stock purchase plan or extend the availability of the Company ESPP to any groups or categories of employees not previously included in the Company ESPP, or, in either case, implement any decisions to do the same, whether or not such decisions have been communicated to employees. The Company shall take such action as is necessary to end the then current offering period under the Company ESPP prior to the Effective Time and to terminate such plan as of the Effective Time. All shares of Company Common Stock under the Company ESPP shall be treated as all other shares of Company Common Stock.

    Section 5.12  Certain Employee Benefits.

    (a) From the Effective Time through the first anniversary thereof (the "Benefits Continuation Period"), the Surviving Corporation shall continue to maintain the employee benefit plans, programs and arrangements set forth on
Section 5.12(a) of the Company Disclosure Schedule, for the benefit of each employee of the Company or any subsidiary of the Company who is an employee at the Effective Time or becomes an employee during the Benefits Continuation Period (a "Company Employee"), and including for the applicable beneficiaries of such Company Employees under such plans, programs or arrangements, without termination, modification or amendment effective during the Benefits Continuation Period (other than as may be required under applicable law). Notwithstanding anything in this Agreement that may be to the contrary, the Company's Executive Retirement Plan (including the Company's new Executive Retirement Plan) shall be maintained by the Surviving Corporation indefinitely following the Effective Time, provided that the Surviving Corporation shall not be required to permit new participants to be added to the Executive Retirement Plan after the Effective Time. With respect to any Company Employee Plan listed on Section 2.11(a) of the Company Disclosure Schedule which is not set forth on
Section 5.12(a) of the Company Disclosure Schedule, the Surviving Corporation shall provide each Company Employee (and applicable beneficiaries thereof) during the Benefits Continuation Period with employee benefits that are no less favorable in the aggregate than the benefit provided under such Company Employee Plans. In addition to the acceleration of vesting and exercisability of all Company Stock Options provided in the last sentence of Section 5.11(a), all restricted stock, SARs and other equity and equity-based awards granted pursuant to the Company Employee Plans, to the extent not vested (and exercisable, as the case may be) at the Effective Time, shall become immediately fully vested (and exercisable, as the case may be) at the Effective Time.

    (b) After the Benefits Continuation Period the Surviving Corporation shall provide the Company Employees with employee benefits that are no less favorable in the aggregate to those provided to similarly situated employees of subsidiaries of the Guarantor. For the avoidance of doubt, it is understood that the Surviving Corporation shall have no obligation to provide Company Employees with post-termination welfare or, to the extent not already accrued at the Effective Time or, if applicable, the end of the Benefits Continuation Period, pension benefits, except to the extent required by applicable law or contractual agreement.

    (c)  With respect to the benefits provided pursuant to this Section 5.12,
(i) service accrued by Company Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be recognized for eligibility and vesting and, except with respect to defined benefit plans, benefit accrual,
(ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Company Employee Plan) and eligibility waiting periods under any group health plan shall be waived with respect to such Company Employees and their eligible dependents, and (iii) Company Employees shall be given credit for amounts paid under a Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee plans maintained by the Surviving Corporation or the applicable subsidiary of the Guarantor.

    (d) The Company shall amend its 401(k) savings plans and any other employee benefits plan which permits participants to elect to invest in stock of the Company, where necessary, to preclude any additional purchases of stock of the Company, as of the date two (2) days prior to the Effective Time, and the Company shall communicate this amendment to the participants in such plans.

    (e) It is expressly agreed that (i) the provisions of Section 5.12 are not intended to be for the benefit of or otherwise enforceable by any third party, including, without limitation, any Company Employees and (ii) except as provided in Section 5.12(a), nothing herein shall prevent the Surviving Corporation or any other subsidiary of Guarantor from amending or modifying any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment or other service of any particular employee or any other person.

    (f) Except as set forth in this Section 5.12 and in Section 5.12(f) of the Company Disclosure Schedule, the Surviving Corporation shall not have any obligations under this Agreement with respect to benefits to employees of the Company from and after the Effective Time.

    Section 5.13 Accountants Letters. Upon reasonable notice from the other, the Company shall use its best efforts to cause KPMG LLP to deliver to Acquiror, and Acquiror shall use its best efforts to cause PricewaterhouseCoopers to deliver to the Company, a letter covering such matters as are reasonably requested by Acquiror or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

    Section 5.14 Compliance with State Property Transfer Statutes. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws, except where the failure to so comply will not materially affect the right to use or enjoy any applicable property after the Effective Time. The Company, after consultation with Acquiror, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Acquiror with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Acquiror's prior consent, which consent shall not be unreasonably withheld or delayed. Acquiror shall provide, and shall cause Guarantor to provide, to the Company any assistance reasonably requested by the Company with respect to such compliance.

    Section 5.15 Conveyance Taxes. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees.

    Section 5.16  Exchangeco Shares.

    (a) Each of Acquiror and the Company shall take, Acquiror shall cause Guarantor to take, and the Company shall cause Exchangeco to take, all action necessary or desirable to implement the provisions of Section 1.06(a)(ii) with respect to the modification of the Exchangeco Documents following the Effective Time.

    (b) Acquiror will cause Guarantor to take all corporate action necessary to reserve for issuance a sufficient number of Guarantor Common Shares for delivery upon exchange of the Exchangeco Shares and to deliver to holders of Exchangeco Shares upon the exchange thereof, Guarantor Common Shares registered pursuant to the Securities Act and listed on the NYSE. At the Effective Time, Acquiror will cause Guarantor to have a sufficient number of Guarantor Common Shares issuable upon exchange of the Exchangeco Shares registered pursuant to the Securities Act and listed on the NYSE.

    (c) Acquiror will cause Guarantor to take and the Company will cause Exchangeco to take all action necessary or desirable to obtain the approval of the Toronto Stock Exchange and the variation of exemptive relief granted by the securities commissions or similar regulatory authorities in all of the provinces and territories in Canada in favor of Exchangeco which may be required in connection with the implementation of the provisions of
Section 1.06(a)(ii) with respect to the issuance of the Guarantor Common Shares on the exchange of the Exchangeable Shares and with respect to the modification of the Exchangeco Documents as of the Effective Time.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    Section 6.01  Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a)Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy
    Statement/Prospectus shall have been initiated or threatened by the SEC;

        (b) Stockholder Adoption. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company;

        (c) Antitrust. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Non-U.S. Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company or Guarantor;

        (d) Legal Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such an action or proceeding) by any Governmental Authority or before any Governmental Authority or court of competent jurisdiction, United States or non-United States, that is reasonably likely to result in, nor shall there be in effect, any judgment, decree or order of any Governmental Authority or court of competent jurisdiction or any other legal restraint (i) preventing consummation of the Merger, (ii) prohibiting or limiting Acquiror from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Guarantor or any of its subsidiaries of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries, or (iii) compelling Guarantor or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) to dispose of or hold separate assets which are, or impose any liability which is, material to Guarantor or the Company, or material as compared against the aggregate Merger Consideration, as a result of the Merger or the transactions contemplated by this Agreement.

        (e) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

        (f) Tax Opinions. The Company shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, and Acquiror shall have received a written opinion of PricewaterhouseCoopers LLP, in form and substance reasonably satisfactory to each of them, on the basis of customary representations, warranties, covenants and assumptions set forth or referred to in such opinions, and delivered as of the date of the Effective Time, to the effect that the Merger will constitute a reorganization within the meaning of
    Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company stockholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation
    Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation
    Section 1.367(a)-8), and that each of Guarantor, Acquiror and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

    Section 6.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to effect the Merger are also subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement,
    (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect (except the representations and warranties set forth in Section 2.03 and Section 2.09, which shall be true and correct in all material respects), and Acquiror shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Acquiror shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company; provided, however, that unless the Company knowingly breaches Sections 4.01(k) or 5.07, the Company shall be deemed to have complied with such sections unless the failure to comply with such sections also results in or is with respect to the failure of the condition set forth in
    Section 6.02(a); and

        (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company or Guarantor.

    Section 6.03 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of Acquiror contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement,
    (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct could not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the President or Chief Financial Officer of Acquiror;

        (b) Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of Acquiror to such effect signed by the President or Chief Financial Officer of Acquiror; provided, however, that unless Acquiror knowingly breaches Sections 4.03(e) or 5.07, the Acquiror shall be deemed to have complied with such sections unless the failure to comply with such sections also results in or is with respect to the failure of the condition set forth in
    Section 6.03(a);

        (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Acquiror or Guarantor for the authorization, execution and delivery of this Agreement and the Guarantee, as applicable, and the consummation by them of the transactions contemplated hereby and thereby shall have been obtained and made by Acquiror or Guarantor, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company, Acquiror or Guarantor; and

        (d) Listing. The Guarantor Common Shares to be delivered by Acquiror in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

                                  ARTICLE VII
                                  TERMINATION

    Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Acquiror and the Company; or

        (b) by either Acquiror or the Company, if the Merger shall not have been consummated by September 30, 2001 (other than for the reasons set forth in clause (c) below); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

        (c) by either Acquiror or the Company, if the requisite vote of the stockholders of the Company shall not have been obtained by September 30, 2001, or if the stockholders of the Company shall not have adopted this Agreement at the Company Stockholders Meeting; provided, however, that the Company may not terminate pursuant to this clause if the Company has not complied with its obligations under Section 5.02; or

        (d) by either Acquiror or the Company, if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (e) by Acquiror, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall
    (x) (i) withdraw, modify or change its approval, adoption or recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do so; (ii) approve or recommend to the stockholders of the Company an Acquisition Proposal or Alternative Transaction; (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction; or (iv) fail to include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement pursuant to Section 5.01(c) or fail to take the action required by the second sentence of Section 5.02; or (y) take any public position or make any disclosures to the Company's stockholders generally, whether or not permitted pursuant to Section 4.02, which has the effect of any of the foregoing (it being understood and agreed that a communication by the Board of Directors of the Company to the Company's stockholders pursuant to Rule 14d-9(f)(3) of the Exchange Act, or any similar type of communication to the Company's stockholders in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute a basis for termination under this
    Section 7.01(e)); or

        (f) by Acquiror or the Company, if any representation or warranty of the Company or Acquiror, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); provided that if such Terminating Misrepresentation is curable prior to September 30, 2001 (or, in the case of the representation referred to in clause (ii) of Section 2.06(a), thirty (30) days after notice thereof by Acquiror to the Company, if earlier) by the Company or Acquiror, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts, neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

        (g) by Acquiror, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied, or by the Company, if any representation or warranty of Acquiror shall have become untrue such that the condition set forth in
    Section 6.03(a) would not be satisfied (in either case, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided that if any such Terminating Change is curable prior to September 30, 2001 (or, in the case of the representation referred to in clause (ii) of Section 2.06(a), thirty (30) days after notice thereof by Acquiror to the Company, if earlier) by the Company or Acquiror, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts, neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

        (h) by Acquiror or the Company, upon a breach of any covenant or agreement on the part of the Company or Acquiror, respectively, set forth in this Agreement such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided that, except for any breach of the Company's obligations under Section 4.02, if such Terminating Breach is curable prior to September 30, 2001 by the Company or Acquiror, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts, neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(h).

    Section 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except that the Company or Acquiror may have liability or obligations as set forth in Section 7.03 and as set forth in or contemplated by Section 8.01 hereof. Notwithstanding the foregoing, nothing herein shall relieve the Company or Acquiror from liability for any willful breach hereof or willful misrepresentation herein (it being understood that (x) the provisions of Section 7.03 do not constitute a sole or exclusive remedy for such willful breach or misrepresentation and (y) the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful breach).

    Section 7.03 Fees and Expenses. (a) Except as set forth in this
Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if the Merger is not consummated Acquiror and the Company shall share equally
(i) all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement/ Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and
(ii) conveyance and similar taxes required to be paid or which Acquiror has agreed should be paid prior to the Effective Time pursuant to Section 5.15.

    (b) The Company shall pay Guarantor a fee of $325 million (the "Fee") and shall also pay Acquiror's and Guarantor's respective actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses," as applicable to Acquiror, Guarantor or the Company) in a combined amount not to exceed $20 million, upon the first to occur of any of the following events:

        (i) the termination of this Agreement by Acquiror or the Company pursuant to Section 7.01(c) following the Company Stockholders Meeting at which the stockholders of the Company failed to adopt this Agreement, provided that the Alternative Transaction Condition is satisfied; and

        (ii) the termination of this Agreement by Acquiror pursuant to
    Section 7.01(e).

    The "Alternative Transaction Condition" shall be satisfied in respect of a termination of this Agreement if an Alternative Transaction shall be publicly announced by the Company or any third party during the period beginning on the date of this Agreement and ending twelve (12) months following the date of termination of this Agreement and such transaction shall at any time thereafter be consummated on terms substantially equivalent to or more favorable to the Company or its stockholders than the terms theretofore announced.

    (c) Upon a termination of this Agreement by Acquiror pursuant to
Section 7.01(h), (x) the Company shall pay to Guarantor and Acquiror their respective Expenses relating to the transactions contemplated by this Agreement in a combined amount not to exceed $20 million, and (y) the Company shall pay Guarantor the Fee provided that (I) such Terminating Breach is willful and
(II) either (1) the termination is on account of a breach of Section 4.02 or the first sentence of Section 5.02 (and, in the case of a breach of the first sentence of Section 5.02, such breach occurred in response to, or to facilitate, an Acquisition Proposal) or (2) the Alternative Transaction Condition is satisfied.

    (d) Upon a termination of this Agreement by Acquiror pursuant to
Section 7.01(f), the Company shall pay to Guarantor and Acquiror their respective Expenses in a combined amount not to exceed $20 million.

    (e) Upon a termination of this Agreement by the Company pursuant to
Section 7.01(f) or Section 7.01(h), Acquiror shall pay to the Company its Expenses in an amount not to exceed $20 million.

    (f) The Fee and Expenses payable pursuant to Section 7.03(b) or
Section 7.03(c), or the Expenses payable pursuant to Section 7.03(d) or
Section 7.03(e), shall be paid within one business day after a demand for payment following the occurrence of the relevant event and, as applicable, the satisfaction of the relevant condition, in each case as described in the aforesaid Sections, as applicable; provided that, in no event shall the Company be required to pay the Fee or any Expenses to Acquiror, nor shall Acquiror be required to pay any Expenses to the Company if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee and/or expenses was in material breach of its obligations under this Agreement or, in the case of Acquiror, Guarantor was in material breach of the Guarantee.

    (g) Each of the Company and Acquiror agrees that the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of Acquiror upon a termination of this Agreement by Acquiror pursuant to Section 7.01(c), (e),
(f) or (h), and the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of the Company upon a termination of this Agreement by the Company pursuant to Section 7.01(f) or (h), regardless of the circumstances giving rise to such termination; provided, however, that the foregoing shall not apply to any willful breach of this Agreement or any willful misrepresentation hereunder giving rise to such termination.

    (h) Subject to Section 7.03(g), if a party is entitled to terminate this Agreement pursuant to more than one clause of Section 7.01, such party shall be entitled to receive the Fee and Expenses to which it is entitled as a result of any such termination, provided that in no event shall there be any duplication of payment.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.01 Effectiveness of Representations, Warranties and Agreements.
(a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Sections 5.06 and 5.08 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 7.02 and 7.03 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

    (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule shall not be deemed an admission that such matter is material.

    Section 8.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

    If to Acquiror:

       Tyco Acquisition Corp. XIX (NV)
       c/o Tyco International (US) Inc.
       One Tyco Park Exeter, NH 03833
       Attn: President
       Telecopy: (603) 778-7700

    With a copy (which shall not constitute notice) to:

       Tyco International (US) Inc.
       One Tyco Park
       Exeter, NH 03833
       Attn: General Counsel
       Telecopy: (603) 778-7700

    and

       Kramer Levin Naftalis & Frankel LLP
       919 Third Avenue
       New York, NY 10022
       Attn: Abbe L. Dienstag
       Telecopy: (212) 715-8000
       Telephone: (212) 715-9100

    If to the Company:

       The CIT Group, Inc.
       1211 Avenue of the Americas
       New York, NY 10036
       Attn: General Counsel
       Telecopy: (973) 740-5264
       Telephone: (212) 536-1390

    With a copy (which shall not constitute notice) to:

       Schulte Roth & Zabel LLP
       919 Third Avenue
       New York, NY 10022
       Attn: Stuart D. Freedman
       Telecopy: (212) 593-5955
       Telephone: (212) 756-2000

    and

       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, NY 10019
       Attn: Edward D. Herlihy
       Telecopy: (212) 403-2000
       Telephone: (212) 403-1000

    Section 8.03 Certain Definitions. For purposes of this Agreement, the term:

        (a) "affiliates", with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

        (b) "business day" means any day other than a day on which banks in New York City are required or authorized to be closed;

        (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (d) "dollars" or "$" means United States dollars;

        (e) "knowledge" means, with respect to any matter in question, that the executive officers or any employee having primary or substantial oversight responsibility for the matter of the Company, Acquiror or Guarantor, as the case may be, have or at any time had actual knowledge of such matter;

        (f) "Material Adverse Effect," when used in connection with the Company or any of its subsidiaries or Guarantor or any of its subsidiaries, as the case may be, means any change, effect or circumstance that (i) is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Guarantor and its subsidiaries, as the case may be, in each case taken as a whole, excluding the effects of changes to the extent related to (A) the United States or global economy or capital markets generally, (B) general changes in conditions in the industries in which the Company or the Guarantor, as the case may be, conduct business or (C) this Agreement, the announcement thereof and the transactions contemplated thereby or
    (ii) materially adversely affects the ability of the Company or Acquiror and Guarantor, as the case may be, timely to perform the obligations or consummate the transactions contemplated by this Agreement and, in the case of Guarantor, the Guarantee.

        For purposes of clause (i) of the preceding paragraph, the failure of a representation or warranty to be true and correct, either individually or together with the failure of other representations or warranties to be true and correct, or the failure to perform an obligation, agreement or covenant shall be deemed to have a Material Adverse Effect if (x) the circumstance of the failure of such representation or warranty to be true and correct or the failure to perform such obligation, agreement or covenant, taken together with all such other failures, is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries, or of Guarantor and its subsidiaries, as the case may be, in each case taken as a whole, under the standard set forth in the preceding paragraph and as measured against the representations and warranties of such party having been true and correct (in the case of the Company, giving effect to the disclosures in the Company Disclosure Schedule) or the obligations, agreements or covenants of such party having been performed;

        (g) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

        (h) "significant subsidiary" has the meaning assigned to such term in Rule 1-02 under SEC Regulation S-X; and

        (i) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Acquiror, Guarantor or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Acquiror, Guarantor or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        When reference is made in this Agreement to the Company, Acquiror or Guarantor, such reference shall include their respective subsidiaries, as and to the extent the context so requires, whether or not explicitly stated in this Agreement.

    Section 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires approval by such stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    Section 8.05 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    Section 8.06 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Notwithstanding any provision in this Agreement that may be to the contrary, nothing contained herein shall be deemed to require any party hereto or its affiliates to take any action to the extent that such action is prohibited by applicable law or to refrain from taking any action to the extent that such action is required by applicable law.

    Section 8.07 Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    (b) The Company and Acquiror agree that the Fee provided in Section 7.03(b) is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

    Section 8.08 Entire Agreement. This Agreement and the Guarantor's guarantee hereof constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement, except for Section 10 thereof), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

    Section 8.09 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Acquiror hereunder may be assigned to Guarantor or any direct or indirect wholly-owned subsidiary of Guarantor, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

    Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Covered Persons and may be enforced by such Indemnified Parties and Covered Persons) and Section 7.03 (which contains provisions intended to be for the benefit of Guarantor and may be enforced by Guarantor).

    Section 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    Section 8.12 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

    (b) Each of the parties hereto submits to the exclusive jurisdiction of the federal courts of the United States located in the City of New York, Borough of Manhattan, State of New York, with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

    Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    Section 8.14 Waiver of Jury Trial. EACH OF ACQUIROR AND THE COMPANY HEREBY IRREVOCABLY WAIVES (AND IN RESPECT OF ANY DISPUTE IN RESPECT OF THE GUARANTEE, ACQUIROR SHALL CAUSE GUARANTOR TO WAIVE), TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

    Section 8.15 Performance of Guarantee. Unless otherwise previously performed, Acquiror shall cause Guarantor to perform all of its obligations under the Guarantee.

    IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                               THE CIT GROUP, INC.
                                               By:       /s/ ALBERT R. GAMPER, JR.
                                               -------------------------------------------
                                               Name: Albert R. Gamper, Jr.
                                               Title: Chairman of the Board of Directors,
                                               President and Chief Executive Officer

                                               TYCO ACQUISITION CORP. XIX (NV)
                                               By:        /s/ JEFFREY D. MATTFOLK
                                               -------------------------------------------
                                               Name: Jeffrey D. Mattfolk
                                               Title: Vice President

                                   GUARANTEE

    Tyco International Ltd. ("Guarantor") irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Acquiror, and/or any of its permitted assigns (and where any such representation or warranty is made to the knowledge of Acquiror, such representation or warranty shall be deemed made to the knowledge of Guarantor), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Acquiror's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Guarantor.

    Guarantor hereby waives, for the benefit of the Company, (i) any right to require the Company as a condition of payment or performance by Guarantor, to proceed against Acquiror or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Acquiror.

    Without limiting in any way the foregoing guarantee, Guarantor covenants and agrees to take all actions to enable Acquiror to adhere to each provision of the Agreement which requires an act or omission on the part of Guarantor or any of its subsidiaries to enable Acquiror to comply with its obligations under the Agreement.

    The provisions of Article VIII of the Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Guarantor shall be delivered to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, Attn: Chief Corporate Counsel, Telecopy No. (441) 295-9647, Confirm No. (441) 292-8674 (with a copy as provided therefor in Section 8.02).

    Guarantor understands that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Guarantor were a party thereto.

                                                    TYCO INTERNATIONAL LTD.
                                                    By:      /s/ MARK H. SWARTZ
                                                       ----------------------------
                                                    Name: Mark H. Swartz
                                                    Title:  Executive Vice President and
                                                          Chief Financial Officer

                                                                         ANNEX B

[LOGO]
[LOGO]

                                                                  March 12, 2001

Board of Directors
The CIT Group, Inc.
1211 Avenue of the Americas
New York, New York 10036

Members of the Board:

    You have asked us to advise you with respect to the fairness to the holders of Company Common Stock (as defined below), other than The Dai-Ichi Kangyo Bank, Ltd. (the "Shareholder"), from a financial point of view of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 12, 2001, entered into among The CIT Group, Inc. (the "Company"), Tyco Acquisition Corp. XIX (NV) (the "Sub") and Tyco International Ltd. (the "Parent"). The Merger Agreement provides for the merger of the Company with and into the Sub (the "Merger") pursuant to which each outstanding share of common stock, par value $0.01 per share ("Company Common Stock"), of the Company, other than shares of Company Common Stock held by the Shareholder, will be converted into the right to receive 0.6907 (the "Exchange Ratio") of a share of common stock, par value U.S. $0.20 per share ("Parent Common Stock"), of the Parent.

    We understand that pursuant to a Stock Purchase Agreement, dated as of March 12, 2001, between the Sub and the Shareholder (the "Stock Purchase Agreement"), the Sub will immediately prior to the consummation of the Merger purchase all of the 71,000,000 shares of Company Common Stock held by the Shareholder for a price per share of $35.02 in cash.

    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Parent, as well as the Merger Agreement and the Stock Purchase Agreement. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company and the Parent, and have discussed the business and prospects of the Company and the Parent with the Company's and the Parent's managements. We have also considered certain financial and stock market data of the Company and the Parent, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Parent. We have also considered the financial terms of certain business combinations and other transactions. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, (i) we have assumed that the financial forecasts for the Company provided to us by management of the Company (including projections regarding under-performing and non-performing assets, net charge-offs and the adequacy of reserves) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the

Company's management as to the future financial performance of the Company, and
(ii) we have been advised by management of the Parent, and have assumed for purposes of this opinion, that the consensus of publicly available research analysts forecasts for the Parent represents a reasonable estimate as to the expected future financial performance of the Parent. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Parent, nor have we reviewed any loan or credit files of the Company or been furnished with any such evaluations, appraisals or reviews. We have also assumed that the Company has adequately reserved against losses that may be incurred as a result of non-performing or defaulting loans. We are not expressing any opinion as to the actual value of Parent Common Stock when issued to the holders of Company Common Stock other than the Shareholder pursuant to the Merger or the prices at which such Parent Common Stock will trade at any time. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Further, our opinion does not address the Company's underlying business decision to engage in the Merger. Our opinion is necessarily based upon available information and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

    We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. We and our affiliates have in the past provided, and in the future may provide, investment banking and financial services to the Company, the Parent and certain of their affiliates unrelated to the proposed Merger for which services we have received, and expect to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Parent for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act on any matter relating to the proposed Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock, other than the Shareholder, from a financial point of view.

                                                  Very truly yours,

                                                  CREDIT SUISSE FIRST BOSTON CORPORATION

                                                  By:  /s/ ROBERT NAU
                                                       ----------------------------------------------
                                                       Robert Nau
                                                       Managing Director--Senior Advisor

                               THE CIT GROUP, INC.
   PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING OF
             STOCKHOLDERS OF THE CIT GROUP, INC. ON MAY 23, 2001.

     The undersigned stockholder, having received the Notice of Special Meeting and Proxy Statement/Prospectus, appoints each of Robert J. Ingato and James P. Shanahan attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of The CIT Group, Inc. that the undersigned would be entitled to vote at the above Special Meeting and any adjournment thereof. IF THIS SIGNED PROXY CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, BETWEEN CIT AND TYCO ACQUISITION CORP. XIX (NV) A WHOLLY-OWNED SUBSIDIARY OF TYCO INTERNATIONAL LTD. The shares will be voted in the discretion of the proxies on all other matters that properly come before the meeting.

                  (Continued, and to be signed on reverse side)

                                          THE CIT GROUP, INC.
                                          P.O. BOX 11216
                                          NEW YORK, N.Y. 10203-0216


The Board of Directors Recommends a Vote "FOR" Item 1.

1. Proposal to adopt the Agreement and Plan of Merger, dated as of March 12, 2001, between CIT and Tyco Acquisition Corp. XIX (NV), a Nevada corporation and a wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, pursuant to which, among other things, CIT would merge into Tyco Acquisition and holders of CIT common stock would become Tyco shareholders.

[    ]  FOR                 [    ]  AGAINST            [    ] ABSTAIN


                       Will Attend Meeting [ ] YES [ ] NO

 Change of Address and or Comments Mark Here [ ]

VOTING BY MAIL: If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or as an authorized person on behalf of a corporation or partnership, please give your full title as such.

NOTE: Please sign exactly as name appears to the left. When signing as attorney, executor, administrator, trustee, guardian or as an authorized person on behalf of a corporation or partnership, please give full title as such.

Dated______________________, 2001


__________________________________
            Signature


__________________________________
            Signature

Votes must be indicated (x)
in Black or Blue ink.

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)